Filed Pursuant to Rule 424(b)(1)
Registration Statement No. 333-141312

PROSPECTUS

1,020,000 Shares

Common Stock

First Capital Bancorp, Inc. is the holding company for First Capital Bank, a commercial bank headquartered in Glen Allen, Virginia.

We are offering 1,020,000 shares of our common stock.

Prior to this offering, there has been only limited trading in our common stock and no established market for our common stock has existed. Following the offering, our common stock will be listed on the Nasdaq Capital Market under the symbol “FCVA”.

Investing in our common stock involves risks. You should read the “ Risk Factors” section of this prospectus beginning on page 7 before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of the common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

In addition, shares of our common stock are not deposit accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Per Share	Total
Price to public	$15.75	$16,065,000
Underwriting discount	$0.945	$963,900
Proceeds, before expenses, to First Capital Bancorp, Inc.	$14.805	$15,101,100

This is a firm commitment underwriting. We have granted the underwriters a 30-day option to purchase up to 153,000 additional shares from us at the public offering price, less the underwriting discount, to cover over-allotments.

The underwriters expect to deliver the shares to purchasers on or about June 19, 2007.

DAVENPORT & COMPANY LLC	ANDERSON & STRUDWICK, INC.

The date of this prospectus is June 14, 2007.

First Capital Bancorp, Inc.

Where People Matter

☆ **Corporate Offices**
4222 Cox Rd.
Glen Allen, VA 23060

● **Branch Offices**

1 *Innsbrook*
4101 Dominion Blvd.
Glen Allen, VA 23060

2 *Ashland*
409 S. Washington Highway
Ashland, VA 23005

3 *Chesterfield Towne Center*
1580 Koger Center Blvd.
Richmond, VA 23235

4 *Staples Mill*
1776 Staples Mill Rd.
Richmond, VA 23230

5 *Forest Office Park*
1504 Santa Rosa Rd.
Richmond, VA 23229

6 *James Center*
901 E. Cary St.
Richmond, VA 23219

95
Hanover
2
64
295
1
295
Henrico
288
5
4
Richmond
6
3
Richmond International Airport
64
295
288
95
Chesterfield

VIRGINIA

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

In this prospectus, we frequently use the terms “we,” “our” and “us” to refer to First Capital Bancorp, Inc., First Capital Bank and the other subsidiaries which we own. In addition, we sometimes use the terms “the bank” or “our bank” to refer to First Capital Bank. To understand the offering fully and for a more complete description of the offering you should read this entire document carefully, including particularly the “Risk Factors” section beginning on page 7. In addition, you should recognize that financial information and other information for periods prior to September 8, 2006 relate to the results and operations of First Capital Bank before the organization of First Capital Bancorp, Inc. as a holding company.

PROSPECTUS SUMMARY

This summary highlights material information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that may be important to you. Therefore, you should read this entire prospectus carefully before making a decision to invest in our common stock, including the risks of purchasing common stock discussed under the “Risk Factors” section and our financial statements and related notes.

The Company

First Capital Bancorp, Inc. is a bank holding company headquartered in Glen Allen, Virginia. We conduct our primary operations through our wholly-owned subsidiary, First Capital Bank, which opened for business in 1998.

We emphasize personalized service, access to decision makers and a quick turn around time on lending decisions. Our slogan is “Where People Matter.” We have a management team, officers and other employees with extensive experience in our primary market which is the Richmond, Virginia metropolitan area. We strive to develop personal, knowledgeable relationships with our customers, while at the same time offering products comparable to those offered by larger banks in our market area.

First Capital Bank operates six full service branch offices (alternatively referred to herein as “branches” and “offices”), throughout the greater Richmond metropolitan area. Our bank engages in a general commercial banking business, with a particular focus on the needs of small and medium-sized businesses and their owners and key employees and the professional community. We also offer a wide range of investment products and services through First Capital Investment Group in association with BI Investments, LLC, a registered brokerage firm formed as a joint venture with other Virginia based community banks.

We continue to experience growth in both assets and profitability. As of December 31, 2006, we had assets of $257.2 million, a $47.7 million, or 22.8%, increase from December 31, 2005. This followed an increase in assets during 2005 of 37.3% over our December 31, 2004 balance of $152.6 million. For 2006, our net income was $1.6 million, an increase of 20.3% compared to our net income for 2005. Our earnings per diluted share for 2006 was $0.83 compared to $0.70 and $0.31 for 2005 and 2004, respectively. During the period from December 31, 2002 to December 31, 2006, we had compound annual growth rates of 26.4% in assets, 38.4% in loans, 21.6% in deposits, and 28.2% in net income.

As of March 31, 2007, we had assets of $276.9 million, a $51.6 million, or 22.9%, increase compared to March 31, 2006. Loans increased $45.8 million to $213.2 million at March 31, 2007, an increase of 27.4% compared to March 31, 2006, and deposits increased $43.0 million to $224.3 million, an increase of 23.7% over March 31, 2006. For the quarter ended March 31, 2007, our net income was $350 thousand or $0.19 per diluted share, compared to $376 thousand or $0.20 per diluted share for the same period in 2006. The 6.8% decrease in earnings was primarily attributable to the opening and staffing of our fifth and sixth branches in the third quarter 2006 and first quarter 2007, respectively, coupled with the hiring of two senior lenders in the first quarter of 2007. Even though these costs will impact our short-term profits, we expect these branches and senior lender additions will contribute to our long-term profitability.

Management Team

Senior management includes 10 officers who have an average of over 24 years of experience in the financial services industry. Almost all of this experience is in the Richmond metropolitan area. The table below identifies these key managers.

Name	Position	Years of Experience
Robert G. Watts, Jr.	President and Chief Executive Officer	24
William W. Ranson	Senior Vice President and Chief Financial Officer	31
Katherine K. Wagner	Senior Vice President and Chief Operating Officer	23
K. Bradley Hildebrandt	Executive Vice President and Senior Credit Officer	23
William D. Bien	Senior Vice President and Senior Lending Officer	25
Ann K. Hillsman	Senior Vice President of Real Estate Construction and Mortgage Banking	25
Ralph C. (“Del”) Ward, Jr.	Senior Vice President and Business Banking Team Leader	24
Richard C. McNeil	Senior Vice President and Private Client Group Team Leader	25
Barry P. Almond	Senior Vice President and Retail Banking Team Leader	20
Patty A. Cuccia	Senior Vice President and Operations Team Leader	26

Our Market Area

Our primary market is the Richmond, Virginia metropolitan area, which includes Chesterfield County, Henrico County, Hanover County, the Town of Ashland and the City of Richmond. Richmond is the capital of Virginia. All of our branches are located in the Richmond metropolitan area.

The Richmond metropolitan area is the third-largest metropolitan area in Virginia and is one of the state’s top growth markets based on population and median household income. The population of the Richmond metropolitan area has continued to increase in recent years, with current information from the Virginia Employment Commission showing a population in excess of 1,150,000 persons. According to the U.S. Census Bureau, the population in the Richmond metropolitan area grew by over 15% from 1990 to 2000, and an increase of 12% is projected for the period between 2000 and 2010. In addition, median household income for the Richmond metropolitan area grew 23% from 2000 to 2006 and is projected to grow an additional 17% through 2011. In 2006, the Richmond metropolitan area had a median household income approximately 9% higher than the national median household income.

Our market area enjoys a balanced and diversified economy with a broad array of employers and industries which shield the area from any recessions specific to one sector. Nearly all sectors of the local economy are currently sharing in the area’s economic growth, with the driving force behind the economy being private education and healthcare. The unemployment rate for the Richmond metropolitan area is less than 3%, and has consistently ranked among the five areas with the lowest unemployment among the nation’s 50-largest metropolitan areas.

The population of Henrico County, the location of our headquarters and first branch office, increased by 20% between 1990 and 2000 and an additional 10% between 2000 and 2006 to around 290,000 persons. The median household income for Henrico County in 2006 was approximately $60,000, or 17% above the national median, and increased 23% since 2000. Together with Henrico County, we expect to focus our growth in Chesterfield and Hanover Counties as we build our branch system. Chesterfield and Hanover Counties each had 2006 median incomes of approximately $72,000. Chesterfield and Hanover Counties have also experienced significant growth in median household income and population from 2000 to 2006, with both counties’ median household income growing 22% and population growing 16%. Population growth in the City of Richmond has historically been slow as residents continue to move to the suburbs, but the median household income projections for the City of Richmond are positive with median household income projected to increase 17% from 2006 to 2011.

Major employers in the Richmond metropolitan area include federal and state agencies, major health facilities, educational institutions, and various medium-sized and large corporations. Philip Morris USA, Universal Corporation, Dominion Resources, CarMax, and Circuit City Group are some of the larger corporations headquartered in Richmond. Other major employers in the private sector include Alcoa, CSX Corporation, DuPont, Honeywell, Tyson Foods and Wyeth Pharmaceuticals, as well as Bon Secours, CJW and Henrico Doctor’s medical institutions. Richmond also serves as headquarters for the Fifth Federal Reserve District.

Our market area has been subject to large scale consolidation of local banks, primarily by larger, out-of-state financial institutions. We believe that there is a large customer base in our market that prefers doing business with a local institution. We seek to fill this banking need by offering timely personalized service, while making it more convenient by continuing to build our branch network throughout the Richmond metropolitan area where our customers live and work. To that end, in 2002, we initiated a branching strategy to better ensure that our branch network covers more of the markets in which our customers live and conduct business. We have made significant investments in our infrastructure and believe our current operating platform is sufficient to support a substantially larger banking institution without incurring meaningful additional expenses.

Business Strategy

Hire experienced, local bankers. Our strategy has revolved around the hiring of experienced, local banking professionals and relationship managers to originate loans and deposits, call on customers and lead our branches. These officers have been able to attract customers with which they have built relationships over the years, typically allowing the officers to enhance our deposit and loan production immediately. We currently have 13 commercial loan officers who have an average of 18 years of experience in the Richmond metropolitan banking market and have operated in our market area through a wide range of economic cycles and lending market conditions. We intend to continue to grow and build our franchise by hiring experienced local lenders and other bankers. We recently enhanced our market presence by hiring additional lenders in the private banking, business lending and construction lending arenas.

Continue the growth of our delivery system. Due to the economic growth in the Richmond metropolitan area and the consolidation of our local competitors, management believes that continued expansion of our delivery system will contribute to long-term growth and increased value. Accordingly, we expect to continue to open branches in the Richmond metropolitan area and anticipate that we will open one to two additional branches each year over the next five years, with the goal of having a total of 10 to 12 branches open at the end of this time frame. In the past eight months, we have opened our Forest Office Park branch and our James Center office. The Forest Office Park branch is located in the center of a business complex with approximately 260 businesses that fit our small to medium-sized business profile. The James Center office is located in the heart of downtown Richmond and its financial and professional district, strategically placing us within a significant core of clients and prospects uniquely suited for the expansion of our Private Client Group.

A principal component of this expansion program has been to identify attractive locations for opening new branches that either complement our existing branch system, provide access to new customers within our market area or strategically match the addition of a key lender/leader to our team (as was the case with the James Center office). We believe that the demographics and growth characteristics of the Richmond metropolitan area should also provide significant opportunities for us to continue to grow loan and deposit relationships within our existing branch network. We complement this branch network with free online banking services (for businesses and individuals), our remote deposit initiative and our business courier service.

Diversify our product and service offerings with the goal of increasing our non-interest income. The strength of the Richmond metropolitan area has allowed us to more effectively realize contributions to earnings from non-interest sources, primarily document preparation fees, monthly core deposit service charges and origination fees from our mortgage operations. We would expect our fees in these areas to grow significantly in 2007 and beyond. In particular, monthly core deposit service charges should see a material increase given our aggressive commitment to capturing small to medium-sized business deposits through our 2007 remote deposit initiative and our recent key hires in the Private Client Group and Business Banking arenas. We are becoming increasingly sophisticated in our ability to analyze customer relationships, which improves our ability to recognize opportunities to offer additional products and services that will expand these relationships and our non-interest income. We also expect to continue to grow non-interest income from the sale of investment products and services through First Capital Investment Group and in association with BI Investments, LLC, a registered brokerage firm formed as a joint venture with other Virginia based community banks.

Maintain our excellent asset quality. While our loan portfolio has experienced rapid growth, we have consistently maintained excellent asset quality. We believe that our strong asset quality is the result of a stable local economy, prudent underwriting standards, effective lending processes, timely follow-up on delinquencies, and the experience of our loan officers. We have the unique advantage of having four former Senior Lending Officers within our lending ranks, each having their own distinct market expertise. At December 31, 2006, we had one nonaccrual loan in the amount of $120,000 and no ninety-day past due loans. The nonaccrual loan is well secured by a primary residence and no loss is anticipated. We have also experienced minimal net charge offs over the last five years. Sound asset quality will always remain one of our strategic business objectives.

Emphasize relationship banking. A cornerstone of our business strategy is a commitment to customer service that is built around a personalized relationship. We hire local bankers with extensive business relationships who have experience in the Richmond community in originating and administering loans. In fact, all of our senior officers have spent most if not all their lives and banking careers in Richmond. We leverage our core relationships by providing our customers access to decision makers, customized loan products, and quick turn around time on lending decisions. Our experience indicates that by focusing on the relationship, “Where People Matter”, we are able to make good quality, profitable loans which will continue to be the foundation of our approach to business.

Purpose of the Offering

We intend to use the net proceeds from this offering for general corporate purposes, which will include providing additional equity capital to the bank to support its continued growth and expansion.

First Capital Bancorp, Inc. was organized as a Virginia corporation in 2006 for the sole purpose of becoming a holding company for First Capital Bank, our wholly-owned subsidiary, which began operating as a Virginia chartered commercial bank in 1998. Financial information in this prospectus for periods before the date First Capital Bancorp became a holding company for First Capital Bank reflects the results of operations of the bank.

Our principal executive offices are located at 4222 Cox Road, Suite 200, Glen Allen, Virginia 23060, and our telephone number is (804) 273-1160. Our Internet address is www.1capitalbank.com. The information contained on our web site is not part of this prospectus.

The Offering

Securities Offered	1,020,000 shares of common stock.

Offering Price	$15.75 per share.

Shares Outstanding

As of March 31, 2007, we had 1,796,021 shares of common stock outstanding. Assuming the sale of all 1,020,000 shares in the offering, we would have 2,816,021 shares outstanding upon the completion of the offering. This number excludes 211,875 shares of common stock issuable upon exercise of outstanding options granted as of March 31, 2007 under our stock option plan.

Use of Proceeds

We will use the net proceeds from this offering for general corporate purposes. General corporate purposes include using the net proceeds to provide additional equity capital to the bank to support future growth and expansion. See “Use of Proceeds” on page 12.

Dividend Policy

After the closing of this offering, we intend to retain future earnings to fund the growth of our business. We do not anticipate declaring cash dividends on shares of our common stock in the foreseeable future. See “Dividend Policy” on page 13.

Nasdaq Capital Market Symbol	“FCVA”. Currently traded over the counter under the symbol “FPBX”.

Risk Factors

Investing in our common stock involves investment risks. You should carefully review the information contained under “Risk Factors” beginning at page 7 before deciding to purchase shares of our common stock.

Except as otherwise indicated, all information in this prospectus assumes no exercise of the underwriters’ over-allotment option.

SUMMARY FINANCIAL INFORMATION

The following consolidated summary sets forth our selected financial data for the periods and at the dates indicated. The selected financial data for fiscal years have been derived from our audited financial statements for each of the five years that ended December 31, 2006, 2005, 2004, 2003 and 2002. The selected financial data for the three month periods ending March 31, 2007 and 2006 have been derived from unaudited financial statements. You also should read the detailed information and the financial statements for all of such periods included elsewhere in this prospectus.

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(In thousands, except ratios and per share amounts)
Balance Sheet Data:
Assets	$276,904	$225,314	$257,241	$209,529	$152,647	$115,148	$100,656
Gross loans, net of unearned income	213,164	167,382	201,585	156,062	108,698	72,641	54,981
Deposits	224,285	181,284	194,302	162,388	128,658	104,726	88,878
Stockholders’ equity	16,082	14,280	15,659	13,970	12,990	9,234	6,921
Average shares outstanding, basic	1,796	1,796	1,796	1,796	1,796	1,488	1,147
Average shares outstanding, diluted	1,888	1,903	1,889	1,860	1,849	1,530	1,162
Income Statement Data:
Interest income	$4,503	$3,318	$15,263	$10,533	$6,740	$5,164	$4,277
Interest expense	2,439	1,546	7,691	4,134	2,388	2,235	2,270

Net interest income	2,064	1,772	7,572	6,399	4,352	2,929	2,007
Provision for loan losses	122	106	404	408	346	250	320

Net interest income after provision for loan losses	1,942	1,666	7,168	5,991	4,006	2,679	1,687
Noninterest income	167	96	465	272	270	284	277
Noninterest expense	1,571	1,196	5,261	4,293	3,406	2,590	1,842

Income before income taxes	538	566	2,372	1,970	870	373	122
Income tax expense (benefit)	188	190	801	664	296	127	(459)

Net income	$350	$376	$1,571	$1,306	$574	$246	$581

Per Share Data: [1]
Basic earnings per share	$0.19	$0.21	$0.87	$0.73	$0.32	$0.17	$0.51
Diluted earnings per share	0.19	0.20	0.83	0.70	0.31	0.16	0.50
Book value per share	8.95	7.95	8.72	7.78	7.23	6.19	6.00
Asset Quality Ratios:
Non-performing loans to total loans	0.06%	0.28%	0.06%	0.00%	0.00%	0.01%	0.11%
Non-performing assets to total assets	0.04	0.21	0.05	0.00	0.00	0.01	0.06
Net loan charge-offs (recoveries) to average loans	0.00	0.00	0.02	0.02	0.00	0.11	0.86
Allowance for loan losses to total loans	0.92	0.93	0.91	0.94	1.00	1.01	1.00
Selected Performance Ratios:
Return on average assets	0.50%	0.72%	0.69%	0.72%	0.42%	0.23%	0.70%
Return on average equity	8.96	10.79	10.74	9.69	5.87	2.67	9.04
Efficiency ratio	70.42	64.03	65.46	64.35	73.69	80.61	80.65
Net interest margin	3.35	3.52	3.41	3.68	3.39	2.84	2.51
Equity to assets	5.81	6.34	6.09	6.67	8.51	8.02	6.88
Tier 1 risk-based capital ratio	9.75	8.55	10.39	9.13	12.46	12.01	9.41
Total risk-based capital ratio	11.55	10.65	12.28	11.36	13.51	12.42	10.43
Leverage ratio	8.35	6.87	8.80	6.98	8.74	7.86	6.42

[1]	Amounts have been adjusted to reflect the three-for-two stock split on December 28, 2005.

RISK FACTORS

An investment in our common stock involves significant risks. You should carefully read and consider the list of all known material risk factors set forth below before you invest. These risk factors may adversely affect our financial condition, including future earnings. You should read this section together with the other information in this prospectus.

Our management will have discretion in allocating the proceeds from this offering, and that could delay the achievement of our strategic goals.

We will have broad discretion over the use of the net proceeds of this offering and we may not allocate the proceeds in the most profitable manner. Until utilized, we anticipate that we will invest the net offering proceeds in liquid assets. We have not otherwise made a specific allocation for the use of the net proceeds. See “Use of Proceeds” on page 12.

You should not anticipate or expect the payment of cash dividends on our common stock.

Our dividend policy is subject to the discretion of our Board of Directors and depends upon a number of factors, including earnings, financial condition, cash needs and general business conditions, as well as applicable regulatory considerations. We have not paid cash dividends on our common stock, and do not expect to pay them in the foreseeable future. Our strategy is to retain our earnings to fund the development and growth of our business.

As a Federal Reserve System member bank, we may not declare or pay a cash dividend if the total of all dividends declared during any calendar year, including the proposed dividend, exceeds the sum of our net income during the current year and the retained net income of the prior two years, unless the dividend has been approved in advance by the Federal Reserve. The Board of Governors of the Federal Reserve System (“FRB”) also has the general authority to limit dividends paid by us if such payments are deemed to constitute an unsafe or unsound practice. Virginia law also restricts our ability to pay cash dividends. We cannot declare any cash dividend if it would impair our paid-in capital. The shares offered hereby should not be purchased by persons who need or desire dividend income from this investment. See “Dividend Policy” on page 13.

Our directors and officers have significant voting power.

Our directors and senior management currently own directly and beneficially 32.1% of our outstanding shares (on a fully-diluted basis). In addition, these individuals have indicated that they intend to purchase additional shares in this offering. See “Management—Security Ownership of Management” on page 46. Because of the percentage of stock held by our directors and senior management, these persons could influence the outcome of any matter submitted to a vote of our shareholders. The interests of our directors and senior management may not align precisely with your interest as a holder of our common stock. See “Description of Capital Stock” on page 51 for more information about shareholder voting and other charter provisions. We do not believe that this share ownership by our directors and senior management will create any conflicts of interest with non-officer and non-director shareholders or affect our profitability.

Trading in our common stock has been sporadic and volume has been light. As a result, investors may not be able to quickly and easily sell their common stock.

Our common stock will trade on the Nasdaq Capital Market following this offering. Prior to such time, there has been no formal market for our common stock, and trading volume to date has been limited. Accordingly, there can be no assurance that an active and liquid market for the common stock will develop. Therefore, even though there is no holding period required for shares purchased in the offering, investors may find it difficult to sell a significant number of shares at the prevailing market price or at a price equal to or greater than the offering price. Accordingly, you may be unable to sell your shares of common stock at such prices should you need to liquidate your investment. Before purchasing you should consider the limited trading market for the shares and be financially prepared and able to hold your shares for an indefinite period.

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

The banking business is highly competitive. We compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms soliciting business from residents of and businesses located in the Richmond metropolitan area. Many of these competing institutions have advantages over us. These advantages include greater financial resources, a wider geographic presence or more accessible branch office locations, the ability to offer additional services, greater marketing resources, more favorable pricing alternatives, and lower origination and operating costs. We are also subject to lower lending limits than our larger competitors. Competitive pressures have also increased as a result of the Gramm-Leach-Bliley Act described below under “Supervision and Regulation” on page 55.

In attracting deposits, we compete with insured depository institutions such as banks, savings institutions, and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. Traditional banking institutions, as well as entities intending to transact business solely online, are increasingly using the Internet to attract deposits without geographic or physical limitations. In addition, many non-bank competitors are not subject to the same extensive regulations that govern us. These competitors can offer higher interest rates than we offer. Increased deposit competition could increase our cost of funds and could adversely affect our ability to generate the funds necessary for our lending operations, which would negatively affect our results of operations.

We may not be able to successfully manage our growth or implement our growth strategies, which may adversely affect our results of operations and financial condition.

We expect to continue to engage in new branch expansion in the future. We may also seek to acquire other financial institutions, or parts of those institutions, though we have no present plans in that regard. Successful expansion depends on a number of factors, including:

•	the time and costs of evaluating new markets, hiring experienced local management and opening new offices;

•	the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion;

•	our entrance into new markets where we lack experience; and

•	the introduction of new products and services with which we have no prior experience into our business.

Our plan for future expansion depends, in part, on factors beyond our control, and an unsuccessful attempt to achieve growth could have a material adverse effect on our business, financial condition, results of operation and future prospects.

If we need additional capital in the future to continue our growth, we may not be able to obtain it on terms that are favorable. This could have a negative impact on our performance.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. We anticipate our capital resources following this offering will satisfy our capital requirements for the foreseeable future. We may at some point, however, need to raise additional capital to support our continued growth. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we may not be able to raise additional capital, if needed, on terms acceptable to us. If we cannot raise additional capital when needed, our ability to further expand our operations could be materially impaired.

A downturn in the real estate market or the overall economy in the greater Richmond metropolitan area could have a negative impact on our performance.

Our banking operations are located primarily in the Richmond metropolitan area. Because our lending is concentrated in this market, we will be affected by the general economic conditions and the real estate market in the Richmond metropolitan area and surrounding counties. Changes in the economy may influence the growth rate of our loans and deposits, the quality of the loan portfolio and loan and deposit pricing. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control may result in an increase in the rate of loan defaults and would otherwise impact the demand for banking products and services generally, which could negatively affect our financial condition and performance.

In addition to considering the financial strength and cash flow characteristics of borrowers, we often secure loans with real estate collateral. At December 31, 2006, approximately 87.6% of our loans had real estate as a primary or secondary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. If we are required to liquidate real estate securing a loan to satisfy the debt during a period of reduced real estate values, our earnings and capital could be adversely affected.

A loss of certain of our senior officers could impair our relationships with our clients and adversely affect our success.

Our success is, and is expected to remain, highly dependent on our senior management team. This is particularly true because, as a community bank, we depend on our management team’s ties to the community and customer relationships to generate business for us. Our growth will continue to place significant demands on our management, and the loss of any such person’s services may have an adverse effect upon our growth and profitability. If we fail to retain, or continue to recruit, qualified employees, our growth and profitability could be adversely affected. We do not currently maintain key-man life insurance policies on any of our senior officers.

As a community bank, our business is subject to greater lending risks than larger banks.

As a community bank, we have different lending risks than larger banks. We provide services to our local community. Our ability to diversify our economic risks is limited by our own local markets and economies. We lend primarily to small to medium-sized businesses, professionals, and individuals which may expose us to greater lending risks than those of banks lending to larger, better-capitalized businesses with longer operating histories.

We manage our credit exposure through careful monitoring of loan applicants and loan concentrations in particular industries, and through loan approval and review procedures. We have established an evaluation process designed to determine the adequacy of our allowance for loan losses. Although this evaluation process uses historical and other objective information, the classification of loans and the establishment of loan losses is an estimate based on experience, judgment, and expectations regarding our borrowers, the economies in which we and our borrowers operate, as well as the judgment of our regulators. Accordingly, our loan loss reserves may not be sufficient to absorb future loan losses or prevent a material adverse effect on our business, financial condition, or results of operations.

We may incur losses if we are unable to successfully manage interest rate risk.

Our profitability depends largely on our net interest income and is vulnerable to interest rate fluctuations. Net interest income is the difference (or spread) between the interest earned on assets, such as loans and investment securities, and the interest paid for liabilities, such as savings and time deposits and certificates of deposit. Market interest rates for loans, investments and deposits are highly sensitive to many factors beyond our control. Recently, interest rate spreads have generally narrowed due to changing market conditions, policies of various government and regulatory authorities and competitive pricing pressures, and we cannot predict whether these rate spreads will narrow further. Any narrowing of interest rate spreads could adversely affect our financial condition and results of operations. In addition, interest rates may not remain at present levels. Changes in interest rates may cause significant changes, up or down, in our net interest income, which could adversely affect our results of operations.

Our profitability and the value of your investment may suffer because of rapid and unpredictable changes in the highly regulated environment in which we operate.

Our operations are subject to extensive supervision by several governmental regulatory agencies at the federal and state levels in the financial services area. In particular, we are subject to the Bank Holding Company Act, and the examination and reporting requirements of the FRB. The bank is also subject to the examination, assessment and reporting requirements of the FRB, along with the similar requirements of the Virginia State Corporation Commission’s Bureau of Financial Institutions. The bank is subject to further regulation by the Federal Deposit Insurance Corporation (“FDIC”). Recently enacted, proposed and future legislation and regulations have had, and will continue to have, a significant impact on the financial services industry. These regulations, which are intended to protect depositors and not our shareholders, and the interpretation and application of them by federal and state regulators, are beyond our control, may change rapidly and unpredictably and can be expected to influence our earnings and growth. Our success depends on our continued ability to maintain compliance with these regulations. Some of these regulations may increase our costs and thus place other financial institutions that are not subject to similar regulation in stronger, more favorable competitive positions.

Our profitability may suffer because of the costs associated with being a public company.

The costs of being a public company are proportionately higher for small companies like us due to the requirements of the Sarbanes-Oxley Act of 2002. The Sarbanes-Oxley Act and the related rules and regulations promulgated by the Securities and Exchange Commission have increased the scope, complexity, and cost of corporate governance, reporting, and disclosure practices. These regulations are applicable to us. We expect to experience increasing compliance costs, including costs related to internal controls and the requirement that our auditors attest to and report on management’s assessment of our internal controls, as a result of the Sarbanes-Oxley Act. These necessary costs are proportionately higher for a company of our size and will affect our profitability more than that of some of our larger competitors.

Changes in monetary policy may have a negative impact on our operations.

Changes in monetary policies may have an adverse effect on our business, financial condition and results of operations. Our financial condition and results of operations are affected by credit policies of monetary authorities, particularly the FRB. Actions by monetary and fiscal authorities, including the FRB, could have an adverse effect on our deposit levels, loan demand or business and earnings.

Shares are not deposit accounts and they are not guaranteed.

The shares of our common stock being offered hereby are not deposit accounts and they are not insured or guaranteed by the FDIC or any other governmental agency.

Our loan portfolio has significant concentrations of construction, commercial and commercial real estate loans that may have an adverse impact on our financial results in the future as these tend to be riskier loans.

We offer a variety of secured loans, including commercial lines of credit, commercial term loans, real estate, construction, home equity, consumer and other loans. At March 31, 2007, approximately 26.10%, 13.16% and 31.04% of our $213.2 million loan portfolio consisted of construction, commercial and commercial real estate loans, respectively. Commercial lending is more risky than mortgage and consumer lending because loan balances are greater, and the borrower’s ability to repay is contingent on the successful operation of a business. Risk of loan defaults is unavoidable in the banking industry, and we try to limit exposure to this risk by monitoring carefully the amount of loans in specific industries and by exercising prudent lending practices. However, we cannot eliminate the risk, and substantial credit losses could result in reduced earnings or losses.

Our loan portfolio is relatively new, so the current level of delinquencies and defaults may not be representative of the level that will prevail when the portfolio becomes more seasoned.

Due to the economic growth in our market area, the addition of new loan officers, and the opening of new branches, we have experienced considerable growth in our loan portfolio in the past few years. This portfolio has grown from approximately $108.7 million at December 31, 2004 to $213.2 million at March 31, 2007. In general, loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time, a process referred to as “seasoning.” As a result, a portfolio of older loans will usually behave more predictably than a newer portfolio. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Certain information contained in this prospectus may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “we expect,” “we believe” or words of similar import.

Such forward-looking statements involve known and unknown risks including, but not limited to, the following factors:

•	the ability to successfully manage our growth or implement our growth strategies if we are unable to identify attractive markets, locations or opportunities to expand in the future;

•	our ability to continue to attract low cost core deposits to fund asset growth;

•	changes in interest rates and interest rate policies and the successful management of interest rate risk;

•	maintaining cost controls and asset quality as we open or acquire new locations;

•	maintaining capital levels adequate to support our growth and operations;

•	changes in general economic and business conditions in our market area;

•	reliance on our management team, including our ability to attract and retain key personnel;

•	risks inherent in making loans such as repayment risks and fluctuating collateral values;

•	competition with other banks and financial institutions, and companies outside of the banking industry, including those companies that have substantially greater access to capital and other resources;

•	demand, development and acceptance of new products and services;

•	problems with technology utilized by us;

•	changing trends in customer profiles and behavior;

•	changes in banking and other laws and regulations applicable to us; and

•	other factors described in “Risk Factors” above.

Although we believe that our expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that our actual results, performance or achievements will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

USE OF PROCEEDS

We estimate that we will receive $14.9 million in net proceeds from the sale of 1,020,000 shares of our common stock, using the offering price of $15.75 per share and after deducting the underwriting discount and other estimated offering expenses. We will receive additional net proceeds of up to $2.3 million if the underwriters exercise the option granted to them in connection with this offering to cover over-allotments.

We will use the net proceeds from the offering to increase our equity and for general corporate purposes, including using the net proceeds to provide additional equity capital to the Bank to support the growth of our operations. We have not otherwise made a specific allocation for the use of the net proceeds.

MARKET FOR COMMON STOCK

Although our common stock currently trades over the counter and under the symbol “FPBX”, no established trading market has developed. Our stock is not currently traded on any exchange, listed on Nasdaq, or quoted on the OTC Bulletin Board. Following this offering, our common stock will be listed on the Nasdaq Capital Market under the symbol “FCVA”. However, we cannot assure you that an active and liquid trading market for the common stock will develop, or if one does develop, that it will continue after the offering.

The following table shows high and low sale prices for our common stock, as reported to us, for the periods indicated.

	High	Low
2005

1st Quarter	$12.83	$11.83
2nd Quarter	14.00	11.93
3rd Quarter	14.33	13.40
4th Quarter	22.00	13.87

2006

1st Quarter	$20.00	$16.66
2nd Quarter	20.00	16.25
3rd Quarter	18.50	17.50
4th Quarter	18.10	17.95

2007

1st Quarter	$20.00	$16.80
2nd Quarter (through June 13, 2007)	17.25	15.75

The foregoing transactions may not be representative of all transactions during the indicated periods or of the actual fair market value of our common stock at the time of such transaction due to the infrequency of trades and the limited market for our common stock.

As of March 31, 2007, there were approximately 744 shareholders of record of our common stock.

Effective December 28, 2005, First Capital Bank completed a three-for-two stock split with respect to the outstanding shares of its common stock. The information set forth in this prospectus regarding our common stock reflects the changes resulting from the stock split.

DIVIDEND POLICY

Our dividend policy is subject to the discretion of our Board of Directors and depends upon a number of factors, including earnings, financial condition, cash needs and general business conditions, as well as applicable regulatory considerations. We have not paid cash dividends on our common stock, and do not expect to pay them in the foreseeable future. Our strategy is to retain our earnings to fund the development and growth of our business.

As a Federal Reserve member bank, we may not declare or pay a cash dividend if the total of all dividends declared during any calendar year, including the proposed dividend, exceeds the sum of our net income during the current year and the retained net income of the prior two years, unless the dividend has been approved in advance by the Federal Reserve. The Federal Reserve also has the general authority to limit dividends paid by us if such payments are deemed to constitute an unsafe or unsound practice. Virginia law also restricts our ability to pay cash dividends. We cannot declare any cash dividend if it would impair our paid-in capital.

CAPITALIZATION

The following table shows (a) our actual consolidated capitalization at March 31, 2007 and (b) our pro forma capitalization as if this offering had been completed on that date. The pro forma capitalization assumes the sale of all 1,020,000 shares, our receipt of $14.9 million in estimated net proceeds, after deducting the underwriting discount and our estimated offering expenses, and that there is no exercise of the underwriters’ over-allotment option.

	March 31, 2007
	Actual	Pro Forma
	(In thousands)
Stockholders’ Equity:
Common stock, par value $4.00 per share, authorized 5,000,000 shares; issued and outstanding at March 31, 2007 – 1,796,021; issued and outstanding pro forma – 2,816,021	$7,184	$11,264
Capital surplus	6,022	16,843
Retained earnings	3,127	3,127
Accumulated other comprehensive loss, net	(251)	(251)

Total stockholders’ equity	$16,082	$30,983

SELECTED HISTORICAL FINANCIAL INFORMATION

The following consolidated summary sets forth our selected financial data for the periods and at the dates indicated. The selected financial data for fiscal years have been derived from our audited financial statements for each of the five years that ended December 31, 2006, 2005, 2004, 2003 and 2002. The selected financial data for the three month periods ending March 31, 2007 and 2006 have been derived from unaudited financial statements. You also should read the detailed information and the financial statements for all of such periods included elsewhere in this prospectus.

	At or For the Three Months Ended March 31,		At or for the Fiscal Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(In thousands, except ratios and per share amounts)
Balance Sheet Data:
Assets	$276,904	$225,314	$257,241	$209,529	$152,647	$115,148	$100,656
Gross loans, net of unearned income	213,164	167,382	201,585	156,062	108,698	72,641	54,981
Deposits	224,285	181,284	194,302	162,388	128,658	104,726	88,878
Stockholders’ equity	16,082	14,280	15,659	13,970	12,990	9,234	6,921
Average shares outstanding, basic	1,796	1,796	1,796	1,796	1,796	1,488	1,147
Average shares outstanding, diluted	1,888	1,903	1,889	1,860	1,849	1,530	1,162
Income Statement Data:
Interest income	$4,503	$3,318	$15,263	$10,533	$6,740	$5,164	$4,277
Interest expense	2,439	1,546	7,691	4,134	2,388	2,235	2,270

Net interest income	2,064	1,772	7,572	6,399	4,352	2,929	2,007
Provision for loan losses	122	106	404	408	346	250	320

Net interest income after provision for loan losses	1,942	1,666	7,168	5,991	4,006	2,679	1,687
Noninterest income	167	96	465	272	270	284	277
Noninterest expense	1,571	1,196	5,261	4,293	3,406	2,590	1,842

Income before income taxes	538	566	2,372	1,970	870	373	122
Income tax expense (benefit)	188	190	801	664	296	127	(459)

Net income	$350	$376	$1,571	$1,306	$574	$246	$581

Per Share Data: [1]
Basic earnings per share	$0.19	$0.21	$0.87	$0.73	$0.32	$0.17	$0.51
Diluted earnings per share	0.19	0.20	0.83	0.70	0.31	0.16	0.50
Book value per share	8.95	7.95	8.72	7.78	7.23	6.19	6.00
Asset Quality Ratios:
Non-performing loans to total loans	0.06%	0.28%	0.06%	0.00%	0.00%	0.01%	0.11%
Non-performing assets to total assets	0.04	0.21	0.05	0.00	0.00	0.01	0.06
Net loan charge-offs (recoveries) to average loans	0.00	0.00	0.02	0.02	0.00	0.11	0.86
Allowance for loan losses to total loans	0.92	0.93	0.91	0.94	1.00	1.01	1.00
Selected Performance Ratios:
Return on average assets	0.50%	0.72%	0.69%	0.72%	0.42%	0.23%	0.70%
Return on average equity	8.96	10.79	10.74	9.69	5.87	2.67	9.04
Efficiency ratio	70.42	64.03	65.46	64.35	73.69	80.61	80.65
Net interest margin	3.35	3.52	3.41	3.68	3.39	2.84	2.51
Equity to assets	5.81	6.34	6.09	6.67	8.51	8.02	6.88
Tier 1 risk-based capital ratio	9.75	8.55	10.39	9.13	12.46	12.01	9.41
Total risk-based capital ratio	11.55	10.65	12.28	11.36	13.51	12.42	10.43
Leverage ratio	8.35	6.87	8.80	6.98	8.74	7.86	6.42

[1]	Amounts have been adjusted to reflect the three-for-two stock split on December 28, 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion provides information about the results of operations and financial condition, liquidity and capital resources. This discussion should be read in conjunction with our consolidated financial statements and notes to consolidated financial statements.

Overview

We are headquartered in Glen Allen, Virginia and conduct our primary operations through our wholly owned subsidiary, First Capital Bank. Through its six full service branch offices and courier service, the bank serves the greater Richmond metropolitan area which includes the counties of Henrico, Chesterfield and Hanover, the Town of Ashland and the City of Richmond, Virginia. We target small to medium-sized businesses and consumers in our market area and emerging suburbs outside of the greater Richmond metropolitan area. In addition, we strive to develop personal, knowledgeable relationships with our customers, while at the same time offering products comparable to statewide regional banks located in our market area. We believe that the marketing of customized banking services has enabled us to establish a niche in the financial services marketplace in the Richmond metropolitan area.

We generate a significant amount of our income from the net interest income earned by the bank. Net interest income is the difference between interest income and interest expense. Interest income depends on the amount of interest-earning assets outstanding during the period and the interest rates earned thereon. Interest expense is a function of the average amount of deposits and borrowed money outstanding during the period and the interest rates paid thereon. The quality of the assets further influences the amount of interest income lost and the amount of additions to the allowance for loan losses.

Net income for the three months ended March 31, 2007 decreased 6.8% to $350 thousand, or $0.19 basic and diluted earnings per share compared to $376 thousand for the three months ended March 31, 2006, or $0.21 basic and $0.20 diluted earnings per share. The decrease in net income was primarily due to the additional costs associated with the growth of the bank which includes the opening and staffing of two new branches, one in the third quarter of 2006, and one in the first quarter of 2007, coupled with the hiring in the first quarter of 2007 of a Private Client Group Leader and a Business Banking Group Leader, both of whom have established relationships in the Richmond market. Our return on equity was 8.96% and 10.79% for the three months ended March 31, 2007 and 2006, respectively.

During the first three months of 2007, gross loans, net of unearned income, increased 5.7% from $201.6 million at December 31, 2006 to $213.2 million at March 31, 2007. Total deposits at March 31, 2007 were $224.3 million, a 15.4% increase from $194.3 at December 31, 2006. Total borrowings decreased $11.0 million from $44.8 million at December 31, 2006 to $33.8 million at March 31, 2007.

Our allowance for loan losses was $2.0 million at March 31, 2007 compared to $1.6 million at March 31, 2006. The allowance for loan losses as a percentage of period end loans was 0.92% at March 31, 2007 and 0.93% at March 31, 2006. The provisions for loan losses were $122 thousand and $106 thousand for the three months ended March 31, 2007 and 2006, respectively. Total nonperforming assets, which consisted of only one nonaccrual loan, were $120 thousand at March 31, 2007, down from $470 thousand at March 31, 2006.

For the years ended December 31, 2006 and 2005, we continued to realize the benefit of high growth rates in both assets and net interest income. Our total assets increased to $257.2 million at December 31, 2006, compared to $209.5 million at December 31, 2005, representing an increase of $47.7 million or 22.8%. Our total assets of $209.5 million on December 31, 2005 increased 37.3% from our December 31, 2004 balance of $152.6 million.

Gross loans, net of unearned income, at December 31, 2006 were $201.6 million, an increase of $45.5 million, or 29.1%, from the December 31, 2005 amount of $156.1 million. For the year 2005, gross loans, net of unearned income, increased $47.4 million or 43.6%. Loan growth of approximately $92.9 million over the last two years was accomplished without sacrificing credit quality. Nonaccrual loans totaled $120 thousand and $2 thousand at December 31, 2006 and 2005, respectively. Excluding nonaccrual loans, there were no loans delinquent 90 days or more at December 31, 2006 and at December 31, 2005. Additional loan officers, a solid local economy and strong underwriting contributed to the superior loan growth we experienced.

Deposits increased $31.9 million to $194.3 million at December 31, 2006 from the balance at December 31, 2005. Certificates of deposit increased $21.0 million or 21.0% and represent 62.5% of deposits with maturities ranging from six months to five years. Money market accounts and NOW accounts increased $8.4 million with the introduction of the Capital Reserve Account during 2006 which has a variable rate tied to the stated Fed funds rate. Low cost demand deposits increased 8.1% or $2.5 million to $32.9 million at December 31, 2006. The steady rise in short term interest rates over the last two years contributed to the 86.1% increase in interest expense in 2006.

The net interest margin was 3.41% for the year ended December 31, 2006 compared to 3.68% for the same period in 2005. The decline is attributed to both the flattening of the yield curve and the steady rise in shorter interest rates on deposits and borrowed money to fund the growth in earning assets.

Total non-interest expense increased 22.5% or $967 thousand from $4.3 million for the year ended December 31, 2005 to $5.3 million for the year ended December 31, 2006. Additions to staff to support business development and retail branching contributed to the increase in salaries and employee benefits. Two experienced lenders were hired to support development of the construction division and loan origination function. Occupancy and depreciation expense increased as the result of the opening of the new Forest Office Park branch. Professional services increased 71.3% to $148 thousand for the year ended December 31, 2006 as the result of formation of the holding company First Capital Bancorp, Inc. and filings with the Securities and Exchange Commission.

As of March 31, 2007, and December 31, 2006, our regulatory capital levels exceeded those established for well-capitalized financial institutions.

Critical Accounting Policies

The financial condition and results of operations presented in the consolidated financial statements, the accompanying notes to the consolidated financial statements and this section are, to a large degree, dependent upon our accounting policies. The selection and applications of these accounting policies involve judgments, estimates, and uncertainties that are susceptible to change.

First Capital Bank’s critical accounting policy relates to the evaluation of the allowance for loan losses which is based on management’s opinion of an amount that is adequate to absorb loss in the bank’s existing portfolio. The allowance for loan losses is established through a provision for loan loss based on available information including the composition of the loan portfolio, historical loan losses (to the extent available due to limited history), specific impaired loans, availability and quality of the collateral, age of the various portfolios, changes in local economic conditions, and loan performance and quality of the portfolio. Different assumptions used in evaluating the adequacy of the bank’s allowance for loan losses could result in material changes in its financial condition and results of operations. The bank’s policies with respect to the methodology for determining the allowance for loan losses involve a high degree of complexity and require management to make subjective judgments that often require assumptions or estimates about certain matters. This critical policy and its assumptions are periodically reviewed with the bank’s Board of Directors.

The bank evaluates various loans individually for impairment as required by Statement of Financial Accounting Standard (“SFAS”) No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118,

Accounting by Creditors for Impairment of a Loan – Income Recognition and Disclosures. Loans evaluated individually for impairment include non-performing loans, loans past due by 30 days or more, and other loans selected by management. The evaluations are based upon discounted expected cash flows or collateral valuations. If the evaluation shows that a loan is individually impaired, then a specific reserve is established for the amount of impairment. If a loan evaluated individually is not impaired, then the loan is assessed for impairment under SFAS No. 5, Accounting for Contingencies, with a group of loans that have similar characteristics.

For loans without individual measures of impairment, the bank makes estimates of losses for groups of loans as required by SFAS No. 5. Loans are grouped by similar characteristics, including the type of loan and general collateral type. A loss rate range reflecting the expected loss inherent in a group of loans is derived based upon estimates of default rates for a given collateral type, terms of the loan, borrower and industry concentrations, levels and trends in delinquencies and charge-off and recovery experience.

The amount of estimated impairment of individually evaluated loans and the range of estimated losses for groups of loans are added together for a total range of estimated loan losses. This range of estimated losses is compared to the allowance for loan losses of the bank as of the evaluation date and, if the range of estimated losses is greater than the allowance, an additional provision to the allowance would be make. If the range of estimated losses is less than the allowance, the degree to which the allowance exceeds the range of estimated losses is evaluated to determine whether a reduction to the allowance would be necessary. If different assumptions or conditions were to prevail and it is determined that the allowance is not adequate to absorb the new estimate of probable losses, an additional provision for loan losses would be make, which amount may be material to the consolidated financial statements.

Three Months Ended March 31, 2007 and 2006

Financial Condition Summary

Total assets increased $19.7 million for the first three months of 2007 to $276.9 million compared with $257.2 million at December 31, 2006. The 7.6% increase in total assets during the first quarter resulted from the growth of our business and customer base. Gross loans, net of unearned income, increased $11.6 million to $213.2 million at March 31, 2007, an increase of 5.7% over gross loans, net of unearned income, of $201.6 million at December 31, 2006. Deposits increased $30.0 million to $224.3 million or 15.4% for the first three months of 2007. Federal Home Loan Bank advances totaled $25.0 million at March 31, 2007, a decrease of $5.0 million from year end 2006. Federal funds purchased decreased $6.0 million from December 31, 2006 to $0 at March 31, 2007 as the borrowings were replaced with deposits.

For the quarter ended March 31, 2007, as compared to the quarter ended March 31, 2006, gross loans, net of unearned income, increased $45.8 million to $213.2 million, an increase of 27.4%. Deposits increased $43.0 million to $224.3 million, an increase of 23.7%, over the same period. Net interest margin decreased from 3.52% for the first quarter of 2006 to 3.35% for the first quarter of 2007. Assets stood at $276.9 million at March 31, 2007, up $51.6 million from $225.3 million at March 31, 2006, an increase of 22.9%.

Net Income

Net income for the three months ended March 31, 2007 decreased 6.8% to $350 thousand, or $0.19 basic and diluted earnings per share compared to $376 thousand for the three months ended March 31, 2006, or $0.21 basic and $0.20 diluted earnings per share. The decrease in net income was due primarily to the additional costs associated with the growth of the bank which includes the opening and staffing of two new branches, one in the third quarter of 2006, and one in the first quarter of 2007, coupled with the hiring in the first quarter of 2007 of a Private Client Group Leader and a Business Banking Group Leader, both of whom have established relationships in the Richmond market.

Net interest income increased by $292 thousand, or 16.5%, from $1.8 million in the first quarter of 2006 to $2.1 million in the first quarter of 2007. This increase in net interest income is a direct result of our growth in loans and deposits. Gross loans, net of unearned income, increased $45.8 million since March 31, 2006. Over the same period, deposits increased $43.0 million and subordinated debt increased $5.2 million. The net interest margin decreased 17 basis points for the three months ended March 31, 2007 to 3.35% as compared to 3.52% for the three months ended March 31, 2006. The yield on interest earning assets increased from 6.59% for the quarter ended March 31, 2006 to 7.31% for the quarter ended March 31, 2007. The cost of interest-bearing liabilities increased 95 basis points from 3.73% for the quarter ended March 31, 2006 to 4.68% for the quarter ended March 31, 2007. Cost of deposits increased from 3.64% for the quarter ended March 31, 2006 to 4.66% for the quarter ended March 31, 2007. Certificates of deposits and money market accounts had the largest increase in interest expense. Cost of certificates of deposits increased 98 basis points due to high short term rates and the roll-up of existing deposits. Money market accounts increased 174 basis points with the introduction of the Capital Reserve Account which is tied to the federal funds rate less 25 basis points.

Noninterest income increased by $71 thousand, or 74.8%, from $96 thousand in the first quarter of 2006 to $167 thousand in the first quarter of 2007. This increase in noninterest income is attributable to increases in service charges and fees on deposits and loans, and fees on mortgage loans.

Noninterest expense increased $375 thousand, or 31.4%, from $1.2 million in the first quarter of 2006 to $1.6 million in the first quarter of 2007. This increase in noninterest expense is attributable to our growth and expansion. We opened our fifth branch during the third quarter of 2006 and our sixth branch in February 2007. There were 64 employees as of March 31, 2007 as compared to 52 employees at March 31, 2006. The increase in employees includes staff for the new branches, additional lenders and additional staff at the corporate level to support our growth. Salaries and employee benefits increased 44.1% from $568 thousand for the first three months of 2006 to $819 thousand for the first quarter of 2007.

The provision for loan losses increased 14.8% from $106 thousand for the first quarter of 2006 to $122 thousand for the three months ended March 31, 2007. This increase reflects the increased volume of loans closed during the period as compared to the three months ended March 31, 2006.

Net Interest Income

Net interest income represents our principal source of earnings. Net interest income is the amount by which interest generated from earning assets exceeds the expense of funding those assets. Changes in volume and mix of interest-earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income.

Earning assets consist primarily of loans, investment securities and other investments. Interest-bearing liabilities consist principally of deposits, Federal Home Loan Bank advances and other borrowings. Since January 1, 2005, the Board of Governors of the Federal Reserve increased short-term interest rates by 3.00% in twelve 25 basis point increases.

The following table illustrates average balances of total interest-earning assets and total interest-bearing liabilities for the periods indicated, showing the average distribution of assets, liabilities, shareholders’ equity and related income, expense and corresponding weighted-average yields and rates. The average balances used in these tables were calculated using daily average balances.

Average Balances, Income and Expenses, Yields and Rates

	Three Months Ended March 31,
	2007			2006
	Average Balance	Income/ Expense	Yields/ Rates	Average Balance	Income/ Expense	Yields/ Rates
	(Dollars in thousands)
Assets:
Loans, net of unearned income (1)	$205,039	$3,964	7.84%	$161,375	$2,866	7.20%
Investment securities:
U.S. Agencies	25,010	307	4.97	25,173	276	4.45
Mortgage backed securities	10,972	116	4.31	13,899	138	4.03
Municipal securities	1,011	10	4.12	1,013	10	4.11
Other investments	2,097	31	5.92	1,694	18	4.31

Total investment securities	39,091	464	4.81	41,779	443	4.30
Federal funds sold	5,829	75	5.21	941	9	3.95

Total earning assets	$249,959	$4,503	7.31	$204,095	$3,318	6.59
Cash and cash equivalents	5,226			6,068
Allowance for loan losses	(1,912)			(1,526)
Other assets	4,007			2,338

Total assets	$257,280			$210,975

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest checking	$8,037	$13	0.63%	$6,582	$8	0.50%
Money market deposit accounts	36,136	358	4.02	23,075	130	2.28
Statement savings	1,125	4	1.52	571	2	1.54
Certificates of deposit	131,630	1,659	5.11	108,111	1,101	4.13

Total interest-bearing deposits	176,928	2,034	4.66	138,339	1,241	3.64
Federal funds purchased	538	7	5.30	4,678	55	4.80
Repurchase agreements	1,658	19	4.65	1,053	10	4.00
Subordinated debt	7,155	123	6.95	2,000	32	6.42
FHLB advances	24,967	256	4.16	21,867	208	3.85

Total interest-bearing liabilities	211,246	2,439	4.68	167,937	1,546	3.73

Noninterest-bearing liabilities:
Noninterest-bearing deposits	27,606			26,643
Other liabilities	2,582			2,276
Stockholders’ equity	15,846			14,119

Total liabilities and stockholders’ equity	$257,280			$210,975

Interest rate spread			2.62%			2.86%
Net interest margin			3.35%			3.52%
Net interest income		$2,064			$1,772

(1)	For purposes of these computations, nonaccrual loans are included in average loans.

Loan Portfolio

The following table presents the composition of the loan portfolio at the dates indicated:

	March 31, 2007		December 31, 2006
	Amount	Percentage	Amount	Percentage
	(Dollars in thousands)

Commercial	$28,070	13.16%	$22,619	11.22%
Real estate–residential	60,821	28.52	62,166	30.82
Real estate–commercial	66,199	31.04	63,062	31.27
Real estate–construction	55,649	26.10	51,450	25.51
Consumer	2,509	1.18	2,387	1.18

Total loans	$213,248	100.00%	$201,684	100.00%

Less:
Allowance for loan losses	$1,956		$1,834
Net deferred fees	84		99

Loans, net	$211,208		$199,751

Allowance for Loan Losses

The allowance for loan losses at March 31, 2007 was $2.0 million, compared to $1.6 million at March 31, 2006. The ratio of the allowance for loan losses to gross portfolio loans was 0.92% at March 31, 2007 as compared to 0.93% at March 31, 2006. At March 31, 2007, we had one non-performing loan which totaled $120 thousand. At March 31, 2006, non-performing loans totaled $470 thousand. The amount of the allowance for loans losses is determined by an evaluation of the level of loans outstanding, the level of non-performing loans, loan concentrations, historical loan loss experience, delinquency trends and assessment of present and anticipated economic conditions.

The following table presents activity in the allowance for loan losses for the periods indicated:

	Three Months Ended March 31,
	2007	2006
	(Dollars in thousands)

Balance at January 1	$1,834	$1,460
Net loans (charged-off) recovered for period	—	(1)
Provision for loan losses for period	122	106

Balance at the end of the period	$1,956	$1,565

Ratio of allowance for loan losses to loans outstanding at end of period	0.92%	0.93%

Deposits

Total deposits increased by $30.0 million, or 15.4% for the first three months of 2007 as compared to an increase of $18.9 million, or 11.6%, for the first three months of 2006. During the first three months of 2007, the increase in deposits occurred primarily in interest-bearing accounts which increased by $27.9 million, or 17.3%. Certificates of deposit increased by $15.5 million, money market and savings accounts increased by $10.0 million and interest-bearing demand deposits increased by $2.3 million. Noninterest-bearing accounts increased by $2.1 million.

The mix of our deposits continues to be weighted toward certificates of deposit which represented 61.1% of our total deposits as of March 31, 2007. Certificates of deposit as a percentage of total deposits were 61.9% at December 31, 2006 and 62.7% at March 31, 2006.

The average cost of interest-bearing deposits for the three months ended March 31, 2007 and 2006 was 4.66% and 3.64%, respectively. This increase in our average cost of interest-bearing deposits is attributable to the overall increase in interest rates resulting from the actions by the Federal Reserve to increase short-term rates. Existing certificates of deposit during the first quarter of 2007 continued to roll up to current market rates. As rates have been steady for the last quarter, it is anticipated that the increase in the average cost of interest-bearing deposits will abate in the second quarter.

Borrowings

We use borrowings to supplement deposits when they are available at a lower overall cost than is available from retail deposits and to assist in asset liability management.

Subordinated debt totaled $7.2 million as of March 31, 2007 as compared to $2.0 million at March 31, 2006. We issued $5.2 million in subordinated debt in September 2006. The subordinated debt issued in September 2006 may be included in Tier 1 capital for regulatory adequacy determination purposes up to 25% of Tier 1 capital after its inclusion. The portion of subordinated debt not considered as Tier 1 capital may be included in Tier 2 capital. The $2.0 million in subordinated debt issued in December 2005 qualifies as Tier 2 capital only.

As of March 31, 2007, we had borrowed $25.0 million from the Federal Home Loan Bank of Atlanta (“FHLB”), a decrease of $5.0 million from December 31, 2006. The advances have an average interest rate of 4.25% and are callable in one to five years with a final maturity of ten years. The proceeds were used to fund loan growth. The FHLB advances are secured by our residential and commercial mortgage loans and the pledge of our FHLB stock.

We have $1.7 million outstanding under securities sold under repurchase agreements as of March 31, 2007 and December 31, 2006. These agreements are generally corporate cash management accounts for our larger corporate depositors. These agreements are settled on a daily basis and the securities underlying the agreements remain under the bank’s control.

Capital Resources

Stockholders’ equity at March 31, 2007 was $16.1 million, compared to $15.7 million at December 31, 2006. The $422 thousand increase in equity during the first three months of 2007 was due to net income of $305 thousand and a $61 thousand decrease in net unrealized losses on securities available-for-sale.

During the third quarter of 2006, we issued $5.2 million in Trust Preferred Capital Notes. The Trust Preferred Capital Notes may be included in Tier 1 capital for regulatory capital adequacy determination purposes up to 25% of Tier 1 capital after its inclusion.

The bank’s current capital position meets the definition of a “well-capitalized” institution. The following table presents the capital ratios at the dates indicated:

	March 31, 2007	December 31, 2006	Well Capitalized Requirement
Capital ratios:
Tier 1 risk-based capital	9.75%	10.39%	6.00%
Total risk-based capital	11.55%	12.28	10.00
Tier 1 leverage	8.35%	8.80	5.00

Off Balance Sheet Arrangements and Commitments

In the normal course of business there are outstanding commitments for the extension of credit which are not reflected in the financial statements. At March 31, 2007 and December 31, 2006, pre-approved but unused lines of credit for loans totaled approximately $137.4 million and $118.4 million, respectively. In addition, we had $4.0 million and $3.5 million in financial and performance standby letters of credit at March 31, 2007 and December 31, 2006, respectively. These commitments represent no more than the normal lending risk that we commit to borrowers. If these commitments are drawn, we will obtain collateral if it is deemed necessary based on our credit evaluation of the counterparty.

Liquidity

Liquidity provides us with the ability to meet normal deposit withdrawals, while also providing for the credit needs of our customers. We are committed to maintaining liquidity at a level sufficient to protect depositors, provide for reasonable growth, and fully comply with all regulatory requirements.

At March 31, 2007, cash and cash equivalents totaled $28.8 million. Investment securities available for sale and not pledged totaled $13.0 million, for a total of 15.1% of total assets, which we believe is adequate to meet short-term liquidity needs. Management also has alternative sources of funding available, including lines of credit, purchase of federal funds, term loans through the Federal Home Loan Bank and correspondent banks.

Interest Rate Sensitivity

The most important element of asset/liability management is the monitoring of our sensitivity to interest rate movements. Our income stream is subject to risk resulting from interest rate fluctuations to the extent there is a difference between the amount of our interest earning assets and the amount of interest bearing liabilities that are prepaid, mature or reprice in specific periods. Our goal is to maximize net interest income within acceptable levels of risk to changes in interest rates. We seek to meet this goal by influencing the maturity and re-pricing characteristics of the various lending and deposit taking lines of business and by managing discretionary balance sheet asset and liability portfolios.

The data in the following table reflects repricing or expected maturities of various assets and liabilities at March 31, 2007. The gap analysis represents the difference between interest-sensitive assets and liabilities in a specific time interval. Interest sensitivity gap analysis presents a position that existed at one particular point in time, and assumes that assets and liabilities with similar repricing characteristics will reprice at the same time and to the same degree.

	March 31, 2007
	1 to 90 Days	90 Days to 1 Year	1 to 3 Years	3 to 5 Years	Over 5 Years	Total
	(Dollars in thousands)
Earning Assets:
Loans, net of unearned discount	$87,052	$22,182	$31,631	$51,989	$20,394	$213,248
Investment securities	15,083	2,651	18,013	3,818	5,656	45,221
Federal funds sold	7,075	—	—	—	—	7,075

Total rate sensitive assets	$109,210	$24,833	$49,644	$55,807	$26,050	$258,469

Cumulative totals	109,210	134,043	183,687	239,494	265,544

Interest-Bearing Liabilities:
Interest checking	$—	$—	$4,000	$4,729	$—	$8,729
Money market accounts	24,896	8,045	8,700	1,042	—	42,683
Savings deposits	—	—	873	—	—	873
Certificates of deposit	36,453	72,543	18,683	9,360	—	137,039
FHLB borrowing and subordinated debt	—	—	20,000	12,155	—	32,155
Other liabilities	1,737	—	—	—	—	1,737

Total rate sensitive liabilities	$63,086	$80,588	$52,256	$27,286	$—	$223,216

Cumulative totals	$63,086	$143,674	$195,930	$223,216	$223,216

Interest sensitivity gap	$46,124	$(55,755)	$(2,612)	$28,521	$26,050

Cumulative interest sensitivity gap	$46,124	$(9,631)	$(12,243)	$16,278	$42,328

Cumulative interest sensitive gap as a percentage of earning assets	17.8%	-3.7%	-4.7%	6.3%	16.4%

Years Ended December 31, 2006 and December 31, 2005

Net Income

Net income for the year ended December 31, 2006 increased 20.3% to $1.6 million from $1.3 million for the year ended December 31, 2005. Returns on equity and assets for the year ended December 31, 2006 were 10.74% and 0.69%, respectively, compared to 9.69% and 0.72% for the year ended December 31, 2005. Our continued focus on loan growth resulted in an increase in interest income. Interest on loans increased $4.3 million to $13.3 million for the year ended December 31, 2006, compared to $9.0 million for the comparable period in 2005. Operations have been impacted by increased funding costs. Total interest expense was $7.7 million for the year ended December 31, 2006, compared to $4.1 million for the year ended December 31, 2005.

For 2006, earnings per diluted share were $0.83 compared to $0.70 and $0.31 for 2005 and 2004, respectively.

The following table reflects an analysis of our net interest income using the daily average balance of our assets and liabilities as of the periods indicated.

	Year Ended December 31,
	2006			2005			2004
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
	(Dollars in thousands)
Assets:
Loans, net of unearned income (1)	$177,050	$13,263	7.49%	$133,392	$8,971	6.73%	$92,467	$5,537	5.99%
Investment securities:
U.S. Agencies	25,307	1,125	4.45	18,386	746	4.06	9,747	330	3.3
Mortgage backed securities	12,702	521	4.10	17,070	626	3.67	22,902	793	3.46
Municipal securities	1,012	41	4.05	838	34	4.06	—	—	0.00
Other investments	1,955	115	5.88	1,211	57	4.71	763	34	4.46

Total investment securities	40,976	1,802	4.40	37,505	1,463	3.90	33,412	1,157	3.46
Federal funds sold	3,884	198	5.10	2,971	99	3.33	3,132	46	1.47

Total earning assets	$221,910	$15,263	6.88	$173,868	$10,533	6.06	$129,011	$6,740	5.22
Cash and cash equivalents	6,313			5,911			5,161
Allowance for loan losses	(1,666)			(1,276)			(912)
Other assets	2,018			2,235			2,000

Total assets	$228,575			$180,738			$135,260

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest checking	$6,666	$34	0.51%	$6,288	$31	0.49%	$5,246	$31	0.59%
Money market deposit accounts	24,829	754	3.04	23,612	401	1.70	26,959	359	1.33
Statement savings	734	11	1.50	1,039	9	0.87	1,091	10	0.92
Certificates of deposit	119,838	5,505	4.59	90,336	3,164	3.50	61,735	1,865	3.02

Total interest-bearing deposits	152,067	6,304	4.15	121,275	3,605	2.97	95,031	2,265	2.38
Federal funds purchased	1,760	94	5.34	2,261	89	3.94	620	10	1.61
Repurchase agreements	1,041	46	4.42	698	19	2.72	360	3	0.83
Subordinated debt	3,440	227	6.60	93	6	6.45	—	—
FHLB advances	25,460	1,020	4.01	11,827	415	3.51	7,587	110	1.45

Total interest-bearing liabilities	183,768	7,691	4.19	136,154	4,134	3.04	103,598	2,388	2.31

Noninterest-bearing liabilities:
Noninterest-bearing deposits	27,783			29,168			19,923
Other liabilities	2,393			1,943			1,959
Stockholders’ equity	14,631			13,473			9,780

Total liabilities and stockholders’ equity	$228,575			$180,738			$135,260

Interest rate spread			2.69%			3.02%			2.91%
Net interest margin			3.41%			3.68%			3.39%
Net interest income		$7,572			$6,399			$4,352

(1)	For purposes of these computations, nonaccrual loans are included in average loans.

Net Interest Income

Year ended December 31, 2006 compared to year ended December 31, 2005

Net interest income for 2006 increased to $7.6 million, a $1.2 million increase over the $6.4 million reported for 2005. The increase in our net interest income in 2006 resulted from the 27.6% increase in average earning assets and 82 basis points increase in the average rate earned on average earning assets. The 82 basis points increase in earning assets yield was offset by a 115 basis point increase in the cost of funding. The net interest margin decreased during 2006 by 27 basis points to 3.41%. The average balance in our securities portfolio increased by $3.5 million, while the yield increased 50 basis points to 4.40%. Our average loan portfolio volume increase $43.7 million or 32.7%. The average yield on the loan portfolio increased 76 basis points to 7.49%. Loan demand was strong throughout most of 2006. Growth in the loan portfolio coupled with the increase in loan yields produced a 47.8% increase in loan interest income.

The average balance of interest-bearing deposits increased $30.8 million as the cost of deposits increased 118 basis points. Interest expense on deposits increased $2.7 million or 74.9%, to $6.3 million for the year ended December 31, 2006. Average balance of certificates of deposit increased $29.5 million as the cost of certificates increased 109 basis points. The percentage of certificates of deposits to total deposits increased from 61.9% in 2005 to 62.5% in 2006. The cost of money market accounts increased 134 basis points from 1.70% for the year 2005 to 3.04% for the year 2006. Higher short term rates and the introduction of the Capital Reserve Account with a variable rate tied to fed funds, resulted in the increase in cost. The Capital Reserve Account, which was introduced in June 2006, had a balance of $16.1 million at December 31, 2006.

Average advances from the FHLB increased $13.6 million during 2006. Average cost of those advances increased 50 basis points. Advances from the FHLB were used to augment deposits in supporting the loan growth of the bank. Interest expense of FHLB advances increased $605 thousand or 145.9% over 2005 to $1.0 million for the year ended December 31, 2006.

Average subordinated debt and other borrowed money increased $3.3 million during 2006. During September 2006, $5.2 million of Trust Preferred Capital Notes were issued at a LIBOR-indexed floating rate of interest (three-Month LIBOR plus 1.70%) which adjusts quarterly. The rate was 7.06% at December 31, 2006, down from 7.09% upon issuance in September 2006.

The following table summarizes changes in net interest income attributable to changes in the volume of interest-earning assets and interest-bearing liabilities compared to changes in interest rates.

	2006 vs. 2005 Increase (Decrease) Due to Changes in:			2005 vs. 2004 Increase (Decrease) Due to Changes in:
	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in thousands)
Earning Assets:
Loans, net of unearned income	$2,936	$1,356	$4,292	$2,451	$982	$3,433
Investment securities	163	176	339	138	168	306
Federal funds sold	30	69	99	(2)	55	53

Total earning assets	$3,129	$1,601	$4,730	$2,587	$1,205	$3,792

Interest-Bearing Liabilities:
Interest checking	$2	$1	$3	$6	$(7)	$(1)
Money market deposit accounts	21	332	353	(44)	87	43
Statement savings	(3)	5	2	(1)	(1)	(2)
Certificates of deposit	1,033	1,308	2,341	864	435	1,299
Federal funds purchased	(20)	25	5	27	52	79
Repurchase agreements	9	18	27	3	12	15
Subordinated debt	216	5	221	—	6	6
FHLB advances	478	127	605	62	244	306

Total interest-bearing liabilities	$1,736	$1,821	$3,557	$917	$828	$1,745

Change in net interest income	$1,393	($220)	$1,173	$1,670	$377	$2,047

Year ended December 31, 2005 compared to year ended December 31, 2004

The Federal Open Market Committee increased federal funds rates eight times during 2005 resulting in prime increases from 5.25% to 7.25% as of December 31, 2005. Net interest income for 2005 increased $2.0 million to $6.4 million or 47.0% from net interest income of $4.4 million in 2004. The growth in net interest income was due to the increase in average interest-earning assets which was the result of growth in the loan portfolio funded by the growth in deposits and other borrowings and an increase in the net interest margin. The net interest margin increased to 3.68% for the year ended December 31, 2005 from 3.38% for 2004. The average rate on earning assets increased 83 basis points from 5.23% in 2004 to 6.06% in 2005 and the average rate on interest-bearing liabilities increased 73 basis points from 2.31% in 2004 to 3.04% in 2005. The ratio of average interest-earning assets to average interest bearing liabilities increased from 124.37% for the year 2004 to 127.70% for the year 2005.

Provision for Loan Losses

The provision for loan losses for the year ended December 31, 2006 was $404 thousand compared to $408 thousand for the year ended December 31, 2005. We are committed to making loan loss provisions that maintain an allowance that adequately reflects the risk inherent in our loan portfolio. This commitment is more fully discussed in the “Asset Quality” section below.

Noninterest Income

Year ended December 31, 2006 compared to year ended December 31, 2005

Noninterest income has been and will continue to be an important factor for increasing profitability. Management continues to consider areas where non-interest income can be increased.

Noninterest income increased 70.8% to $465 thousand for the year ended December 31, 2006 compared to $272 thousand for the same period in 2005.

Fees on deposits increased 75.6% to $166 thousand for the year ended December 31, 2006 compared to $95 thousand for the same period in 2005. NSF and returned check fees increased from $74 thousand for the year ended December 31, 2005 to $132 thousand for the year ended December 31, 2006 an 79.6% increase. Other noninterest income increased $75 thousand or 39.8% to $264 thousand as compared to $189 thousand for the comparable period in 2005. ATM fees increased 100.0% to $64 thousand for the year ended December 31, 2006 as compared to $32 thousand for the comparable period in 2005. Fees on mortgage loans were $34 thousand for the year ended December 31, 2006. A new mortgage origination division was established in September 2006 to increase non-interest income.

Year ended December 31, 2005 compared to year ended December 31, 2004

Noninterest income increased to $272 thousand in 2005 from $270 thousand in 2004. Excluding security transactions, noninterest income increased 44.8%. Fees on deposit accounts increased $27 thousand or 39.5% as deposit accounts increased. The bank’s income from ownership of limited liability companies that issue title insurance policies and provide investment opportunities to our customers increased 26.7% from $33 thousand in 2004 to $41 thousand in 2005. ATM fees increased 32.2% over 2004 to $32 thousand due to additional branches and volume of deposit accounts. The noninterest income for 2004 represented gains on sale of securities of $74 thousand. Due to raising interest rates, security sales in 2005 resulted in a loss of $12 thousand.

Noninterest Expense

Year ended December 31, 2006 compared to year ended December 31, 2005

Total noninterest expense increased 22.5% to $5.3 million for the year ended December 31, 2006, compared to $4.3 for 2005. When taken as a percentage of total average assets for the year, noninterest expense was 2.3% of average assets for 2006 compared to 2.4% for 2005.

Salaries and employee benefits increased 29.3% to $2.6 million compared to $2.0 million for 2005. Additions to staff to support business development, retail branching and the formation of a construction division team have contributed to the increase in salaries and employee benefits. The staffing and opening of the Forest Office Park branch in 2006 also contributed to the increases in 2006.

Occupancy expense increased 0.93% during 2006 to $602 thousand as compared to $596 thousand for 2005. The addition of the Forest Office Park branch in September 2006 resulted in additional occupancy expense for 2006.

Data processing expense increased 1.02% to $428 thousand for 2006 as compared to $423 thousand for 2005. The increase is related to increase cost for the new branch opened in 2006 and volume increases at existing branches.

Other expense increased $163 thousand or 20.2% for 2006 as compared to $807 thousand for 2005. The increase resulted from increases in various expense categories, including advertising, insurance, director fees and office supplies, due to our growth.

Professional fees which include legal, accounting and audit increased 71.3% to $148 thousand for the year ended December 31, 2006 from $86 thousand for 2005. Formation of the holding company, registration with the Securities and Exchange Commission and compliance with the Sarbanes-Oxley Act contributed to the increase in professional fees.

Virginia capital stock tax increased 43.6% to $184 thousand for 2006 as compared to $128 thousand for 2005. An additional $4.5 million of capital in the bank resulted in the increase in the capital stock tax.

Depreciation expense increased $86 thousand or 36.5% to $323 thousand for the year ended December 31, 2006 as compared to $237 thousand for the comparable period in 2005. The addition of fit-up of the new branch and related equipment and the relocation of the leased Ashland branch to an owned, free standing building in Ashland accounted for the increase in depreciation expense. Additional equipment depreciation associated with employee infrastructure also contributed to the increase.

Year ended December 31, 2005 compared to year ended December 31, 2004

Noninterest expenses were $4.3 million in 2005 compared to $3.4 million in 2004, and increase of $887 thousand, or 26.1%. Salaries and employee benefits represented the largest increase, increasing from $1.5 million in 2004 to $2.0 million, a $522 thousand or 34.9% increase. This increase as well as other increases in noninterest expenses was primarily attributable to the growth of the bank, a full year of operating expenses related to the opening of the Staples Mill office in 2004 and the relocation of the leased Ashland branch to an owned free standing office in 2005.

While the bank’s growth necessitated an increase in staff, space and operating expenses, the bank was able to increase its productivity and improve its efficiency ratio (that is, the cost of producing each dollar of revenue) from 73.7% in 2004 to 64.4% in 2005.

Income Taxes

Our reported income tax expense was $801 thousand for 2006 and $664 thousand for 2005. Our effective tax rate for 2006 was 33.8% compared to 33.7% for 2005. Note 10 of our consolidated financial statements provides a reconciliation between the amount of income tax expense computed using the federal statutory rate and our actual income tax expense. Also included in Note 10 to the consolidated financial statements is information regarding the principal items giving rise to deferred taxes for the two years ended December 31, 2006 and 2005.

Financial Condition

Assets

Our total assets increased to $257.2 million at December 31, 2006, compared to $209.5 million at December 31, 2005 representing an increase of $47.7 million or 22.8%. Total average assets increased 26.5%

from $180.7 million for the year ended December 31, 2005 to $228.6 million for the same period of 2006. Average stockholders’ equity increased 8.6% or $1.2 million over the same period.

Our total assets were $209.5 million as of December 31, 2005, up $56.9 million or 37.3% from the $152.6 million level at December 31, 2004. Securities increased $11.1 million or 37.3% from 2004 to 2005. Total loans, net of allowances for loan losses and deferred loan fees, increased by $47.0 million or 43.7% from 2004 to 2005, while deposits increased $33.7 million or 26.2% during the same period. Borrowings from the Federal Home Loan Bank and subordinated debt increased $12.0 million during 2005.

Loans

Our loan portfolio is the largest and most profitable component of our earning assets. Total loans, which exclude the allowance for loan losses and deferred loans fees, at December 31, 2006 were $201.7 million, an increase of $45.7 million from December 31, 2005 amount of $156.0 million. We continue to see increases in real estate construction loans, which were $51.4 million at December 31, 2006 or 25.5% of total loans. Residential and commercial real estate increased $17.7 million during 2006 and represent 62.1% of total loans. Additional lenders and a solid local economy have contributed to the loan growth. The allowance for loan losses was $1.8 million or 0.91% of total loans outstanding at December 31, 2006.

Major classifications of loans are as follows:

	2006	2005	2004	2003	2002
	(Dollars in thousands)

Commercial	$22,619	$15,312	$13,651	$14,275	$12,269
Real estate – residential	62,166	57,708	48,451	26,604	13,336
Real estate – commercial	63,062	49,775	30,741	23,907	22,766
Real estate – construction	51,450	31,442	14,324	6,165	4,001
Consumer	2,387	1,799	1,494	1,690	2,609

Total loans	$201,684	$156,036	$108,661	$72,641	$54,981

Less:
Allowance for loan losses	$1,834	$1,460	$1,084	$736	$552
Net deferred fees (costs)	99	(26)	(37)	19	34

Loans, net	$199,751	$154,602	$107,614	$71,886	$54,395

Our loan portfolio totaled 79.8% of average earning assets in 2006, up from 76.7% in 2005. At December 31, 2006, we had no concentration of loans in any one industry exceeding 10%. However, because of the nature of our market, loan collateral is predominantly real estate.

	December 31, 2006
	One Year or Less	After One Year Through Five Years	After Five Years	Total
	(Dollars in thousands)

Commercial	$7,409	$12,364	$2,846	$22,619
Real estate construction	45,137	5,306	1,007	51,450

Total	$52,546	$17,670	$3,853	$74,069

Loans with:
Fixed Rates	$4,692	$13,565	$904	$19,161
Variable Rates	47,854	4,105	2,949	54,908

	$52,546	$17,670	$3,853	$74,069

Asset Quality

We have policies and procedures designed to control credit risk and to maintain the quality of our loan portfolio. These include underwriting standards for new originations and ongoing monitoring and reporting of asset quality and adequacy of the allowance for loan losses. Nonaccrual loans were $120 thousand at December 31, 2006 compared to $2 thousand at December 31, 2005.

Non-performing Assets

We place loans on non-accrual when the collection of principal and interest is doubtful, generally when a loan becomes 90 days past due. There are three negative implications for earnings when we place a loan on non-accrual status. First, all interest accrued but unpaid at the date that the loan is placed on non-accrual status is either deducted from interest income or written off as a loss. Second, accruals on interest are discontinued until it becomes certain that both principal and interest can be repaid. Finally, there may be actual losses that require additional provisions for loan losses to be charged against earnings.

	December 31,
	2006	2005	2004	2003	2002
	(Dollars in thousands)

Non-accrual loans	$120	$2	$3	$6	$64
Accruing loans greater than 90 days past due	—	—	—	—	—

Non-performing assets to period end loans	0.06%	0.00%	0.00%	0.01%	0.11%

Allowance for Loan Losses

For a discussion of our accounting policies with respect to the allowance for loan losses, see “Critical Accounting Policies – Allowance for Loan Losses” above.

The following table depicts the transactions, in summary form, that occurred to the allowance for loan losses in each year presented:

	December 31,
	2006	2005	2004	2003	2002
	(Dollars in thousands)

Balance, beginning of year	$1,460	$1,084	$736	$552	$604
Loan charge-offs:
Commercial	21	31	—	62	370
Real estate – residential	—	—	—	—	—
Real estate – commercial	—	—	—	—	—
Real estate – construction	10	—	—	—	—
Consumer	—	1	—	12	2

Total loans charged-off	$31	$32	$0	$74	$372

Recoveries:
Commercial	$1	$—	$3	$8	$—
Real estate – residential	—	—	—	—	—
Real estate – commercial	—	—	—	—	—
Real estate – construction	—	—	—	—	—
Consumer	—	—	1	—	—

Total recoveries	$1	$0	$2	$8	$0

Net charge-offs	30	32	(2)	66	372
Additions charge to operations	404	408	346	250	320

Balance, end of year	$1,834	$1,460	$1,084	$736	$552

Ratio of allowance for loan losses to loans outstanding at end of period	0.91%	0.94%	1.00%	1.01%	1.01%

Ratio of new charge-offs (recoveries) to average loans outstanding during the period	0.02%	0.02%	0.00%	0.11%	0.86%

The allowance for loan losses at December 31, 2006 was $1.8 million compared to $1.5 million at December 31, 2005. The allowance for loan losses was 0.91% of total loans outstanding at December 31, 2006 compared to 0.94% at December 31, 2005. The provision for loan losses was $404 thousand for 2006 compared to $408 thousand for 2005. The provision for loan losses decreased slightly due to the decrease in net new loans during 2006 as compared to 2005. Net charge-offs were $31 thousand and $32 thousand for the years ended December 31, 2006 and 2005, respectively.

The allowance for loan losses at December 31, 2005 was $1.5 million, a $376 thousand increase over December 31, 2004. The provision for loan losses increased from $346 thousand for the year ended December 31, 2004 to $408 thousand for the comparable period in 2005. Net new loans increased from $36.0 million in 2004 to $47.4 million in 2005 resulting in an increase in the provision for loan losses. Net recoveries during 2004 were $2 thousand.

The following table shows the balance and percentage of our allowance for loan losses allocated to each major category of loan:

	Commercial & Industrial		Real Estate Mortgage		Real Estate Construction		Consumer
	Allowance for Loan Loss	Percent of Loans in Category to Total Loans	Allowance for Loan Loss	Percent of Loans in Category to Total Loans	Allowance for Loan Loss	Percent of Loans in Category to Total Loans	Allowance for Loan Loss	Percent of Loans in Category to Total Loans
	(Dollars in thousands)

2006	$762	11.22%	$633	62.09%	$437	25.51%	$2	1.18%
2005	556	9.82	627	68.88	275	20.15	2	1.15
2004	453	12.56	469	72.88	160	13.18	2	1.38
2003	389	19.65	280	69.54	65	8.49	2	2.32
2002	290	22.31	200	65.66	60	7.28	2	4.75

We have allocated the allowance according to the amount deemed reasonably necessary to provide for the possibility of losses being incurred within each of the above categories of loans. The allocation as shown in the table should not be interpreted as an indication that loan losses in future years will occur in the same proportions that they may have in prior years or that the allocation indicates future loan loss trends.

Securities

We account for securities under FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities. We have designated all securities in the investment portfolio as “available for sale” as further defined in Note 3 to our consolidated financial statements. Available for sale securities are required to be carried on the financial statements at fair value. The unrealized gains or losses, net of deferred income taxes, are reflected in stockholders’ equity.

The market value of the available for sale securities at December 31, 2006 and 2005 was $38.7 million and $39.6 million, respectively. The unrealized loss on the available for sale securities was $312 thousand at December 31, 2006 as compared to $424 thousand at December 31, 2005. The net market value loss at December 31, 2006 is reflective of the continued rise in market interest rates.

The carrying values of securities available for sale at the dates indicated were as follows:

	December 31,
	2006	2005	2004
	(Dollars in thousands)

U.S. Government securities	$26,705	$24,687	$9,481
Mortgage-backed securities	11,011	13,944	19,577
State and political subdivision obligations	1,015	990	—

	$38,731	$39,621	$29,058

Restricted equity securities consist primarily of Federal Reserve Bank stock, FHLB stock and Community Bankers Bank Stock. An increase in stock of the Federal Reserve Bank was due to increased capital at the subsidiary bank. Increased in stock in the FHLB was due to increased borrowing from the FHLB during 2006.

Deposits

The following table is a summary of average deposits and average rates paid on those deposits:

	2006		2005		2004
	Amount	Average Rate	Amount	Average Rate	Amount	Average Rate
	(Dollars in thousands)
Noninterest-bearing deposits
Demand deposits	$27,783	0.00%	$29,168	0.00%	$19,923	0.00%
Interest-bearing deposits
Interest checking	6,666	0.51	6,288	0.49	5,246	0.59
Savings	734	1.50	1,039	0.87	1,091	0.92
Money market accounts	24,829	3.04	23,612	1.70	26,959	1.33
Certificates of deposit	119,838	4.59	90,336	3.50	61,735	3.02

	$179,850		$150,443		$114,954

Deposits increased $31.9 million to $194.3 million at December 31, 2006 from $162.4 million at December 31, 2005. Average deposits for the year ended December 31, 2006 increased 19.6% or $29.4 million compared to average deposits for the year ended December 31, 2005. Average certificates of deposits grew $29.5 million for the year ended December 31, 2006 to $119.8 million.

During 2006, a new money market product was developed resulting in an increase in money market accounts of $8.5 million to $32.1 million at December 31, 2006. Certificate of deposits increased $21.0 million or 21.0% to $121.5 million at December 31, 2006 from $100.5 million at December 31, 2005. Non-interest bearing accounts increased $2.5 million or 8.1% to $32.9 million at year end 2006 as compared to $30.4 million at year end 2005.

The following table is a summary of the maturity distribution of certificates of deposit equal to or greater than $100,000 as of December 31, 2006:

	Within Three Months	Three to Twelve Months	Over One Year	Total	Percent of Total Deposits
	(Dollars in thousands)

At December 31, 2006	$8,929	$32,775	$11,173	$52,877	27.2%

Borrowings

At December 31, 2006 and 2005, our borrowings and the related weighted average interest rate were as follows:

	2006		2005		2004
	Amount	Weighted- Average Rate	Amount	Weighted- Average Rate	Amount	Weighted- Average Rate
	(Dollars in thousands)

Federal funds purchased	$6,026	5.35%	$10,270	2.43%	$1,609	4.20%
Repurchase agreements	1,667	4.83	680	3.51	519	1.80
Federal Home Loan Bank advances	30,000	3.94	18,000	3.75	8,000	1.42
Subordinated debt	7,155	6.86	2,000	6.33	—	0.00

	$44,848		$30,950		$10,128

Federal funds purchased have been a source of funds for the bank. We have various lines of credit available from certain of our correspondent banks in the aggregate amount of $18.0 million. These lines of credit, which bear interest at prevailing market rates, permit us to borrow funds in the overnight market, and are renewable annually. Advances from the FHLB constitute convertible advances with contractual maturities of five to ten years. All convertible advances have a call option remaining of two to three and one half years. Two advances of $5 million each are callable in January 2007 and February 2007. It is anticipated that both advances will be called.

Interest Rate Sensitivity

The most important element of asset/liability management is the monitoring of our sensitivity to interest rate movements. Our income stream is subject to risk resulting from interest rate fluctuations to the extent there is a difference between the amount of our interest-earning assets and the amount of interest-bearing liabilities that are prepaid, mature or repriced in specific periods. Our goal is to maximize net interest income within acceptable levels of risk to changes in interest rates. We seek to meet this goal by influencing the maturity and re-pricing characteristics of the various lending and deposit taking lines of business and by managing discretionary balance sheet asset and liability portfolios.

We monitor interest rate levels on a daily basis. The following reports and/or tools are used to assess the current interest rate environment and its impact on our earnings and liquidity: monthly and year to date net interest margin and spread calculations, monthly and year to date balance sheet and income statements versus budget, quarterly net portfolio value analysis, a weekly survey of rates offered by other local competitive institutions and GAP analysis (matching maturities or repricing dates of interest sensitive assets to those of interest sensitive liabilities by periods) and a Risk Manager model used to measure earnings at risk and economic value of equity at risk.

The data in the following table reflects repricing or expected maturities of various assets and liabilities. The gap analysis represents the difference between interest-sensitive assets and liabilities in a specific time interval. Interest sensitivity gap analysis presents a position that existed at one particular point in time, and assumes that assets and liabilities with similar repricing characteristics will reprice at the same time and to the same degree.

	December 31, 2006
	1 to 90 Days	90 Days to 1 Year	1 to 3 Years	3 to 5 Years	Over 5 Years	Total
	(Dollars in thousands)
Earning Assets:
Loans, net of deferred loan fees	$81,889	$18,283	$30,467	$50,329	$20,617	$201,585
Investment securities	8,429	1,589	15,587	6,796	11,800	44,201

Total rate sensitive assets	$90,318	$19,872	$46,054	$57,125	$32,417	$245,786

Cumulative totals	$90,318	$110,190	$156,244	$213,369	$245,786

Interest-Bearing Liabilities:
Interest checking	$—	$—	$3,200	$3,200	$—	$6,400
Money market accounts	16,111	5,000	4,000	5,279	1,752	32,142
Savings deposits	—	—	1,382	—	—	1,382
Certificates of deposit	28,648	69,548	15,689	7,615	—	121,500

FHLB borrowing and subordinated debt	15,155	—	15,000	7,000	—	37,155
Other liabilities	7,693	—	—	—	—	7,693

Total rate sensitive liabilities	$67,607	$74,548	$39,271	$23,094	$1,752	$206,272

Cumulative totals	$67,607	$142,155	$181,426	$204,520	$206,272

Interest sensitivity gap	$22,711	$(54,676)	$6,783	$34,031	$30,665

Cumulative interest sensitivity gap	$22,711	$(31,965)	$(25,182)	$8,849	$39,514

Cumulative interest sensitive gap as a percentage of earning assets	9.2%	-13.0%	-10.2%	3.6%	16.1%

Capital Resources and Dividends

We have an ongoing strategic objective of maintaining a capital base that supports the pursuit of profitable business opportunities, provides resources to absorb risk inherent in our activities and meets or exceeds all regulatory requirements.

The Federal Reserve Board has established minimum regulatory capital standards for bank holding companies and state member banks. The regulatory capital standards categorize assets and off-balance sheet items into four categories that weight balance sheet assets according to risk, requiring more capital for holding higher risk assets. At December 31, 2006 and 2005, our Tier 1 leverage ratio (Tier 1 capital to average total assets) was 8.80% and 6.98% respectively. Tier 1 risk based capital ratios at December 31, 2006 and 2005 were 10.39% and 9.13% respectively. Total risk based capital to risk weighted assets at December 31, 2006 and 2005 were 12.28% and 11.36%. Our capital structure exceeds regulatory guidelines established for well capitalized institutions, which affords us the opportunity to take advantage of business opportunities while ensuring that we have the resources to protect against risk inherent in our business.

	December 31,
	2006	2005
	(Dollars in thousands)
Tier 1 capital:
Common stock	$7,184	$7,184
Retained earnings	8,786	6,938

Total equity	15,970	14,122
Trust preferred debt	5,155	—

Total Tier 1 capital	21,125	14,122

Tier 2 capital:
Allowance for loan losses	1,834	1,460
Subordinated debt	2,000	2,000

Total Tier 2 capital	3,834	3,460

Total risk-based capital	$24,959	$17,582

Risk-weighted assets	$203,258	$154,715

Capital ratios:
Tier 1 leverage	8.80%	6.98%
Tier 1 risk based capital	10.39	9.13
Total risk based capital	12.28	11.36

Liquidity

Liquidity represents an institution’s ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, interest-bearing deposits with banks, federal funds sold, short-term investments, securities classified as available for sale as well as loans and securities maturing within one year. As a result of our management of liquid assets and the ability to generate liquidity through liability funding, management believes we maintain overall liquidity sufficient to satisfy our depositors’ requirements and meet our clients’ credit needs.

We also maintain additional sources of liquidity through a variety of borrowing arrangements. The bank maintains federal funds lines with a large regional money-center banking institution and a local community bankers’ bank. These available lines currently total approximately $11.5 million, of which $6.0 was outstanding at December 31, 2006. In addition, securities have been pledged to the local community bankers’ bank allowing for an additional line of approximately $6.8 million.

We have a credit line at the Federal Home Loan Bank of Atlanta in the amount of approximately $42.0 million which may be utilized for short and/or long-term borrowing. Advances from the Federal Home Loan Bank totaled $30.0 million at December 31, 2006.

At December 31, 2006, cash, federal funds sold, short-term investments, securities available for pledge or sale were 17.3% of total deposits. At December 31, 2005, cash, federal funds sold, short-term investments, securities available for pledge or sale were 23.4% of total deposits.

BUSINESS

General

First Capital Bancorp, Inc. is a bank holding company that was incorporated under Virginia law in 2006. Pursuant to a statutory share exchange that was effective on September 8, 2006, we became a bank holding company. We conduct our primary operations through our wholly owned subsidiary, First Capital Bank, which is chartered under Virginia law. We have one other wholly owned subsidiary, FCRV Statutory Trust 1, which is a Delaware Business Trust that we formed in connection with the issuance of trust preferred debt in September, 2006.

Our principal executive offices are located at 4222 Cox Road, Suite 200, Glen Allen, Virginia 23060, and our telephone number is (804) 273-1160. We maintain a website at www.1capitalbank.com.

First Capital Bank, a Virginia banking corporation headquartered in Glen Allen, Virginia, was incorporated under the laws of the Commonwealth of Virginia as a state-chartered bank in 1997. The bank is a member of the Federal Reserve System and began banking operations in late 1998. The bank is a community oriented financial institution that offers a full range of banking and related financial services to small and medium-sized businesses, professionals and individuals located in its market area. This market area consists of the Richmond, Virginia metropolitan area, with a current emphasis on western Henrico County, Chesterfield County, the City of Richmond, and the Town of Ashland, and the surrounding vicinity. The bank’s goal is to provide its customers with high quality, responsive and technologically advanced banking services. In addition, the bank strives to develop personal, knowledgeable relationships with its customers, while at the same time it offers products comparable to those offered by larger banks in its market area. We believe that the marketing of customized banking services has enabled the bank to establish a niche in the financial services marketplace in the Richmond metropolitan area.

The bank currently conducts business from its executive offices and six branch locations. See “—Properties”.

Products and Services

We offer a full range of deposit services that are typically available in most banks including checking accounts, NOW accounts, savings accounts and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates are tailored to our market area at rates competitive to those offered in the area. In addition, we offer certain retirement account services, such as Individual Retirement Accounts (IRAs). All deposit accounts are insured by the FDIC up to the maximum amount allowed by law (generally, $100,000 per depositor, subject to aggregation rules).

We also offer a full range of short-to-medium term commercial and consumer loans. Commercial loans include both secured and unsecured loans for working capital (including inventory and receivables), business expansion (including acquisition of real estate and improvements) and purchase of equipment and machinery. Consumer loans include secured (and unsecured loans) for financing automobiles, home improvements, education and personal investments. Additionally, we originate fixed and floating-rate mortgage and real estate construction and acquisition loans.

Other services offered by us include safe deposit boxes, certain cash management services, traveler’s checks, direct deposit of payroll and social security checks and automatic drafts for various accounts, selected on-line banking services and a small and medium-sized businesses courier service. We also have become associated with a shared network of automated teller machines (ATMs) that may be used by our customers throughout Virginia and other states located in the Mid-Atlantic region.

In late September, 2004, the bank introduced First Capital Investment Group, a division of the bank that provides full service investment services through licensed representatives as well as supporting annuity sales through our retail bank group. The bank owns a minority interest (approximately 1%) in BI Investments, LLC, a joint venture with the Virginia Bankers’ Association and many other community banks in Virginia, which provides support to First Capital Investment Group. This interest in BI Investments, LLC is not material to our operations.

Our Market Area

Our primary market is the Richmond, Virginia metropolitan area, which includes Chesterfield County, Henrico County, Hanover County, the Town of Ashland and the City of Richmond. Richmond is the capital of Virginia. All of our branches are located in the Richmond metropolitan area.

The Richmond metropolitan area is the third-largest metropolitan area in Virginia and is one of the state’s top growth markets based on population and median household income. The population of the Richmond metropolitan area has continued to increase in recent years, with current information from the Virginia Employment Commission showing a population in excess of 1,150,000 persons. According to the U.S. Census Bureau, the population in the Richmond metropolitan area grew by over 15% from 1990 to 2000, and an increase of 12% is projected for the period between 2000 and 2010. In addition, median household income for the Richmond metropolitan area grew 23% from 2000 to 2006 and is projected to grow an additional 17% through 2011. In 2006, the Richmond metropolitan area had a median household income approximately 9% higher than the national median household income.

Our market area enjoys a balanced and diversified economy with a broad array of employers and industries which shield the area from any recessions specific to one sector. Nearly all sectors of the local economy are currently sharing in the area’s economic growth, with the driving force behind the economy being private education and healthcare. The unemployment rate for the Richmond metropolitan area is less than 3%, and has consistently ranked among the five areas with the lowest unemployment rate among the nation’s 50-largest metropolitan areas.

The population of Henrico County, the location of our headquarters and first branch office, increased by 20% between 1990 and 2000 and an additional 10% between 2000 and 2006 to around 290,000 persons. The median household income for Henrico County in 2006 was approximately $60,000, or 17% above the national median, and increased 23% since 2000. Chesterfield and Hanover Counties each had 2006 median incomes of approximately $72,000. Together with Henrico County, we expect to focus our growth in Chesterfield and Hanover Counties as we build our branch system. Chesterfield and Hanover Counties have also experienced significant growth in median household income and population from 2000 to 2006, with both counties’ median household income growing 22% and population growing 16%. Population growth in the City of Richmond has historically been slow as residents continue to move to the suburbs, but the median household income projections for the City of Richmond are positive with median household income projected to increase 17% from 2006 to 2011.

Major employers in the Richmond metropolitan area include federal and state agencies, major health facilities, educational institutions, and various medium-sized and large corporations. Philip Morris USA, Universal Corporation, Dominion Resources, CarMax, and Circuit City Group are some of the larger corporations headquartered in Richmond. Other major employers in the private sector include Alcoa, CSX Corporation, DuPont, Honeywell, Tyson Foods and Wyeth Pharmaceuticals, as well as Bon Secours, CJW and Henrico Doctor’s medical institutions. Richmond also serves as headquarters for the Fifth Federal Reserve District.

Our market area has been subject to large scale consolidation of local banks, primarily by larger, out-of-state financial institutions. We believe that there is a large customer base in our market area that prefers doing business with a local institution. We seek to fill this banking need by offering timely personalized service, while making it more convenient by continuing to build our branch network throughout the Richmond metropolitan area where our customers live and work. To that end, in 2002, we initiated a branching strategy to better ensure that our branch network covers more of the markets in which our customers live and conduct business. We have made significant investments in our infrastructure and believe our current operating platform is sufficient to support a substantially larger banking institution without incurring meaningful additional expenses.

Business Strategy

Hire experienced, local bankers. Our strategy has revolved around the hiring of experienced, local banking professionals and relationship managers to originate loans and deposits, call on customers and lead our branches. These officers have been able to attract customers with which they have built relationships over the years, typically allowing the officers to enhance our deposit and loan production immediately. We currently have 13 commercial loan officers who have an average of 18 years of experience in the Richmond metropolitan banking market and have operated in our market area through a wide range of economic cycles and lending market conditions. We intend to continue to grow and build our franchise by hiring experienced local lenders and other bankers. We recently enhanced our market presence by hiring additional lenders in the private banking, business lending and construction lending arenas.

Continue the growth of our delivery system. Due to the economic growth in the Richmond metropolitan area and the consolidation of our local competitors, management believes that continued expansion of our delivery system will contribute to long-term growth and increased value. Accordingly, we expect to continue to open branches in the Richmond metropolitan area and anticipate that we will open one to two additional branches each year over the next five years, with the goal of having a total of 10 to 12 branches open at the end of this time frame. In the past eight months, we opened our Forest Office Park branch and our James Center office. The Forest Office Park branch is located in the center of a business complex with approximately 260 businesses that fit our small to medium-sized business profile. In addition, the James Center office is located in the heart of downtown Richmond’s financial and professional district, strategically placing us within a significant core of clients and prospects uniquely suited for the expansion of our Private Client Group.

A principal component of this expansion program has been to identify attractive locations for opening new branches that either complement our existing branch system, provide access to new customers within our market area or strategically match the addition of a key lender/leader to our team (as was the case with the James Center Office). We believe that the demographics and growth characteristics of the Richmond metropolitan area should also provide significant opportunities for us to continue to grow loan and deposit relationships within our existing branch network. We complement this branch network with free online banking services (for businesses and individuals), our remote deposit initiative and our business courier service.

Diversify our product and service offerings with the goal of increasing our non-interest income. The strength of the Richmond metropolitan area has allowed us to more effectively realize contributions to earnings from non-interest sources, primarily document preparation fees, monthly core deposit service charges and origination fees from our mortgage operations. We would expect our fees in these areas to grow significantly in 2007 and beyond. In particular, monthly core deposit service charges should see a material increase given our aggressive commitment to capturing small to medium-sized business deposits through our 2007 remote deposit initiative and our recent key hires in the Private Client Group and Business Banking arenas. We are becoming increasingly sophisticated in our ability to analyze customer relationships, which improves our ability to recognize opportunities to offer additional products and services that will expand these relationships and our non-interest income. We also expect to continue to grow non-interest income from the sale of investment products and services through First Capital Investment Group and in association with BI Investments, LLC, a registered brokerage firm formed as a joint venture with other Virginia based community banks.

Maintain our excellent asset quality. While our loan portfolio has experienced rapid growth, we have consistently maintained excellent asset quality. We believe that our strong asset quality is the result of a stable local economy, prudent underwriting standards, effective lending processes, timely follow-up on delinquencies, and the experience of our loan officers. We have the unique advantage of having four former Senior Lending Officers within our lending ranks, each having their own distinct market expertise. At December 31, 2006, we had one nonaccrual loan in the amount of $120,000 and no ninety-day past due loans. The nonaccrual loan is well secured by a primary residence and no loss is anticipated. We have also experienced minimal net charge offs over the last five years. Sound asset quality will always remain one of our strategic business objectives.

Emphasize relationship banking. A cornerstone of our business strategy is a commitment to customer service that is built around a personalized relationship. We hire local bankers with extensive business relationships who have experience in the Richmond community in originating and administering loans. In fact, all of our senior officers have spent most if not all their lives and banking careers in Richmond. We leverage our core relationships by providing our customers access to decision makers, customized loan products, and quick turn around time on lending decisions. Our experience indicates that by focusing on the relationship, “Where People Matter”, we are able to make good quality, profitable loans which will continue to be the foundation of our approach to business.

Employees

As of March 31, 2007, we had a total of 62 full time equivalent employees. We consider relations with our employees to be excellent. Our employees are not represented by a collective bargaining unit.

Competition

We compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds and other financial institutions operating in the Richmond metropolitan area and elsewhere. Many of our non-bank competitors are not subject to the same extensive federal regulations that govern federally-insured banks and state regulations governing state chartered banks. As a result, such non-bank competitors may have certain advantages over us in providing certain services.

Our primary market area is a highly competitive, highly branched banking market. Competition in the market area for loans to small and medium-sized businesses and professionals is intense, and pricing is important. Many of our competitors have substantially greater resources and lending limits than us and offer certain services, such as extensive and established branch networks, that we are not currently providing. Moreover, larger institutions operating in the Richmond metropolitan area have access to borrowed funds at lower cost than the funds that are presently available to us. Deposit competition among institutions in the market area also is strong. Competition for depositors’ funds comes from U.S. Government securities, private issuers of debt obligations and suppliers of other investment alternatives for depositors, among other sources. As a result, we have paid, and may in the future pay, above-market rates to attract deposits.

Governmental Monetary Policies

Our earnings and growth are affected not only by general economic conditions, but also by the monetary policies of various governmental regulatory authorities, particularly the FRB. The FRB implements national monetary policy by its open market operations in United States Government securities, control of the discount rate and establishment of reserve requirements against both member and nonmember financial institutions’ deposits. These actions have a significant effect on the overall growth and distribution of loans, investments and deposits, as well as the rates earned on loans, or paid on deposits.

Our management is unable to predict the effect of possible changes in monetary policies upon our future operating results.

Lending Activities

Credit Policies

The principal risk associated with each of the categories of loans in our portfolio is the creditworthiness of our borrowers. Within each category, such risk is increased or decreased, depending on various factors. The risks associated with real estate mortgage loans, commercial loans and consumer loans vary based on employment levels, consumer confidence, fluctuations in the value of real estate and other conditions that affect the ability of borrowers to repay indebtedness. The risk associated with real estate construction loans varies based on the supply and demand for the type of real estate under construction. In an effort to manage these risks, we have loan amount approval limits for individual loan officers based on their position and level of experience.

We have written policies and procedures to help manage credit risk. We use a loan review process that includes a portfolio management strategy, guidelines for underwriting standards and risk assessment, procedures for ongoing identification and management of credit deterioration, and annual independent third party portfolio reviews to establish loss exposure and to monitor compliance with policies. Our loan approval process includes our Management Loan Committee, the Loan Committee of the Board of Directors and, for larger loans, the Board of Directors. Our Senior Credit Officer is responsible for reporting to the Directors monthly on the activities of the Management Loan Committee and on the status of various delinquent and non-performing loans. The Loan Committee of the Board of Directors also reviews lending policies proposed by management. Our Board of Directors establishes our total lending limit and approves proposed lending policies approved by the Loan Committee of the Board.

Loan Originations

Real estate loan originations come primarily through direct solicitations by our loan officers, continued business from current customers, and through referrals. Construction loans are obtained by solicitations of our construction loan officers and continued business from current customers. Commercial real estate loan originations are obtained through broker referrals, direct solicitation by our loan officers and continued business from current customers. We may also purchase loan participations from other community banks in Virginia.

Our loan officers, as part of the application process, review all loan applications. Information is obtained concerning the income, financial condition, employment and credit history of the applicant. If commercial real estate is involved, information is also obtained concerning cash flow available for debt service. Loan quality is analyzed based on our experience and credit underwriting guidelines. Real estate collateral for loans in excess of $250 thousand are appraised by independent appraisers who have been pre-approved by meeting the requirement of providing a current and valid license certification and based on the lender’s experience with these appraisers. Evaluations for real estate collateral for loans less than $250 thousand are made by the loan officer.

In the normal course of business, we make various commitments and incur certain contingent liabilities that are disclosed but not reflected in our annual financial statements including commitments to extend credit. At March 31, 2007, commitments to extend credit totaled $141.4 million.

Construction Lending

We make local construction and land acquisition and development loans. Residential homes and commercial real estate under construction and the underlying land secure construction loans. At March 31, 2007, construction, land acquisition and land development loans outstanding were $55.6 million, or 26.1% of total loans. These loans are concentrated in our local markets. The average life of a construction loan is less than one year. Because the interest rate charged on these loans usually floats with the market, these loans assist us in managing our interest rate risk. Construction lending entails significant additional risks, compared to residential mortgage lending. Construction loans often involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the value of the building under construction is only estimable when the loan funds are disbursed. Thus, it is more difficult to evaluate accurately the total loan funds required to complete a project and related loan-to-value ratios. To mitigate the risks associated with construction lending, we generally limit loan amounts to 80% of appraised value in addition to analyzing the creditworthiness of the borrowers. We also obtain a first lien on the property as security for construction loans and typically require personal guarantees from the borrower’s principal owners.

Commercial Business Loans

Commercial business loans generally have a higher degree of risk than loans secured by real property but have higher yields. To manage these risks, we generally obtain appropriate collateral and personal guarantees from the borrower’s principal owners and monitor the financial condition of its business borrowers. Residential mortgage loans generally are made on the basis of the borrower’s ability to make repayment from employment and other income and are secured by real estate whose value tends to be readily ascertainable. In contrast, commercial business loans typically are made on the basis of the borrower’s ability to make repayment from cash flow from its business and are secured by business assets, such as commercial real estate, accounts receivable, equipment and inventory. As a result, the availability of funds for the repayment of commercial business loans is substantially dependent on the success of the business itself. Furthermore, the collateral for commercial business loans may depreciate over time and generally cannot be appraised with as much precision as residential real estate. We have a loan review and monitoring process to regularly assess the repayment ability of commercial borrowers. At March 31, 2007, commercial loans totaled $28.1 million, or 13.2% of the total loan portfolio.

Commercial Real Estate Lending

Commercial real estate loans are secured by various types of commercial real estate in our market area including commercial buildings and offices, recreational facilities, small shopping centers, churches and hotels. At March 31, 2007, commercial real estate loans totaled $66.2 million, or 31.0% of our total loans. We may lend up to 80% of the secured property’s appraised value. Commercial real estate lending entails significant additional risk, compared with residential mortgage lending. Commercial real estate loans typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. Additionally, the payment experience on loans secured by income producing properties is typically dependent on the successful operation of a business or a real estate project and thus may be subject, to a greater extent, to adverse conditions in the real estate market or in the economic environment. Our commercial real estate loan underwriting criteria requires an examination of debt service coverage ratios, the borrower’s creditworthiness and prior credit history and reputation, and we typically require personal guarantees or endorsements of the borrowers’ principal owners. In addition, we carefully evaluate the location of the security property.

Residential Real Estate Lending

Residential one-to-four mortgage loans at March 31, 2007, account for $60.8 million, or 28.5% of our total loan portfolio. At March 31, 2007, residential first mortgage loans represent $47.2 million or 77.6% of total residential real estate loans. Multifamily and home equity loans represent $4.6 million and $6.1 million, respectively, and junior liens account for $3.0 million of total residential real estate loans.

All residential mortgage loans originated by us contain a “due-on-sale” clause providing that we may declare the unpaid principal balance due and payable upon sale or transfer of the mortgaged premises. In connection with residential real estate loans, we require title insurance, hazard insurance, and if required, flood insurance. We do not require escrows for real estate taxes and insurance.

Consumer Lending

We offer various secured and unsecured consumer loans, including unsecured personal loans and lines of credit, automobile loans, boat loans, deposit account loans, installment and demand loans and credit cards. At

March 31, 2007, we had consumer loans of $2.5 million or 1.2% of total loans. Such loans are generally made to customers with whom we have a pre-existing relationship. We currently originate all of our consumer loans in our market area.

Consumer loans may entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured, such as loans secured by rapidly depreciable assets such as automobiles. Any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment as a result of the greater likelihood of damage, loss or depreciation. Due to the relatively small amounts involved, any remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy.

The underwriting standards we employ to mitigate the risk for consumer loans include a determination of the applicant’s payment history on other debts and an assessment of their ability to meet existing obligations and payments on the proposed loan. The stability of the applicant’s monthly income may be determined by verification of gross monthly income from primary employment and from any verifiable secondary income. Although creditworthiness of the applicant is of primary consideration, the underwriting process also includes an analysis of the value of the security in relation to the proposed loan amount.

Properties

Our banking offices are listed below. We conduct our business from the properties listed below. Except for our Ashland office, which we own, we lease our other offices under long term lease arrangements. All of such leases are at market rental rates and they are all with unrelated parties having no relationship or affiliation with us.

Office Location	Date Opened
Innsbrook Office 4101 Dominion Boulevard Glen Allen, Virginia 23060	1998

Ashland Office 409 South Washington Highway Ashland, Virginia 23005	2000

Chesterfield Towne Center Office 1580 Koger Center Boulevard Richmond, Virginia 23235	2003

Staples Mill Road Office 1776 Staples Mill Road Richmond, Virginia 23230	2003

Forest Office Park Branch 1504 Santa Rosa Road Richmond, Virginia 23229	2006

James Center Office One James Center 901 East Cary Street Richmond, Virginia 23219	2007

Our corporate office, which we opened in 2003, is located at 4222 Cox Road, Suite 200, Glen Allen, Virginia 23060.

All of our properties are in good operating condition and are adequate for our present and anticipated future needs.

Legal Proceedings

We are not involved in any pending legal proceedings other than legal proceedings occurring in the ordinary course of business. Our management does not believe that such legal proceedings, individually or in the aggregate, are likely to have a material adverse effect on our results of operations or financial condition.

MANAGEMENT

The Board of Directors

Our Board of Directors currently consists of 11 members each with long-standing ties to the Richmond metropolitan area. The following biographical information discloses each director’s age and business experience in the past five years and the year that each individual was first elected to our board of directors, or previously to the Board of Directors of First Capital Bank. Unless otherwise specified, each director has held his or her current position for at least five years.

P.C. Amin, 61, has been a director since 1998. He is the President of Shamin, Inc., Hospitality One, Inc. and Innsbrook Hospitality. Mr. Amin also is the developer and owner of several hotels in the Richmond area, including Comfort Suites, Holiday Inn Express, Hampton Inn, Travelodge, Ramada Inn and Comfort Inn.

Gerald Blake, 53, has been a director since 1998. He is the owner and President of Select Office Systems, a Richmond based company that sells and markets office equipment.

Kamlesh N. Dave, M.D., F.A.C.C., 51, has been a director since 2005. He is a Cardiologist and former Chief of Staff of the Southside Regional Medical Center. Dr. Dave serves as co-chair and trustee to the Cultural Center of India and serves as Vice Chairman of the Commonwealth Health Research Board. He is also a member of the Workman’s Compensation Medical Board of Virginia.

Grant S. Grayson, 54, Chairman of the Board of Directors, has been a director since 1998. He is a partner in the law firm of Cantor Arkema, P. C., located in Richmond, Virginia.

Yancy S. Jones, 56, has been a director since 1998. He is the President/CEO of TSRC, Inc. (formerly, The Supply Room Companies, Inc.), a Richmond based office supply company.

Debra L. Richardson, 44, has been a director since 2003. She is the President and owner of Business and Healthcare Solutions, PLC which specializes in financial strategies for businesses and healthcare providers. Prior to forming Business and Healthcare Solutions in 2005, Ms. Richardson served as President of MMR Holdings, a supplier of health care imaging services for two years. Prior to that, she worked for 15 years at the accounting firm of Keiter Stephens, the last 10 years as the partner in charge of the Healthcare practice.

Joseph C. Stiles, Jr., 85, has been a director since 1998. He is the owner of Luck Motor Company, Ashland, Virginia, a long-standing Chevrolet dealership. Mr. Stiles was appointed a member of the Board of Directors of Hanover National Bank in 1965 and served in that capacity until the merger with First Virginia Bank-Colonial in 1986, and remained on the Board of First Virginia Bank-Colonial until December, 1995.

Robert G. Watts, Jr., 46, has been a director since 2001. Mr. Watts is a Richmond native with 24 years of experience in the financial services industry, all of them in the Richmond metropolitan area. He is the President and CEO of First Capital Bancorp, Inc. and First Capital Bank. From June 1, 1999 until taking a position with the bank on December 20, 2000, Mr. Watts was Senior Vice President and Senior Lending Officer of The Bank of Richmond. Mr. Watts has over 20 years of banking experience in the Richmond area, the majority of which was with NationsBank (and its predecessors) and First Capital Bank. Prior to joining First Capital Bank, as President and CEO, Mr. Watts devoted much of his banking career to lending and developing relationships within the professional and executive banking sector. He also has an extensive financial industry background in sales and credit training/development.

Jay M. Weinberg, 74, has been a director since 1998. He is Chairman, Emeritus of the law firm of Hirschler Fleischer, located in Richmond, Virginia. Prior to assuming this position in 2004, Mr. Weinberg had been a partner in such firm for over 40 years.

Richard W. Wright, 72, Vice-Chairman of the Board of Directors, has been a director since 1998. He is the current Chairman of James River Group, a property and casualty insurance holding company. Mr. Wright is also the former Chairman of Peoples Security Insurance Company and the former Chairman and Director of Front Royal, Inc., a property casualty insurance holding company headquartered in Morrisville, North Carolina. Mr. Wright is also the President and Director of the Wright Group, an insurance consulting company located in Richmond.

Gerald H. Yospin, 66, has been a director since 1998. He is a partner in Triangle Development Group of Richmond. Mr. Yospin is a former senior associate and member of the Retail Brokerage Department of Grubb & Ellis/Harrison & Bates, Inc., located in Richmond, Virginia.

Senior Managers Who Are Not Directors

Information with respect to Robert G. Watts, Jr., our President and Chief Executive Officer, is set forth above. Information with respect to certain other senior managers who have an average of 20 plus years of experience in the financial services industry in the Richmond metropolitan area, is as follows:

Barry P. Almond, SVP and Retail Banking Team Leader: Mr. Almond has 20 years of experience in the financial services industry, all of them in the Richmond area. As head of First Capital Bank’s Retail Banking Group, Mr. Almond manages the bank’s branch personnel and facilitates the sales efforts through First Capital Investments. He began his banking career with Central Fidelity Bank in 1987 in the consumer and small and medium-sized businesses lending arena. Prior to joining First Capital Bank in 2002, Mr. Almond headed up the retail banking unit for Village Bank.

William D. Bien, Jr., SVP and Senior Lending Officer: Mr. Bien is a Richmond native with 25 years of experience in the financial services industry, all of them in the Richmond area. Mr. Bien started his banking career in Richmond in the management training program of First and Merchants Bank. Prior to joining First Capital Bank in 2003, Mr. Bien served for seven years as EVP and Senior Lender at Commonwealth Bank. At Commonwealth Bank, he garnered significant experience in real estate lending, which remains a focus of his portfolio today. In addition to his lending activities, Mr. Bien’s focus is the development of a knowledgeable, responsive and customer-focused lending team.

Patty A. Cuccia, SVP and Operations Team Leader: Ms. Cuccia has 26 years of banking experience in the financial services industry, the majority of those years in the Richmond area. Ms. Cuccia joined First Capital Bank in 1998. She is the original member of our founding management team and she has been responsible for our information systems, operations department, branch build-outs and other related areas since joining First Capital Bank. Ms. Cuccia joined First Capital Bank as an AVP. She became a VP in 2000 and an SVP in 2004. Ms. Cuccia began her banking career in Fort Lauderdale, Florida, with Bank Atlantic where she progressed through the management trainee program to become a Branch Manager of a $250 million branch. Prior to joining First Capital Bank, Ms. Cuccia was the Operations Manager, Assistant Vice President responsible for the operations department at Regency Bank, a Richmond community bank that is now part of BB&T.

K. Bradley Hildebrandt, EVP and Senior Credit Officer: Mr. Hildebrandt has 23 years of experience in the financial services industry, 22 of them in the Richmond metropolitan area. He began his banking career in Richmond with Dominion Bankshares, followed by a lengthy commercial banking tenure with F &M Bank–Richmond. Mr. Hildebrandt joined First Capital Bank in February, 2002, and has been a critical team member in generating new loan growth while maintaining asset quality. In addition to his commercial lending, Mr. Hildebrandt has a background in international banking services, and is a lead originator of First Capital Bank’s letters of credit.

Ann K. Hillsman, SVP Real Estate Construction and Mortgage Banking: Ms. Hillsman is a Richmond native with 25 years of experience in the financial services industry, all of them in the Richmond area. Ms. Hillsman started her banking career in 1982 as a construction lending officer with Investors Savings Bank in Richmond, and was the SVP Real Estate Lending Manager at The Bank of Richmond for over five years prior to joining First Capital Bank. At The Bank of Richmond, she carried the largest loan portfolio of that bank’s loan officers with over $60 million in loans outstanding. A long term member of the Home Building Association of Richmond, Ms. Hillsman has served on a number of committees of the Association. Ms. Hillsman joined First Capital Bank in August, 2006.

Richard C. McNeil, SVP and Private Client Group Team Leader: Mr. McNeil is a Richmond native with 25 years of experience in the financial services industry, all of them in the Richmond area. Mr. McNeil started his banking career in 1983 with Signet Bank in Richmond, and rose to the position of Vice President, Private Banking Department by the time he left Signet in 1998. He helped start First Market Bank’s Private Banking Division in 1998, and was the department team leader. Mr. McNeil has been active in the West Richmond Rotary Club since 1992, and is on the Board of Directors of the Virginia College Fund and Circle Center Adult Day Services. He joined First Capital Bank in January, 2007 as the leader of the bank’s Private Client group.

William W. Ranson, CPA, SVP and Chief Financial Officer: Mr. Ranson is a Richmond native, with 31 years of experience in the financial services industry, all of them in the Richmond metropolitan area. Mr. Ranson started his accounting career as an auditor in the financial services practice of Deloitte and Touche. After six years with the accounting firm, he joined the savings and loan industry as Chief Financial Officer for Citizens Savings and Loan in Richmond. Mr. Ranson’s most recent banking experience prior to joining First Capital Bank in 2004 was Executive Vice President and CFO for Commonwealth Bank (now First Community Bank), where he was employed in such capacity for eight years.

Katherine K. Wagner, SVP and Chief Operating Officer: Ms. Wagner has 22 years of experience in the financial services industry, all of them in the Richmond area. Ms. Wagner started her career with NationsBank (and its predecessors) in 1984, staying with them until she joined a community bank in 1995. Prior to joining First Capital Bank in May, 2005, Ms. Wagner devoted much of her lending career to financing merger and acquisition transactions and was responsible for developing SBA lending programs at two Richmond area community banks. Immediately prior to joining First Capital Bank, she was SVP and real estate lending manager for Citizens and Farmers Bank for almost six years. While continuing her lending career at First Capital Bank, Ms. Wagner also manages the strategic planning process and plays the lead role in directing the majority of the bank’s growth and profitability initiatives. Ms. Wagner joined First Capital Bank as SVP Strategy Team Leader and she was promoted to her current position in 2006.

Ralph C. (“Del”) Ward, Jr., SVP and Business Banking Team Leader: Mr. Ward has 24 years of experience in the financial services industry, all of them in the Richmond area. Mr. Ward started his banking career in Richmond in 1981 when he joined the retail bank management program at First and Merchants. In 1995, he was promoted to Vice President with the Business Banking Group at NationsBank, where he was consistently a top producer in business development. In 1998, Mr. Ward helped start First Market Bank’s Business Banking Division, and grew his loan portfolio to $80 million by the end of 2006. He joined First Capital Bank in January, 2007 as the leader of the bank’s Business Banking program.

Security Ownership of Management

The following table sets forth, as of March 31, 2007, certain information with respect to beneficial ownership of shares of common stock by each of the members of the board of directors, by each of the executive officers named in the “Summary Compensation Table” below and by all current directors and senior managers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of a director living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or senior manager can vest title in himself at once or at some future time.

Name	Number of Shares (1)	Percent of Class (%)
P.C. Amin	122,004	6.8%
Gerald Blake	32,287	1.8
Dr. Kamlesh N. Dave	81,036	4.5
Grant S. Grayson	37,838	2.1
K. Bradley Hildebrandt	13,500	*
Yancey S. Jones	36,975	2.1
Debra L. Richardson	7,650	*
Joseph C. Stiles, Jr.	33,100	1.8
Katherine K. Wagner	7,500	*
Robert G. Watts, Jr.	35,775	2.0
Jay M. Weinberg	43,842	2.4
Richard W. Wright	108,375	6.0
Gerald Yospin	29,962	1.7

Current directors and senior managers as a group (20 persons)	632,520	32.1%

(1)

Amounts reflect shares of common stock issuable upon the exercise of stock options exercisable within 60 days of March 1, 2007, as follows: Mr. Amin 9,225 shares; Mr. Blake 10,725 shares; Dr. Dave 3,000 shares; Mr. Grayson 18,225 shares; Mr. Hildebrandt 12,000 shares; Mr. Jones 6,975 shares; Ms. Richardson 3,000 shares; Mr. Stiles 10,725 shares; Ms. Wagner 7,500 shares; Mr. Watts 25,725 shares; Mr. Weinberg 6,975 shares; Mr. Wright 15,225 shares; Mr. Yospin 8,475 shares.

*	Ownership interest less than 1%.

It is anticipated that our senior management and directors may purchase up to $750,000 in shares in this offering. It is not anticipated that any individual director or senior manager will purchase more than $200,000 in shares.

Security Ownership of Certain Beneficial Owners

Based on information available to us, no person (including any “group” as that term is used in Section 13(d)(3) at the Securities Exchange Act of 1934, as amended), beneficially owned 5% or more of our common stock, except as set forth in the foregoing table.

Director Compensation

Effective January 1, 2006, each non-employee member of our Board of Directors receives $300 for each Board meeting he or she attends, and $150 for each committee meeting he or she attends. For the year ended December 31, 2005, non-employee members of our Board of Directors received $200 for each board meeting and $100 for each committee meeting they attended. Prior to 2005, members of the Board of Directors of First Capital Bank received no fees for their services as directors.

In 2006, non-employee directors received $59,550 in the aggregate as compensation for their services as directors.

The following table sets forth a summary of certain information concerning the compensation paid by us to our directors, other than Mr. Watts, during 2006. Information regarding the compensation paid to Mr. Watts is disclosed under “Executive Compensation.”

Name	Fees Earned or Paid in Cash	Total
P.C. Amin	$3,000	$3,000
Gerald Blake	8,250	8,250
Dr. Kamlesh N. Dave	3,000	3,000
Grant S. Grayson	8,400	8,400
Yancey S. Jones	3,600	3,600
Jay M. Weinberg	3,300	3,300
Joseph C. Stiles, Jr.	8,850	8,850
Richard W. Wright	9,150	9,150
Gerald Yospin	8,850	8,850
Debra L. Richardson	3,150	3,150

No stock awards or stock option grants were made to the non-employee directors in 2006.

Executive Compensation

The following table shows, for the year ended December 31, 2006, the cash compensation paid by us and our subsidiaries, as well as certain other compensation paid or accrued for that year, to each of the named executive officers in all capacities in which he or she served. The following table does not include certain perquisites that do not exceed $10,000 each.

	Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus		Other	Option Awards	All Other Compensation (1)	Total
Robert G. Watts, Jr. President and Chief Executive Officer (Principal Executive Officer)	2006	$145,438	$—	(2)	$—	$—	$8,900	$154,338

K. Bradley Hildebrandt Executive Vice President and Senior Credit Officer	2006	$109,725	$11,500		$—	$—	$4,937	$126,162

Katherine K. Wagner, Chief Operating Officer and Senior Vice President	2006	$107,232	$5,700		$—	$—	$4,824	$117,756

(1)	Includes company match benefits received by these individuals in connection with contributions made under the Contributory Thrift Plan, which is our 401(k) plan.
(2)	Mr. Watts declined the cash bonus (approximately $17,500) offered to him for 2006.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee is a current or former officer of ours or First Capital Bank. In addition, there are no compensation committee interlocks with other entities with respect to any such member.

Stock Option Plan

We maintain the First Capital Bancorp, Inc. 2000 Stock Option Plan (the “Plan”) to attract and retain qualified personnel in key positions and provide our employees with an ownership interest in the company as an incentive to contribute to our success. Stock options may also be granted to our directors. The Plan reserves up to 233,484 shares for issuance upon the exercise of options granted under the Plan (after adjustment for the three-for-two stock split that was effective December 28, 2005) and options totaling 211,875 shares have been issued as of the date hereof. Unless sooner terminated, the Plan shall continue in effect until 2010.

The Plan is administered by the Board of Directors, or a committee thereof, which has the power to determine the persons to whom stock options are to be granted. In administering the Plan, the Board of Directors or the committee, as applicable, has the authority to determine the terms and conditions upon which stock options may be made and exercised, to construe and interpret the Plan and to make all determinations and actions with respect to the Plan. Pursuant to the provisions of the Plan, the exercise price of incentive stock options awarded in the future shall not be less than the fair market value of our common stock on the date the stock option is granted. The exercise price of all other options awarded in the future will not be less than 85% of the fair market value of the stock on the date the stock option is granted. Furthermore, all stock options may be subject to various vesting requirements that must first be satisfied in order for the stock options to be exercisable. All stock options to be granted to our executive officers and directors will be granted in accordance with Rule 16b-3 under the Exchange Act.

At the 2007 annual meeting, our stockholders will be asked to approve amendments to the Plan that will: (i) increase the number of shares authorized for issuance thereunder from 233,489 shares to up to 338,489 shares; and (ii) clarify and confirm that employees of the bank and any other subsidiary are eligible to receive grants under the Plan. These amendments will be presented to the stockholders at the direction of our Board of Directors and with a recommendation that the stockholders vote in favor of these amendments. The amendments were approved by the directors on February 21, 2007.

Option Grants

There were no individual grants of stock options made during the last fiscal year to any persons named in the Summary Compensation Table. However, on January 17, 2007, Mr. Watts was granted an option to purchase 2,275 shares and Ms. Wagner was granted an option to purchase 1,500 shares. No stock options were granted during the last fiscal year to our non-employee directors.

Effective as of December 21, 2005, the Board of Directors of the bank voted to accelerate the vesting of all outstanding options under the Plan as a result of which all such outstanding options are now fully vested and exercisable. A total of 34,500 options received accelerated vesting, which included the following number of options held by the executive officers named in the compensation table: Mr. Watts – 5,075 options having a value of $34,000; Mr. Hildebrandt – 1,750 options having a market value of $13,122; and Ms. Wagner – 7,500 options having a market value of $35,450.

Year End Option Values

The following table sets forth information concerning the total number of securities underlying unexercised options held at the end of the fiscal year by the persons named in the Summary Compensation Table. No stock awards have been made to any of these individuals.

Outstanding Option Awards At Fiscal Year End

	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End (1)		Option Exercise Price	Option Expiration Date
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Robert G. Watts, Jr.	25,725	—	$250,474	—	*	*
K. Bradley Hildebrandt	12,000	—	130,625	—	**	**
Katherine K. Wagner	7,500	—	45,125	—	$11.93	May 20, 2015

(1)	The value of in-the-money options at fiscal year end was calculated by determining the difference between the price of a share of common stock and the exercise price of the options.
*	(i) 8,250 shares with an exercise price of $5.32 expiring on December 31, 2010; (ii) 2,250 shares with an exercise price of $7.00 expiring on December 11, 2012; (iii) 225 shares with an exercise price of $7.33 expiring on March 19, 2013; and (iv) 15,000 shares with an exercise price of $10.00 expiring on December 17, 2013.
**	(i) 6,750 shares with an exercise price of $5.43 expiring date of January 18, 2012; (ii) 1,500 shares with an exercise price of $7.07 expiring February 13, 2013; and (iii) 3,750 shares and an exercise price of $10.00 expiring December 17, 2013.

Employment Agreements

The bank has entered into an employment agreement, dated December 20, 2000, with Mr. Watts. The employment agreement provides that Mr. Watts’ employment is terminable at any time by either party, except that the bank must give Mr. Watts 30 days’ notice if it intends to terminate the agreement without “cause” (as defined in the agreement). The agreement provides for an initial base salary of $103,500 per year, with the Board of Directors having the discretion to increase such salary and to pay Mr. Watts additional compensation as a bonus based on the profitability of the bank and Mr. Watts’ performance. In the event the bank terminates Mr. Watts’ employment without “cause” (as defined in the agreement), the bank must pay to Mr. Watts his base salary for a period of six to 12 months, with such period to be determined by the Board of Directors. In addition, in the event Mr. Watts’ employment is terminated within nine months following a “change of control” (as defined in the agreement), Mr. Watts is entitled to receive his base salary for a period of 18 months following such termination. The agreement also prohibits Mr. Watts from competing with the bank under certain circumstances and for various periods of time following the termination of his employment, depending on when such termination occurs and the basis for such termination. Mr. Watts’ current annual salary under the agreement is $145,000.

The bank has entered into a change of control agreement dated April 15, 2004 with Mr. Ranson. The Agreement provides that Mr. Ranson shall be entitled to receive a payment equal to three times his then base salary in the event his employment with the bank terminates or is terminated during the six months immediately preceding a change in control (as defined in the agreement) or the six months immediately following a change in control, unless such termination is or was; (a) because of Mr. Ranson’s death; (b) by the bank for Cause or Disability (as defined in the agreement); or (c) by Mr. Ranson other than for Good Reason (as defined in the agreement). Any such payment that becomes due to Mr. Ranson can be paid as a lump sum or, at the option of the bank, in equal monthly installments for 36 months.

Transactions with Management

During fiscal 2006, the bank extended credit to certain of our directors. All such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the bank, and did not involve more than the normal risk of collectibility or present other unfavorable features. We are prohibited from making loans, with the exception of residential mortgages and educational loans, to executive officers in excess of certain dollar limits fixed by federal banking laws. The balance of loans to our directors, executive officers and their associates totaled $7.5 million at December 31, 2006, or 47.8% of our equity at that date.

Since January 1, 2006, there are no existing or proposed transactions between us or the bank and our directors outside of those contemplated in the ordinary course of its banking business. In accordance with the foregoing, we currently employ the law firm of Cantor Arkema, P.C. with which Grant S. Grayson, the Chairman of our Board of Directors, is affiliated, as our counsel to represent us on various legal matters.

There are no legal proceedings to which any director, officer or principal shareholder, or any affiliate thereof, is a party that would be material and adverse to us.

Independence of Directors

Except for Mr. Watts, all of our directors are independent directors as defined by the listing standards of Nasdaq. We have a standing audit committee comprised entirely of independent directors, as required by the Sarbanes-Oxley Act.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 5,000,000 shares of common stock, par value $4.00 per share, and 2,000,000 shares of serial preferred stock, par value $4.00 per share, which may be issued in series with such powers, designations and rights as may be established from time to time by our Board of Directors. As of March 5, 2007, there were 1,796,021 shares of common stock issued and outstanding held by 744 shareholders of record. The issued shares of common stock represent non-withdrawable capital, are not accounts of an insurable type, and are not federally insured. As of such date, no shares of the preferred stock were issued and outstanding. The issuance of a series of serial preferred stock with voting or conversion rights may adversely affect the voting power of the holders of the common stock.

Common Stock

Voting Rights

Each holder of shares of common stock is entitled to one vote per share held on any matter submitted to a vote of shareholders. There are no cumulative voting rights in the election of directors.

Dividends

Holders of shares of common stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor. We are a corporation separate and distinct from First Capital Bank. Since most of our revenues will be received by us in the form of dividends or interest paid by First Capital Bank, our ability to pay dividends will be subject to regulatory restrictions as described in “Supervision and Regulation – First Capital Bancorp, Inc. – Dividends ” below.

No Preemptive or Conversion Rights

Holders of shares of our common stock do not have preemptive rights to purchase additional shares of our common stock, and have no conversion or redemption rights.

Calls and Assessments

All of the issued and outstanding shares of our common stock are non-assessable.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, the holders of shares of our common stock shall be entitled to receive, in cash or in kind, our assets available for distribution remaining after payment or provision for payment of our debts and liabilities.

Certain Anti-Takeover Provisions of Our Articles of Incorporation and Bylaws and Virginia Law

General. Our Articles of Incorporation and the Virginia Stock Corporation Act (the “Virginia SCA”) contain certain provisions designed to enhance the ability of our Board of Directors to deal with attempts to acquire control of First Capital Bancorp, Inc. These provisions and the ability to set the voting rights, preferences and other terms of any series of preferred stock that may be issued, may be deemed to have an anti-takeover effect and may discourage takeovers (which certain stockholders may deem to be in their best interest). To the extent that such takeover attempts are discouraged, temporary fluctuations in the market price of our common stock resulting from actual or rumored takeover attempts may be inhibited. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even though such transaction may be favorable to the interests of stockholders, and could potentially adversely affect the market price of our common stock.

The following briefly summarizes protective provisions that are contained in our Articles and provided by the Virginia SCA. This summary is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions, and is qualified in its entirety by reference to our Articles and the statutory provisions contained in the Virginia SCA.

Supermajority Provision. Our Articles of Incorporation require certain fundamental corporate actions to be approved by the affirmative vote of the holders of a majority of the shares entitled to vote, provided that two-thirds of the members of the Board of Directors then in office have approved and recommended the approval of the proposed fundamental action. Such fundamental corporate actions include amendments to our Articles of Incorporation, adoption of plans of merger or exchange, sales of all or substantially all of our assets other than in the ordinary course of business and adoption of plans of merger or exchange, sales of all or substantially all of our assets other than in the ordinary course of business and adoption of plans of dissolution (“Fundamental Actions”). In the absence of such approval and recommendation by the Board, the shareholder vote required for approval of Fundamental Actions is 80% of the shares entitled to vote on the matter.

Staggered Board Terms. Our Articles of Incorporation provide that our Board of Directors be divided into three classes as nearly equal in number as possible, with one class to be elected annually for a term of three years and until their successors are elected and qualified. Vacancies occurring in the Board of Directors by reason of an increase in the number of directors may be filled by the Board of Directors, and any directors so chosen shall hold office until the next election of directors by the stockholders. Any other vacancy in the Board of Directors, whether by reason of death, resignation, removal or otherwise, may be filled by the remaining directors and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors are elected and qualified. Pursuant to our Articles of Incorporation, directors may be removed only for cause and only by a vote of the holders of two-thirds of the outstanding shares entitled to vote.

State Anti-Takeover Statutes. The Virginia SCA includes two anti-takeover statutes, the Affiliated Transactions Statute and the Control Shares Acquisitions Statute. These statutes would be available to us, if at the time of the transaction, we have 300 or more shareholders of record, as described below.

The Affiliated Transactions Statute restricts certain transactions (“affiliated transactions”) between a Virginia corporation having more than 300 shareholders of record and a beneficial owner of more than 10% of any class of voting stock (an “interested shareholder”). An “affiliated transaction” is defined in the Virginia SCA as any of the following transactions with or proposed by an interested shareholder: a merger; a share exchange; certain dispositions of assets or guaranties of indebtedness other than in the ordinary course of business; certain significant securities issuances; dissolution of the corporation; or reclassification of the corporation’s securities. Under the statute, an affiliated transaction generally requires the approval of a majority of disinterested directors and two-thirds of the voting shares of the corporation other than shares owned by an interested shareholder during a three-year period commencing as of the date the interested shareholder crosses the 10% threshold. This special voting provision does not apply if a majority of disinterested directors approved the acquisition of the more than 10% interest in advance. After the expiration of the three-year moratorium, an interested shareholder may engage in an affiliated transaction only if it is approved by a majority of disinterested directors and by two-thirds of the outstanding shares held by disinterested shareholders, or if the transaction complies with certain fair price provisions. This special voting rule is in addition to, and not in lieu of, other voting provisions contained in the Virginia SCA and our Articles of Incorporation.

The Control Share Acquisitions Statute provides that, with respect to Virginia corporations having 300 or more shareholders of record, shares acquired in a transaction that would cause the acquiring person’s aggregate share ownership to meet or exceed any of three thresholds (20%, 33-1/3% or 50%) have no voting rights unless such rights are granted by a majority vote of the shares not owned by the acquiring person or any officer or employee-director of the corporation. The statute sets out a procedure whereby the acquiring person may call a special shareholder’s meeting for the purpose of considering whether voting rights should be conferred. Acquisitions pursuant to a tender or exchange offer arising out of an agreement to which the corporation is a party are exempt from the statute.

Liability and Indemnification of Officers and Directors. Our Articles of Incorporation contain a provision which, except as limited by the Virginia SCA, eliminates the liability of a director or officer to First Capital Bancorp, Inc. or its shareholders for monetary damages for any breach of duty as a director or officer. The Virginia SCA does not eliminate such liability to the extent that it is proved that the director or officer engaged in willful misconduct or a knowing violation of criminal law or of any federal or state securities law.

The Articles of Incorporation require indemnification of any person against liability incurred in connection with any proceeding to which that person is made a party by reason of: (i) his service to us, as applicable, as a director or officer; or (ii) his service as director, officer, trustee, or partner to some other enterprise at our request, except in the event of willful misconduct or a knowing violation of the criminal law. The Articles of Incorporation also authorize the Board of Directors to contract in advance to indemnify any director or officer by a majority vote of a quorum of disinterested directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Dissenters Rights in Mergers and Other Reorganizations. Under the Virginia SCA, and subject to certain limitations, a dissenting stockholder of a corporation participating in certain transactions may, under varying circumstances and subject to specified procedural requirements, receive cash in the amount of fair market value of his or her shares in lieu of the consideration he or she would otherwise receive under the terms of the transaction. These transactions include a merger, consolidation or share exchange, certain amendments to the corporation’s articles of organization or bylaws, or a sale of substantially all of the corporation’s property.

Increasing the Number of Directors. Under Virginia law, a board of directors may amend or repeal bylaws unless articles of incorporation or other provisions of Virginia law reserve such power exclusively in the shareholders or the shareholders, in adopting or amending particular bylaws, expressly prohibit the board of directors from amending or repealing that bylaw. Our Articles of Incorporation do not reserve the power to amend the bylaws to increase or decrease the number of directors exclusively to the shareholders and no bylaw, and no amendment thereto, expressly prohibits the Board of Directors from amending the bylaws to increase or decrease the number of directors. According to Virginia law, our Board of Directors may amend our bylaws at any time to increase or decrease the number of directors by up to 30% of the number of directors of all classes immediately following the most recent election of directors by the shareholders. In addition, the newly created directorships resulting from an increase in the number of authorized directors shall be filled by the affirmative vote of a majority of the directors then in office. As a result, if faced with an attempt to take control of our Board of Directors, the Board may increase the size of the Board and install directors opposed to the hostile takeover attempt.

Inability of Shareholders to Call Special Meetings. Pursuant to our bylaws, special meetings of shareholders may be called only by our President, the Chairman of our Board of Directors or by a majority of the Board of Directors. As a result, shareholders are not able to act on matters other than at annual shareholders meetings unless they are able to persuade the President, the Chairman or a majority of the Board of Directors to call a special meeting.

Advance Notification Requirements. Our bylaws also require a shareholder who desires to nominate a candidate for election to the Board of Directors or to raise new business at annual shareholders meeting to provide us advance notice not later than 90 days before the scheduled date of the annual meeting. Our bylaws further condition the presentation of shareholder nominations for director or proposals for business on compliance with a number of conditions.

Shares Eligible for Future Sale

All of the shares that we will issue in this offering will be freely tradable without restriction or registration under the Securities Act, unless acquired by our affiliates or acquired by a person who is subject to an agreement not to sell as described in the “Underwriting” section below.

As of March 1, 2007, we had 1,796,021 shares of common stock outstanding. Approximately 32.1% of our common stock (or a fully-diluted basis) is held by persons who may be deemed to be our affiliates under the Securities Act. In addition, certain shares of our outstanding common stock may be deemed “restricted securities” within the meaning of Rule 144. Both shares held by our affiliates and shares that are “restricted securities” may be resold by the holders only in transactions registered under the Securities Act or permitted by the provisions of Rule 144.

Rule 144 under the Securities Act defines an affiliate of an issuer as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the issuer. Rule 405 under the Securities Act defines the term “control” to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract, or otherwise. All of our directors and executive officers will likely be deemed to be affiliates of us.

In general, under Rule 144, any person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including affiliates, and any affiliate who holds shares sold in a public offering, may sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares or the average weekly trading volume of the shares during the four calendar weeks preceding the sale. Rule 144 also requires that the securities must be sold in “brokers’ transactions,” as defined in the Securities Act, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. After restricted securities are held for two years, a person who is not deemed an affiliate of us may sell shares under Rule 144 without regard to the volume and manner of sale limitations described above. Sales of shares by our affiliates will continue to be subject to the volume and manner of sale limitations.

We cannot predict the effect, if any, that future sales of shares, or the availability of shares for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of shares, or the perception that such sales could occur, could adversely affect the prevailing market price of the shares.

SUPERVISION AND REGULATION

General

As a bank holding company, we are subject to regulation under the Bank Holding Company Act of 1956, as amended, and the examination and reporting requirements of the FRB. As a state-chartered commercial bank, First Capital Bank is subject to regulation, supervision and examination by the Virginia State Corporation Commission’s Bureau of Financial Institutions (the “BFI”). It is also subject to regulation, supervision and examination by the FRB. Other federal and state laws, including various consumer and compliance laws, govern the activities of the bank, the investments that it makes and the aggregate amount of loans that it may grant to one borrower.

The following description summarizes the significant federal and state laws applicable to us and our subsidiary. To the extent that statutory or regulatory provisions are described, the description is qualified in its entirety by reference to that particular statutory or regulatory provision.

First Capital Bancorp, Inc.

Bank Holding Company Act. As a bank holding company, we are subject to regulation under the Bank Holding Company Act of 1956, as amended (“BHC Act”), and we are registered as such with, and are subject to examination by, the FRB. Pursuant to the BHC Act, we are subject to limitations on the kinds of business in which we can engage directly or through subsidiaries. We are permitted to manage or control banks. Generally, however, we are prohibited, with certain exceptions, from acquiring direct or indirect ownership or control of more than five percent of any class of voting shares of an entity engaged in non-banking activities, unless the FRB finds such activities to be “so closely related to banking” as to be deemed “a proper incident thereto” within the meaning of the BHC Act. Activities at the bank holding company level are limited to:

•	banking, managing or controlling banks;

•	furnishing services to or performing services for its subsidiaries; and

•	engaging in other activities that the FRB has determined by regulation or order to be so closely related to banking as to be a proper incident to these activities.

Bank acquisitions by bank holding companies are also regulated. A bank holding company may not acquire more than five percent of the voting shares of another bank without prior approval of the FRB. The BHC Act subjects bank holding companies to minimum capital requirements. Regulations and policies of the FRB also require a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks. The FRB’s policy is that a bank holding company should stand ready to use available resources for assisting a subsidiary bank. Under certain conditions, the FRB may conclude that certain actions of a bank holding company, such as a payment of a cash dividend, would constitute an unsafe and unsound banking practice. Some of the activities that the FRB has determined by regulation to be proper incidents to the business of a bank holding company include making or servicing loans and specific types of leases, performing specific data processing services and acting in some circumstances as a fiduciary or investment or financial adviser. The only activity in which we are engaged is the operation of First Capital Bank. We have no present intention to engage in any other permitted activities. However, we may determine to engage in additional activities if it is deemed to be in our best interests.

With some limited exceptions, the BHC Act requires every bank holding company to obtain the prior approval of the FRB before:

•	acquiring substantially all the assets of any bank;

•

acquiring direct or indirect ownership or control of any voting shares of any bank if after such acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares); or

•	merging or consolidating with another bank holding company.

In addition, and subject to some exceptions, the BHC Act and the Change in Bank Control Act, together with their regulations, require FRB approval prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities and either has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction. The regulations provide a procedure for challenging this rebuttable control presumption.

Financial Holding Companies and Financial Activities. The Gramm-Leach-Bliley Act established a comprehensive framework to permit affiliations among commercial banks, insurance companies, securities firms, and other financial service providers by revising and expanding the BHC Act framework to permit a holding company system to engage in a full range of financial activities through qualification as a new entity known as a financial holding company. We have not determined whether to become a financial holding company, but we may consider such a conversion in the future if it appears to be in our best interest.

Dividends. No Virginia corporation may make any distribution to stockholders if, after giving it effect, (i) the corporation would not be able to pay its existing and reasonably foreseeable debts, liabilities and obligations, whether or not liquidated, matured, asserted or contingent, as they become due in the usual course of business; or (ii) the corporation’s total assets would be less than the sum of its total liabilities plus, the amount that would be needed if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

In a policy statement, the FRB has advised bank holding companies that it believes that payment of cash dividends in excess of current earnings from operations is inappropriate and may be cause for supervisory action. As a result of this policy, banks and their holding companies may find it difficult to pay dividends out of retained earnings from historical periods prior to the most recent fiscal year or to take advantage of earnings generated by extraordinary items such as sales of buildings or other large assets in order to generate profits to enable payment of future dividends.

The primary source of funds for payment of dividends by us to our stockholders will be the receipt of dividends and interest from First Capital Bank. Our ability to receive dividends from First Capital Bank will be limited by applicable law. The power of the board of directors of an insured depository institution to declare a cash dividend or other distribution with respect to capital is subject to statutory and regulatory restrictions which limit the amount available for such distribution, depending upon the earnings, financial condition and cash needs of the institution, as well as general business conditions. Federal law prohibits insured depository institutions from making capital distributions, including dividends, if after such transaction, the institution would be undercapitalized. A bank is undercapitalized for this purpose if its leverage ratio, Tier 1 risk-based capital ratio and total risk-based capital ratio are not at least 5%, 6% and 10%, respectively. See “Regulatory Capital Requirements” below.

The FRB has authority to prohibit a bank holding company from engaging in practices which are considered to be unsafe and unsound. Depending upon the financial condition of First Capital Bank and upon other factors, the FRB could determine that the payment of dividends or other payments by us or First Capital Bank might constitute an unsafe or unsound practice. Finally, any dividend that would cause a bank to fall below required capital levels could also be prohibited.

Regulatory Capital Requirements. State banks and bank holding companies are required to maintain a minimum risk capital ratio of 10% (at least 5% in the form of Tier 1 capital) of risk-weighted assets and off-balance sheets items. Tier 1 capital consists of common equity, noncumulative perpetual preferred stock and minority interest in the equity accounts of consolidated subsidiaries and excludes goodwill. Tier 2 capital consists of cumulative perpetual preferred stock, limited-life preferred stock, mandatory convertible securities, subordinated debt and (subject to a limit of 1.25% of risk-weighted assets) general loan loss reserves. In calculating the relevant ratio, a bank’s assets and off-balance sheet commitments are risk-weighted: thus, for example, most commercial loans are included at 100% of their book value while assets considered less risky are included at a percentage of their book value (e.g., 20% for interbank obligations and 0% for vault cash and U.S. treasury securities).

We are subject to leverage ratio guidelines as well. The leverage ratio guidelines require maintenance of a minimum ratio of 3% Tier 1 capital to total assets for the most highly rated organizations. Institutions that are less highly rated, anticipating significant growth or subject to other significant risks will be required to maintain capital levels ranging from 1% to 2% above the 3% minimum.

Recent federal regulation established five tiers of capital measurement ranging from “well capitalized” to “critically undercapitalized.” Federal bank regulatory authorities are required to take prompt corrective action with respect to inadequately capitalized banks. If a bank does not meet the minimum capital requirement set by its regulators, the regulators are compelled to take certain actions, which may include prohibition on payment of dividends to its holding company or requiring the adoption of a capital restoration plan which must be guaranteed by the bank’s holding company.

Cross-Institution Assessments. Any insured depository institution owned by us can be assessed for losses incurred by the FDIC in connection with assistance provided to, or the failure of, any other depository institution owned by us.

First Capital Bank

First Capital Bank is subject to various state and federal banking laws and regulations that impose specific requirements or restrictions on and provide for general regulatory oversight with respect to virtually all aspects of its operations. The following is a brief summary of the material provisions of certain statutes, rules and regulations that affect First Capital Bank. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below.

General. First Capital Bank is under the supervision of, and subject to regulation and examination by, the BFI and FRB. As such, First Capital Bank is subject to various statutes and regulations administered by these agencies that govern, among other things, required reserves, investments, loans, lending limits, acquisitions of fixed assets, interest rates payable on deposits, transactions among affiliates and First Capital Bank, the payment of dividends, mergers and consolidations, and establishment of branch offices. As noted previously, First Capital Bank is a member of the Federal Reserve System. As such, the FRB, as the primary federal regulator of First Capital Bank, has the authority to impose penalties, initiate civil and administrative actions, and take other steps to prevent First Capital Bank from engaging in unsafe and unsound practices.

Mergers and Acquisitions. Under federal law, previously existing restrictions on interstate bank acquisitions were abolished effective September 29, 1995, and since such date bank holding companies from any state have been able to acquire banks and bank holding companies located in any other state. Effective June 1, 1997, the law allows banks to merge across state lines, subject to earlier “opt-in” or “opt-out” action by individual states. The law also allows interstate branch acquisitions and de novo branching if permitted by the “host state.” Effective July 1, 1995, Virginia adopted early “opt-in” legislation which permits interstate bank mergers. Virginia law also permits interstate branch acquisitions and de novo branching if reciprocal treatment is accorded Virginia banks in the state of the acquirer.

Although the above laws had the potential to have a significant impact on the banking industry, it is not possible for our management to determine, with any degree of certainty, the impact such laws have had on First Capital Bank.

Financial Services Legislation. On November 1, 1999, then President Clinton signed into law the Gramm-Leach-Bliley Act of 1999 (the “GLB Act”). The GLB Act implemented fundamental changes in the regulation of the financial services industry in the United States, further transforming the already converging banking, insurance and securities industries by permitting further mergers and affiliations which will combine commercial banks, insurers and securities firms under one holding company. Many of these changes are discussed above.

The provisions of the GLB Act have had a significant impact on the banking industry in general. However, it is not possible for us to determine, with any degree of certainty at this time, the impact that such provisions have had on First Capital Bank and its operations.

Dividends. The amount of dividends payable by First Capital Bank depends upon its earnings and capital position, and is limited by federal and state law, regulations and policy. In addition, Virginia law imposes restrictions on the ability of all banks chartered under Virginia law to pay dividends. Under such law, no dividend may be declared or paid that would impair a bank’s paid-in capital. Each of the BFI and the FDIC have the general authority to limit dividends paid by First Capital Bank if such payments are deemed to constitute an unsafe and unsound practice. In particular, Section 38 of the Federal Deposit Insurance Act (“FDIA”) would prohibit First Capital Bank from making a dividend if it were “undercapitalized” or if such dividend would result in the institution becoming “undercapitalized.”

Under current supervisory practice, prior approval of the FRB is required if cash dividends declared in any given year exceed the total of First Capital Bank’s net profits for such year, plus its retained profits for the preceding two years. In addition, First Capital Bank may not pay a dividend in an amount greater than its undivided profits then on hand after deducting current losses and bad debts. Federal law further provides that no insured depository institution may make any capital distribution (which would include a cash dividend) if, after making the distribution, the institution would not satisfy one or more of its minimum capital requirements.

Insurance of Accounts, Assessments and Regulation by the FDIC

The deposits of the bank are insured by the FDIC up to the limits set forth under applicable law. The deposits of First Capital Bank are subject to the deposit insurance assessments of the Deposit Insurance Fund of the FDIC.

The FDIC recently amended its risk-based deposit assessment system for 2007 to implement authority granted by the Federal Deposit Insurance Reform Act of 2005. Under the revised system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors. An institution’s assessment rate depends upon the category to which it is assigned. Risk Category I, which contains the least risky depository institutions, is expected to include more than 90% of all institutions. Unlike the other categories, Risk Category I contains further risk differentiation based on the FDIC’s analysis of financial ratios, examination component ratings and other information. Assessment rates are determined by the FDIC and currently range from five to seven basis points for the healthiest institutions (Risk Category I) to 43 basis points of assessable deposits for the riskiest (Risk Category IV). The FDIC may adjust rates uniformly from one quarter to the next, except that no single adjustment can exceed three basis points.

The FDIC is authorized to prohibit any insured institution from engaging in any activity that the FDIC determines by regulation or order to pose a serious threat to the Deposit Insurance Fund. Also, the FDIC may initiate enforcement actions against a bank, after first giving the institution’s primary regulatory authority an opportunity to take such action. The FDIC may terminate the deposit insurance of any depository institution if it determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed in writing by the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If deposit insurance is terminated, the deposits at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period from six months to two years, as determined by the FDIC. We are not aware of any existing circumstances that could result in termination of any of First Capital Bank’s deposit insurance.

Capital Requirements. The various federal bank regulatory agencies, including the FRB, have adopted risk-based capital requirements for assessing the capital adequacy of banks and bank holding companies. Virginia chartered banks must also satisfy the capital requirements adopted by the BFI. The federal capital standards define capital and establish minimum capital requirements in relation to assets and off-balance sheet exposure, as adjusted for credit risk. The risk-based capital standards currently in effect are designed to make regulatory capital requirements more sensitive to differences in risk profile among bank holding companies and banks, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate risk weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items.

The minimum requirement for the ratio of total capital to risk-weighted assets (including certain off-balance sheet obligations, such as stand-by letters of credit) is 8%. At least half of the risk-based capital must consist of common equity, retained earnings and qualifying perpetual preferred stock, less deductions for goodwill and various other tangibles (“Tier 1 capital”). Tier 2 capital includes the hybrid capital instruments and other debt securities, preferred stock and a limited amount of the general valuation allowance for loan losses. The sum of Tier 1 capital and Tier 2 capital is “total risk-based capital.”

The FRB also has adopted regulations which supplement the risk-based guidelines to include a minimum leverage ratio of Tier 1 capital to quarterly average assets (“Leverage Ratio”) of 3%. The FRB has emphasized that the foregoing standards are supervisory minimums and that a banking organization will be permitted to maintain such minimum levels of capital only if it receives the highest rating under the regulatory rating system and the banking organization is not experiencing or anticipating significant growth. All other banking organizations are required to maintain a Leverage Ratio of at least 4% to 5% of Tier 1 capital. These rules further provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain capital positions substantially above the minimum supervisory levels and comparable to peer group averages, without significant reliance on intangible assets. The FRB continues to consider tangible Tier 1 Leverage Ratio as the ratio of a banking organization’s Tier 1 capital, less deductions for intangibles otherwise includable in Tier 1 capital, to total tangible assets.

The Federal Financial Institutions Examination Council establishes the guidelines which banks follow in preparing their quarterly Reports of Condition and Income (“Call Report”) which are filed with their supervisory agency. The guidelines in most respects follow accounting principles generally accepted in the United States (“GAAP”) in presenting the financial condition of each institution. An exception exists in the manner that recognition of deferred tax asset balances are treated for the purpose of calculating capital adequacy. In preparing the Call Report schedules dealing with regulatory capital, an institution can recognize only that portion of its deferred tax asset balance which equates to projected earnings for the ensuing 12 month period. Any amount in excess of that is disallowed when calculating the institution’s capital ratios. All capital ratios reported by First Capital Bank following recognition of its deferred tax asset balance at June 30, 2003, will be in accordance with the Regulatory Accounting Principles (“RAP”) noted above. All other financial statements presented by the Bank, including all other Call Report presentations, will be in accordance with GAAP.

Section 38 of the FDIA, as amended by the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), requires that the federal banking agencies establish five capital levels for insured depository institutions–“well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized”–and requires or permits such agencies to take certain supervisory actions as an insured institution’s capital level falls.

As of December 31, 2006, we and First Capital Bank both exceeded all capital requirements under all applicable regulations.

Safety and Soundness. The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” or “critically undercapitalized,” all such terms are defined under uniform regulations defining such capital levels issued by each of the federal banking agencies.

On December 19, 1991, FDICIA was enacted into law. FDICIA requires each federal banking regulatory agency to prescribe, by regulation or guideline, standards for all insured depository institutions and depository institution holding companies relating to: (i) internal controls, information systems and audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; (v) asset growth; (vi) compensation, fees and benefits; and (vii) such other operational and managerial standards as the agency determines to be appropriate. On July 10, 1995, the federal banking agencies, including the FRB, adopted final rules and proposed guidelines concerning standards for safety and soundness required to be prescribed by regulation pursuant to Section 39 of the FDIA. In general, the standards relate to (1) operational and managerial matters; (2) asset quality and earnings; and (3) compensation. The operational and managerial standards cover (a) internal controls and information systems; (b) internal audit systems; (c) loan documentation; (d) credit underwriting; (e) interest rate exposure; (f) asset growth; and (g) compensation, fees and benefits.

Activities and Investments of Insured State-Chartered Banks. The activities and equity investments of FDIC-insured, state-chartered banks are generally limited to those that are permissible for national banks. Under regulations dealing with equity investments, an insured state bank generally may not directly or indirectly acquire or retain any equity investment of a type, or in an amount, that is not permissible for a national bank. An insured state bank is not prohibited from, among other things, (i) acquiring or retaining a majority interest in a subsidiary; (ii) investing as a limited partner in a partnership the sole purpose of which is direct or indirect investment in the acquisition, rehabilitation or new construction of a qualified housing project, provided that such limited partnership investments may not exceed 2% of the bank’s total assets; (iii) acquiring up to 10% of the voting stock of a company that solely provides or reinsures directors’, trustees’ and officers’ liability insurance coverage or bankers’ blanket bond group insurance coverage for insured depository institutions; and (iv) acquiring or retaining the voting shares of a depository institution if certain requirements are met. In addition, an insured state-chartered bank may not, directly, or indirectly through a subsidiary, engage as “principal” in any activity that is not permissible for a national bank unless the FDIC has determined that such activities would pose no risk to the insurance fund of which it is a member and the bank is in compliance with applicable regulatory capital requirements. Any insured state-chartered bank directly or indirectly engaged in any activity that is not permitted for a national bank must cease the impermissible activity. The scope of permissible activities available to FDIC-insured, state chartered banks may be expanded by the recently enacted financial services legislation. See “Supervision and Regulation–First Capital Bank–Financial Services Legislation.”

Regulatory Enforcement Authority. Applicable banking laws include substantial enforcement powers available to federal banking regulators. This enforcement authority includes, among other things, the ability to assess civil monetary penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

Monetary Policy

The commercial banking business is affected not only by general economic conditions but also by the monetary policies of the FRB. The instruments of monetary policy employed by the FRB include open market operations in United States government securities, changes in the discount rate on member bank borrowing and changes in reserve requirements against deposits held by all federally insured banks. The FRB’s monetary policies have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. In view of changing conditions in the national and international economy and in the money markets, as well as the effect of actions by monetary fiscal authorities, including the FRB, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of the bank.

Federal Reserve System

In 1980, Congress enacted legislation that imposed reserve requirements on all depository institutions that maintain transaction accounts or non-personal time deposits. NOW accounts, money market deposit accounts and other types of accounts that permit payments or transfers to third parties fall within the definition of transaction accounts and are subject to these reserve requirements, as are any non-personal time deposits at an institution. For net transaction accounts in 2006, the first $7.8 million, the same amount as in 2005, will be exempt from reserve requirements. A 3% reserve ratio will be assessed on net transaction accounts over $7.8 million up to and including $40.5 million, also the same amount as in 2005. A 10% reserve ratio will be applied above $40.5 million. These percentages are subject to adjustment by the FRB. Because required reserves must be maintained in the form of vault cash or in a non-interest-bearing account at, or on behalf of, a Federal Reserve Bank, the effect of the reserve requirement is to reduce the amount of the institution’s interest-earning assets.

Transactions with Affiliates

Transactions between banks and their affiliates are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any bank or entity that controls, is controlled by or is under common control with such bank. Generally, Sections 23A and 23B:

•

limit the extent to which the bank or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of such institution’s capital stock and surplus, and maintain an aggregate limit on all such transactions with affiliates to an amount equal to 20% of such capital stock and surplus; and

•	require that all such transactions be on terms substantially the same, or at least as favorable, to the association or subsidiary as those provided to a nonaffiliate.

The term “covered transaction” includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions.

Loans to Insiders

The Federal Reserve Act and related regulations impose specific restrictions on loans to directors, executive officers and principal shareholders of banks. Under Section 22(h) of the Federal Reserve Act, loans to a director, an executive officer and to a principal shareholder of a bank, and some affiliated entities of any of the foregoing, may not exceed, together with all other outstanding loans to such person and affiliated entities, the bank’s loan-to-one borrower limit. Loans in the aggregate to insiders and their related interests as a class may not exceed two times the bank’s unimpaired capital and unimpaired surplus until the bank’s total assets equal or exceed $100,000,000, at which time the aggregate is limited to the bank’s unimpaired capital and unimpaired surplus. Section 22(h) also prohibits loans, above amounts prescribed by the appropriate federal banking agency, to directors, executive officers and principal shareholders of a bank or bank holding company, and their respective affiliates, unless such loan is approved in advance by a majority of the board of directors of the bank with any “interested” director not participating in the voting. The FDIC has prescribed the loan amount, which includes all other outstanding loans to such person, as to which such prior board of director approval is required, as being the greater of $25,000 or 5% of capital and surplus (up to $500,000). Section 22(h) requires that loans to directors, executive officers and principal shareholders be made on terms and underwriting standards substantially the same as offered in comparable transactions to other persons.

Community Reinvestment Act

Under the Community Reinvestment Act and related regulations, depository institutions have an affirmative obligation to assist in meeting the credit needs of their market areas, including low and moderate-income areas, consistent with safe and sound banking practice. The Community Reinvestment Act requires the adoption by each institution of a Community Reinvestment Act statement for each of its market areas describing the depository institution’s efforts to assist in its community’s credit needs. Depository institutions are periodically examined for compliance with the Community Reinvestment Act and are assigned ratings in this regard. Banking regulators consider a depository institution’s Community Reinvestment Act rating when reviewing applications to establish new branches, undertake new lines of business, and/or acquire part or all of another depository institution. An unsatisfactory rating can significantly delay or even prohibit regulatory approval of a proposed transaction by a bank holding company or its depository institution subsidiaries.

The GLB Act and federal bank regulators have made various changes to the Community Reinvestment Act. Among other changes, Community Reinvestment Act agreements with private parties must be disclosed and annual reports must be made to a bank’s primary federal regulatory. A bank holding company will not be permitted to become a financial holding company and no new activities authorized under the GLB Act may be commenced by a holding company or by a bank financial subsidiary if any of its bank subsidiaries received less than a “satisfactory” rating in its latest Community Reinvestment Act examination. First Capital Bank received a “satisfactory” rating during its latest examination.

Fair Lending; Consumer Laws

In addition to the Community Reinvestment Act, other federal and state laws regulate various lending and consumer aspects of the banking business. Governmental agencies, including the Department of Housing and Urban Development, the Federal Trade Commission and the Department of Justice, have become concerned that prospective borrowers experience discrimination in their efforts to obtain loans from depository and other lending institutions. These agencies have brought litigation against depository institutions alleging discrimination against borrowers. Many of these suits have been settled, in some cases for material sums, short of a full trial.

Recently, these governmental agencies have clarified what they consider to be lending discrimination and have specified various factors that they will use to determine the existence of lending discrimination under the Equal Credit Opportunity Act and the Fair Housing Act, including evidence that a lender discriminated on a prohibited basis, evidence that a lender treated applicants differently based on prohibited factors in the absence of evidence that the treatment was the result of prejudice or a conscious intention to discriminate, and evidence that a lender applied an otherwise neutral non-discriminatory policy uniformly to all applicants, but the practice had a discriminatory effect, unless the practice could be justified as a business necessity.

Banks and other depository institutions also are subject to numerous consumer-oriented laws and regulations. These laws, which include the Truth in Lending Act, the Truth in Savings Act, the Real Estate Settlement Procedures Act, the Electronic Funds Transfer Act, the Equal Credit Opportunity Act, and the Fair Housing Act, require compliance by depository institutions with various disclosure requirements and requirements regulating the availability of funds after deposit or the making of some loans to customers.

Bank Secrecy Act

Under the Bank Secrecy Act (“BSA”), a financial institution is required to have systems in place to detect certain transactions, based on the size and nature of the transaction. Financial institutions are generally required to report cash transactions involving more than $10,000 to the United States Treasury. In addition, financial institutions are required to file suspicious activity reports for transactions that involve more than $5,000 and which the financial institution knows, suspects or has reason to suspect, involves illegal funds, is designed to evade the requirements of the BSA or has no lawful purpose. The USA PATRIOT Act of 2001, enacted in response to the September 11, 2001 terrorist attacks, requires bank regulators to consider a financial institution’s compliance with the BSA when reviewing applications from a financial institution. As part of its BSA program, the USA PATRIOT Act also requires a financial institution to follow recently implemented customer identification procedures when opening accounts for new customers and to review lists of individuals and entities that are prohibited from opening accounts at financial institutions.

Future Regulatory Uncertainty

Because federal regulation of financial institutions changes regularly and is the subject of constant legislative debate, we cannot forecast how federal regulation of financial institutions may change in the future and impact our operations. Although Congress in recent years has sought to reduce the regulatory burden on financial institutions with respect to the approval of specific transactions, we fully expect that the financial institution industry will remain heavily regulated in the near future and that additional laws or regulations may be adopted further regulating specific banking practices.

UNDERWRITING

First Capital Bancorp, Inc. and the underwriters named below have entered into an underwriting agreement with respect to the shares of our common stock being offered hereby. Pursuant to the underwriting agreement, each underwriter has severally agreed to purchase the number of shares listed opposite its name below. Davenport & Company LLC is acting as lead underwriter and book-running manager of this offering.

Underwriter	Number of Shares
Davenport & Company LLC	642,600
Anderson & Strudwick, Inc.	275,400
Stanford Group Company	102,000

Total	1,020,000

The underwriting agreement provides that the underwriters’ obligation to purchase shares of our common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including that: (i) the representations and warranties made by us to the underwriters are true; (ii) there is no material adverse change in the financial markets; and (iii) we and our legal counsel deliver customary closing documents and legal opinions to the underwriters.

The underwriters are committed to purchase all of the shares being offered, if any are purchased, other than the shares covered by the over-allotment option described below unless and until this option is exercised.

Over-allotment Option

We have granted the underwriters an option to purchase up to an additional 153,000 shares of common stock from us at the public offering price, less the underwriting discount set forth on the cover page of this prospectus. The underwriters may exercise this option any time during the 30-day period after the date of this prospectus, but only to cover over-allotments, if any. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

Commissions and Expenses

The underwriters propose to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus and to certain securities dealers at the same price less a concession of not more than $0.57 per share. The underwriters may allow, and the dealers may re-allow, a concession of not more than $0.10 per share on sales to certain other brokers or dealers. After the offering, these figures may be changed by the underwriters.

The following table shows the per share and total underwriting discount we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase 153,000 additional shares.

	No Exercise	Full Exercise
Per share	$0.945	$0.945
Total	963,900	1,108,485

We estimate that the total expenses of the offering payable by us, excluding the underwriting discount, will be approximately $200,000.

Lock-up Agreements

We, the bank, and each of our directors and executive officers have agreed not to offer, sell, contract to sell, grant any option to purchase, or otherwise dispose of or hedge, directly or indirectly, any shares of common stock or any securities exercisable for or convertible into common stock owned by them or acquired in the offering, for a period of 90 days from the date of this prospectus, without the prior written consent of the underwriters. This consent may be given at any time without public notice.

Indemnity

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make in connection with these liabilities.

Stabilization

In connection with this offering, the underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of our common stock at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the common stock. A syndicate covering transaction means the placing of any bid by the underwriters or the effecting of any purchase by the underwriters to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the underwriters to reclaim a selling concession allowed to a dealer in connection with the offering when shares of common stock sold by the dealer are purchased in syndicate covering transactions. These transactions may be effected on the Nasdaq Capital Market, and if the underwriters commence such activities, they may discontinue them at any time.

Our Relationship with the Underwriters

Certain of the underwriters and their respective affiliates have from time to time performed and may in the future perform various commercial banking, financial advisory and investment banking services for us for which they have received or will receive customary compensation.

The shares of common stock are being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.

LEGAL MATTERS

The validity of the shares of our common stock offered and certain other legal matters will be passed upon for us by the law firm of Cantor Arkema, P. C., Richmond, Virginia. Grant S. Grayson, the Chairman of our Board of Directors, is a partner in Cantor Arkema, P.C. Certain matters in this offering will be passed upon for the underwriters by LeClair Ryan, A Professional Corporation, Richmond, Virginia.

EXPERTS

Our consolidated financial statements as of December 31, 2006 and 2005 and for each of the years then ended, have been audited by Cherry, Bekaert & Holland, L.L.P., independent registered public accounting firm, as set forth in their report appearing elsewhere in this prospectus and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document that we file at the SEC’s public reference room facility located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically through the SEC’s electronic data gathering, analysis and retrieval system known as EDGAR.

This prospectus is part of a registration statement filed by us with the SEC. Because the rules and regulations of the SEC allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information set forth in the registration statement. You may review the registration statement and the exhibits filed with such registration statement for further information regarding us and the shares of our common stock being sold by this prospectus. The registration statement and its exhibits may be inspected at the public reference facility of the SEC at the locations described above.

We also maintain an Internet site at www.1capitalbank.com, which contains information relating to us and our business.

Prior to the consummation of the share exchange that was effective on September 8, 2006, First Capital Bank filed annual, quarterly and current reports, proxy statements and other information with the Board of Governors of the Federal Reserve System. You may read or copy any document we filed with the FRB at the FRB reading room located in room M-P 500, Martin Building, 20th and C Streets, N.W., Washington, DC 20551 or the FRB Public Affairs Information Room located on the ground floor, C Street entrance of the Eccles Building, which is located adjacent to the Martin Building on Constitution Avenue, between 20th and 21st Streets, N.W., Washington, D.C. Call the FRB at (202) 452-3684 or 3685 for further information on reviewing these documents.

INDEX TO FINANCIAL STATEMENTS

FIRST CAPITAL BANCORP, INC. AND SUBSIDIARY

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

First Capital Bancorp, Inc.

Richmond, Virginia

We have audited the accompanying consolidated statements of financial condition of First Capital Bancorp, Inc. and Subsidiary (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial condition of First Capital Bancorp, Inc. and Subsidiary, as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

Richmond, Virginia

March 5, 2007

First Capital Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

December 31, 2006 and 2005

	2006	2005
ASSETS
Cash and due from banks	$7,034,047	$7,185,823
Short term debt securities	4,997,979	2,995,800

Total cash and cash equivalents	12,032,026	10,181,623
Investment securities:
Available for sale, at fair value	38,730,975	39,621,418
Restricted, at cost	2,389,139	1,595,267
Loans, net of allowance for losses	199,751,483	154,601,518
Premises and equipment, net	2,119,379	1,982,314
Accrued interest receivable	1,425,364	1,100,887
Deferred tax asset	308,503	272,216
Other assets	483,776	173,565

Total assets	$257,240,645	$209,528,808

LIABILITIES
Deposits
Noninterest-bearing	$32,878,408	$30,425,438
Interest-bearing	161,424,027	131,962,114

Total deposits	194,302,435	162,387,552
Accrued expenses and other liabilities	2,431,031	2,221,451
Securities sold under repurchase agreements	1,667,064	680,191
Federal funds purchased	6,026,000	10,270,000
Subordinated debt	7,155,000	2,000,000
Federal Home Loan Bank advances	30,000,000	18,000,000

Total liabilities	241,581,530	195,559,194

STOCKHOLDERS’ EQUITY
Common stock, $4.00 par value (authorized 5,000,000 shares; shares issued and outstanding, 1,796,021 at December 31, 2006 and 2005)	7,184,084	7,184,084
Additional paid-in capital	6,010,352	6,004,655
Retained earnings	2,776,277	1,205,058
Accumulated other comprehensive (loss), net of tax	(311,598)	(424,183)

Total stockholders’ equity	15,659,115	13,969,614

Total liabilities and stockholders’ equity	$257,240,645	$209,528,808

See notes to consolidated financial statements.

First Capital Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

Years Ended December 31, 2006 and 2005

	2006	2005
Interest income
Loans	$13,262,936	$8,970,672
Investments:
Taxable interest income	1,646,071	1,371,836
Tax exempt interest income	41,055	34,027
Dividends	115,054	57,405
Federal funds sold	198,313	98,875

Total interest income	15,263,429	10,532,815
Interest expense
Deposits	6,303,839	3,605,096
FHLB advances	1,020,170	414,838
Federal funds purchased	93,959	88,782
Subordinated debt and other borrowed money	273,250	24,847

Total interest expense	7,691,218	4,133,563
Net interest income	7,572,211	6,399,252
Provision for loan loss	404,300	407,874

Net interest income after provision for loan loss	7,167,911	5,991,378
Noninterest income
Loss on sale of securities	—	(11,660)
Fees on deposits	166,392	94,765
Fees on mortgage loans	34,135	—
Other	264,300	189,044

Total noninterest income	464,827	272,149

Noninterest expenses
Salaries and employee benefits	2,606,344	2,015,972
Occupancy expense	601,684	596,120
Data processing	427,599	423,288
Professional services	147,890	86,346
Virginia capital stock tax	184,425	128,472
Depreciation	323,020	236,654
Other expenses	969,557	806,548

Total noninterest expense	5,260,519	4,293,400
Net income before provision for income taxes	2,372,219	1,970,127
Income tax expense	801,000	663,800

Net income	$1,571,219	$1,306,327

Basic income per share	$0.87	$0.73

Diluted income per share	$0.83	$0.70

See notes to consolidated financial statements.

First Capital Bancorp, Inc. and Subsidiary

Consolidated Statements of Stockholders’ Equity and Comprehensive Income

Years Ended December 31, 2006 and 2005

	Common Stock	Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive (Loss)	Total Stockholders’ Equity
Balance at December 31, 2004	$4,789,420	$8,399,319	$(101,269)	$(97,185)	$12,990,285
Three-for-two stock split	2,394,664	(2,394,664)	—	—	—
Net income	—	—	1,306,327	1,306,327	1,306,327
Other comprehensive loss
Unrealized holding (losses) arising during period, (net of tax, ($172,418))	—	—	—	(334,694)	(334,694)
Reclassification adjustment, (net of tax $3,964)	—	—	—	7,696	7,696

Total comprehensive income				$979,329

Balance at January 1, 2006	$7,184,084	$6,004,655	$1,205,058	$(424,183)	$13,969,614
Net income	—	—	1,571,219	1,571,219	1,571,219
Other comprehensive income	—	—	—
Unrealized holding gains arising during period, (net of tax, $57,998)	—	—	—	112,585	112,585

Total comprehensive income				$1,683,804

Stock based compensation expense	—	5,697	—	—	5,697

Balance at December 31, 2006	$7,184,084	$6,010,352	$2,776,277	$(311,598)	$15,659,115

See notes to consolidated financial statements.

First Capital Bancorp, Inc. and Subsidiary

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2006 and 2005

	2006	2005
Cash flows from operating activities
Net income	$1,571,219	$1,306,327
Adjustments to reconcile net income to net cash provided by operating activities
Provision for loan losses	404,300	407,874
Depreciation of premises and equipment	323,020	236,655
Deferred taxes	(94,626)	55,341
Loss on disposal of equipment	—	22,027
Loss (gain) on sale of available-for-sale securities	—	11,660
Stock based compensation expense	5,697	—
Reduction in equity in VBA Investment Services, Inc.	1,900	4,187
Net amortization of bond premiums/discounts	31,587	93,102
(Increase) in other assets	(155,210)	(60,409)
Decrease (increase) in accrued interest receivable	(324,477)	(531,679)
Increase in accrued expenses and other liabilities	209,580	1,350,350

Net cash provided by operating activities	1,972,990	2,895,435

Cash flows from investing activities
Purchases of securities available-for-sale	(4,992,500)	(28,025,712)
Proceeds from maturities and calls of securities	3,040,000	10,486,109
Proceeds from sale of securities	—	1,000,000
Proceeds from paydowns of securities available-for-sale	2,981,939	5,376,717
Purchase of Federal Reserve Stock	(141,000)	(112,650)
Purchase of FHLB Stock	(653,800)	(525,200)
Purchase securities in FCRV Statutory Trust 1	(155,000)	—
Purchases of property and equipment	(460,717)	(1,057,937)
Net increase in loans	(45,554,265)	(47,395,883)

Net cash used in investing activities	(45,935,343)	(60,254,556)

Cash flows from financing activities
Net increase in demand, savings and money market accounts	10,867,625	9,222,005
Net increase in certificates of deposit	21,047,258	24,507,926
Advances from FHLB	12,000,000	10,000,000
Proceeds from issuance of subordinated debt	5,155,000	2,000,000
(Decrease) increase in Federal funds purchased	(4,244,000)	8,661,000
Net increase in repurchase agreements	986,873	161,337

Net cash provided by financing activities	45,812,756	54,552,268

Net increase (decrease) in cash and cash equivalents	1,850,403	(2,806,853)
Cash and cash equivalents, beginning of period	10,181,623	12,988,476

Cash and cash equivalents, end of period	$12,032,026	$10,181,623

Supplemental disclosure of cash flow information
Interest paid during the period	$7,591,939	$4,051,518

Taxes paid during the period	$1,304,910	$25,000

See notes to consolidated financial statements.

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2006 and 2005

Note 1 – Summary of significant accounting policies

First Capital Bancorp, Inc. (the “Company”) is the holding company of and successor to First Capital Bank (the “Bank”). Effective September 8 , 2006, the Company acquired all of the outstanding stock of the Bank in a statutory share exchange transaction (the “Share Exchange”) pursuant to an Agreement and Plan of Reorganization dated September 5, 2006, between the Company and the Bank (the “Agreement”). The Agreement was approved by the shareholders of the Bank at the annual meeting of shareholders held on May 16, 2006. Under the terms of the Agreement, the shares of the Bank’s common stock were exchanged for shares of the Company’s common stock, par value $4.00 per share, on a one-for-one basis. As a result, the Bank became a wholly owned subsidiary of the Company, the Company became the holding company of the Bank and the shareholders of the Bank became shareholders of the Company. All references to the Company in this annual report for dates or periods prior to September 8, 2006 are references to the Bank.

The Company conducts all of its business activities through the branch offices of its wholly owned subsidiary bank, First Capital Bank. The Company exists primarily for the purpose of holding the stock of its subsidiary, the Bank, and such other subsidiaries as it may acquire or establish.

The accounting and reporting policies of the Company and its wholly owned subsidiary conform to accounting principles generally accepted in the United States of America and general practices within the financial services industry. The following is a summary of the more significant of these policies.

Consolidation – The consolidated financial statements include the accounts of First Capital Bancorp, Inc. and its wholly owned subsidiary. All material intercompany balances and transactions have been eliminated.

Use of estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses. The estimation process may include management obtaining independent appraisals for significant collateral properties, but the ultimate collectibility and recovery of carrying amounts are susceptible to changes in the local real estate market and other local economic conditions.

Management uses available information to recognize losses on loans; future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowance for losses on loans may change in the near term.

Cash equivalents – Cash equivalents include short-term highly liquid investments with maturities of three months or less at the date of purchase, including Federal funds sold.

Securities – Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, requires certain securities to be classified as “held to maturity”, “trading” or “available-for-sale”, according to management’s intent and ability, at the time of purchase.

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2006 and 2005—(Continued)

Note 1 – Summary of significant accounting policies (continued)

Debt securities that are purchased with the positive intent and ability to hold to maturity or call date are classified as held-to-maturity. They are carried and reported at amortized cost. The amortization of premium and accretion of discount are recognized as adjustments to interest income using the interest method.

Debt and equity securities classified as available-for-sale are those needed to meet liquidity needs, provide portfolio restructuring, or to minimize interest rate market risk. They are carried at their market value, with unrealized gains and losses excluded from income and reported net of tax effect as a separate component of stockholders’ equity.

Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities.

The Company as a matter of policy does not trade securities and therefore does not classify any of its securities as such. Realized gains and losses on the sale of available-for-sale securities are determined using the specific-identification method and recognized on a trade-date basis. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

Due to the nature of, and restrictions placed upon the Company’s common stock investment in the Federal Reserve Bank, Federal Home Loan Bank of Atlanta and Community Bankers Bank, these securities have been classified as restricted equity securities and carried at cost. These restricted securities are not subject to the investment security classifications of SFAS 115.

Loans and allowances for loan losses – Loans are concentrated to borrowers in the Richmond metropolitan area and are stated at the amount of unpaid principal reduced by an allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances on the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. The Company defers loan origination and commitment fees, net of certain direct loan origination costs, and the net deferred fees are amortized into interest income over the lives of the related loans as yield adjustments.

Loans that are 90 days or more past due are individually reviewed for ultimate collectibility. Interest determined to be uncollectible on loans that are contractually past due is charged off, or an allowance is established based on management’s periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management’s judgment, the borrower’s ability to make periodic interest and principal payments is returned to normal, in which case the loan is returned to accrual status.

The allowance for loan losses is maintained at a level considered by management to be adequate to absorb known and expected loan losses currently inherent in the loan portfolio. Management’s assessment of the adequacy of the allowance is based upon type and volume of the loan portfolio, existing and anticipated economic conditions, and other factors which deserve current recognition in estimating loan losses. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Management’s assessment of the adequacy of the allowance is subject to evaluation and adjustment by the Bank’s regulators.

The Company follows Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan.” A loan is defined as impaired when, based on current information and events, it is probable that the creditor will be unable to collect all amounts of principal and interest due according to the

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2006 and 2005—(Continued)

Note 1 – Summary of significant accounting policies (continued)

contractual terms of the loan agreement. Impairment is measured either by discounting the expected future cash flows at the loan’s effective interest rate, based on the net realizable value of the collateral or based upon an observable market price where applicable.

Bank premises and equipment – Company premises and equipment are stated at cost, less accumulated depreciation. Depreciation of Company premises and equipment is computed on the straight-line method over estimated useful lives of 10 to 50 years for premises and 5 to 20 years for equipment, furniture and fixtures. Maintenance and repairs are charged to expense as incurred and major improvements are capitalized. Upon sale or retirement of depreciable properties, the cost and related accumulated depreciation are netted against the proceeds and any resulting gain or loss is included in the determination of income.

Income taxes – Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

Advertising costs – Advertising costs are expensed in the period they are incurred and amounted to $81,830 and $62,670 for December 31, 2006 and 2005, respectively.

Stock Split – In December 2005, the Bank approved and paid a three for two stock split effected in the form of a stock dividend. A total of 598,666 shares were issued as a result of the three for two stock split. All per share calculations have been restated to reflect the split.

Stock Based Compensation – In October 1995, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, which encouraged companies to recognize expense for stock-based awards based on their estimated value on the date of grant. SFAS 123 permitted companies to account for stock-based compensation based on provisions prescribed in SFAS 123, or based on the authoritative guidance in Accounting Principles Board Opinion No. 25 (“APB 25”), Accounting for Stock Issued to Employees. The Bank elected to account for its stock-based compensation in accordance with APB 25, which used the intrinsic value method; however, as required by SFAS 123, the Bank disclosed the pro forma impact on the financial statements assuming the measurement provisions of SFAS 123 had been adopted.

In December 2004, the FASB issued Statement No. 123R, Shared-Based Payment (“SFAS 123R”). SFAS 123R is a revision of SFAS No. 123, Accounting for Stock Based Compensation, supersedes APB Opinion No. 25 and amends FASB Statement No. 95, Statement of Cash Flows. SFAS 123R eliminates the ability to account for share-based compensation using APB Opinion No. 25 and requires that all share-based payments to employees, including grants of employee stock options, to be recognized as compensation in the financial statements using a fair value-based method. SFAS 123R is effective for nonpublic companies as of the beginning of the first annual reporting period that begins after December 15, 2005. SFAS 123R was adopted by the Bank beginning with the year ended December 31, 2006.

SFAS 123R requires public companies to adopt the recognition requirements using either a “modified prospective” method or a “modified retrospective” method. Under the “modified prospective” method, compensation cost is recognized in the financial statements beginning with the effective date, based on the

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2006 and 2005—(Continued)

Note 1 – Summary of significant accounting policies (continued)

requirements of SFAS 123R for all shared-based payments granted after that date, and based on the requirements of SFAS 123R for all unvested awards granted prior to the effective date of SFAS 123R. Under the “modified retrospective” method, the requirements are the same as under the “modified prospective” method, but also permits entities to restate financial statements of previous periods based on pro forma disclosures made in accordance with SFAS 123.

The Bank adopted SFAS 123R under the “modified prospective” method effective January 1, 2006. The Bank has begun to recognize compensation expense for options that have been issued but not yet vested as of January 1, 2006. In addition, options issued after January 1, 2006 will increase compensation expense for 2006 and afterward. In December 2005, the Board of Directors approved the acceleration of vesting of all unvested stock options outstanding prior to December 31, 2005. The Board agreed to accelerate the vesting of options in order to eliminate the recognition of compensation expense associated with the affected unvested options under SFAS No. 123R. Management determined that the acceleration of vesting did not represent a renewal or extension which increased the life of the stock options as contemplated by FIN 44, Accounting for Certain Transactions involving Stock Compensation and consequently did not result in a new measurement date for purposes of determining compensation expense. Options that were granted during 2006 resulted in additional compensation expense of $5,697. Future levels of compensation cost recognized related to share-based compensation awards may be impacted by new awards and/or modification, repurchases and cancellations of existing awards after the adoption of this standard.

The following table illustrates the effect on net income and earnings per share if the Bank had applied the fair value recognition provisions of SFAS 123 to options granted under the Bank’s stock option plan. For the purposes of this pro forma disclosure, the value of the options is estimated using a Black-Scholes option-pricing formula and amortized to expense over the options’ vesting periods.

Pro forma information regarding net income and earnings per share have been determined as if the Company had accounted for its employee stock options using the fair value method, and is presented below for the year ended December 31, 2005.

Year Ended December 31, 2005
Net income, as reported	$1,306,327
Total stock-based compensation expense determined under fair value based method for all awards, net of tax	(172,466)

Pro forma net income	$1,133,861

Earnings per share:
Basic - as reported	$0.73

Basis - pro forma	$0.63

Diluted - as reported	$0.70

Diluted - pro forma	$0.61

Comprehensive income - SFAS No. 130, Reporting Comprehensive Income, requires the Company to classify items of “Other Comprehensive Income” (such as net unrealized gains (losses) on available-for-sale securities) by their nature in a financial statement and present the accumulated balance of other comprehensive

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2006 and 2005—(Continued)

Note 1 – Summary of significant accounting policies (continued)

income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Company’s other comprehensive income consists of net income and net unrealized gains (losses) on securities available-for-sale, net of income taxes.

Reclassification – Certain reclassifications have been made in the prior year’s financial statements to conform to the 2006 presentation.

Note 2 – Restrictions of cash

To comply with Federal Reserve regulations, the Company is required to maintain certain average cash reserve balances. The daily average cash reserve requirements were approximately $739,000 for the week including December 31, 2006 and $763,000 for the week including December 31, 2005.

Note 3 – Investment Securities

The amortized costs, gross unrealized gains, gross unrealized losses and fair values for securities are as follows: The amortized cost and estimated fair value of debt securities at December 31, 2006, by contractual maturity, were as follows:

	December 31, 2006
	Amortized	Gross Unrealized		Fair
	Costs	Gains	Losses	Values
Available-for-sale
U.S. Government agencies	$26,976,555	$—	$271,398	$26,705,157
Mortgage-backed securities	11,214,822	5,501	209,881	11,010,442
Tax-exempt municipal bonds	1,011,202	4,790	616	1,015,376

	$39,202,579	$10,291	$481,895	$38,730,975

	December 31, 2005
	Amortized	Gross Unrealized		Fair
	Costs	Gains	Losses	Values
Available-for-sale
U.S. Government agencies	$25,005,206	$—	$317,832	$24,687,374
Mortgage-backed securities	14,241,552	7,341	304,876	13,944,017
Tax-exempt municipal bonds	1,013,572	—	23,545	990,027

	$40,260,330	$7,341	$646,253	$39,621,418

The amortized cost, weighted average yield and estimated fair value of debt securities at December 31, 2006, by contractual maturity, were as follows:

	Amortized Cost	Weighted Average Yield	Fair Value
Due in one year or less	$2,999,429	4.22%	$2,997,188
Due after one year through five years	18,578,620	4.41%	18,332,433
Due after five years through ten years	6,491,919	5.72%	6,447,344
Due after ten years	11,132,611	4.52%	10,954,010

	$39,202,579	4.64%	$38,730,975

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2006 and 2005—(Continued)

The following table details unrealized losses and related fair values in the Company’s available-for-sale investment securities portfolios. All unrealized losses on investment securities are a result of volatility in the market during 2006 and 2005. At December 31, 2006 there were 27 out of 33 mortgage-backed securities with fair values less than amortized cost. All unrealized losses are considered by management to be temporary given investment security credit ratings, the short duration of the unrealized losses and the intent to hold debt securities in an unrealized loss position greater than twelve months for the foreseeable future. This information is aggregated by investment category and the length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2006 and 2005:

	December 31, 2006
	Less than 12 Months		12 Months or More
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government agencies	$4,981,250	$11,358	$21,723,907	$260,040
Mortgage-backed securities	514,282	801	9,221,048	209,080
Tax-exempt municipal bonds	174,386	616	—	—

Total	$5,669,918	$12,775	$30,944,955	$469,120

	December 31, 2005
	Less than 12 Months		12 Months or More
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government agencies	$24,200,498	$304,711	$486,875	$13,125
Mortgage-backed securities	3,969,372	73,813	8,635,950	231,059
Tax-exempt municipal bonds	990,027	23,545	—	—

Total	$29,159,897	$402,069	$9,122,825	$244,184

Restricted equity securities consist of Federal Reserve Bank stock in the amount of $530,700 and $389,700, Federal Home Loan Bank of Atlanta stock in the amount of $1,769,100 and $1,115,300, and Community Bankers Bank stock in the amount of $62,750 and $62,750 as of December 31, 2006 and 2005. Restricted equity securities are carried at cost. The Federal Home Loan Bank requires the Bank to maintain stock in an amount equal to 4.5% of outstanding borrowings and a specific percentage of the members total assets. The Federal Reserve Bank of Richmond requires the Company to maintain stock with a par value equal to 3% of its outstanding capital.

The remainder of restricted securities consists of investments in Limited Liability Companies that provide title insurance and investment services to the Bank’s customers. Investment in these Limited Liability Companies was $26,589 and $27,517 as of December 31, 2006 and 2005, respectively. These investments are carried using the equity method.

Securities with a market value of approximately $17,235,900 and $14,707,900 were pledged as collateral at December 31, 2006 and 2005, respectively to secure purchases of federal funds, repurchase agreements, collateral for customer’s deposits and collateral to secure public deposits.

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2006 and 2005—(Continued)

Note 4 – Loans

Major classifications of loans are as follows:

	2006 Amount	2005 Amount
Commercial	$22,619,140	$15,312,466
Real estate – residential	62,165,461	57,707,508
Real estate – commercial	63,062,146	49,774,973
Real estate – construction	51,449,972	31,441,791
Consumer	2,387,287	1,798,580

Total loans	201,684,006	156,035,318

Less:
Allowance for loan losses	1,833,604	1,460,230
Net deferred fees (costs)	98,919	(26,430)

Loans, net	$199,751,483	$154,601,518

A summary of the transactions affecting the allowance for loan losses follows:

	2006	2005
Balance, beginning of year	$1,460,230	$1,084,000
Provision for loan losses	404,300	407,874
Recoveries	550	300
Charge – offs	(31,476)	(31,944)

Balance, end of year	$1,833,604	$1,460,230

The following is a summary of information pertaining to impaired loans:

	2006	2005
Impaired loans with related allowance	$862,360	$845,407

Allowance on impaired loans	$718,212	$537,335

Average balance of impaired loans	$873,810	$879,166

Interest income recognized and collected on impaired loans	$72,947	$59,804

No additional funds are committed to be advanced in connection with impaired loans. Nonaccrual loans excluded from impaired loan disclosure under SFAS 114 amounted to $120,000 and $1,795 at December 31, 2006 and 2005. If interest on these loans had been accrued such income would have approximated $7,090 and $39, respectively. Excluding the nonaccrual loan, there were no loans past due 90 days or more at December 31, 2006 and 2005.

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2006 and 2005—(Continued)

Note 5 – Premises and equipment

Major classifications of these assets are summarized as follows:

	2006	2005
Land	$228,005	$228,005
Building	719,434	719,434
Furniture and equipment	1,581,005	1,288,922
Leasehold improvements	661,739	493,739

	3,190,183	2,730,100
Less accumulated depreciation	1,070,804	747,786

Premises and equipment, net	$2,119,379	$1,982,314

Accumulated depreciation and amortization at December 31 was as follows:

	2006	2005
Building	$23,059	$4,612
Furniture and equipment	816,190	595,750
Leasehold improvements	231,555	147,424

	$1,070,804	$747,786

Certain Company premises and equipment are leased under various operating leases. Rental expense was $507,391 and $513,407 in 2006 and 2005, respectively.

Future minimum payments, by year and in the aggregate for operating leases with initial or remaining terms in excess of one year as of December 31, 2006 as follows:

Bank Premises
2007	$543,397
2008	483,631
2009	176,244
2010	176,244
Thereafter	213,970

$1,593,486

Note 6 – Deposits

Major categories of deposits at December 31, 2006 and 2005 follows:

	2006		2005
	Amount	Average Rate	Amount	Average Rate
Noninterest-bearing deposits
Demand deposits	$32,878,408	0.00%	$30,425,438	0.00%
Interest-bearing deposits
Money market and NOW accounts	39,923,566	2.56%	31,508,911	1.66%
Certificates of deposit
Less than $ 100,000	68,623,426	4.95%	59,025,498	3.89%
Greater than $ 100,000	52,877,035	5.10%	41,427,705	4.06%

	$194,302,435		$162,387,552

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2006 and 2005—(Continued)

Time deposits will mature as follows:

2007	$98,196,057
2008	8,756,718
2009	6,932,532
2010	2,297,887
2011	5,317,267

$121,500,461

The aggregate amount of deposits exceeding $100,000 was $96,841,976 and $73,806,423 at December 31, 2006 and 2005, respectively.

In the normal course of business, the Company has received deposits from directors and executive officers. At December 31, 2006 and 2005, deposits from directors and executive officers were approximately $11.9 million. and $6.6 million. All such deposits were received in the ordinary course of business on substantially the same terms and conditions, including interest rates, as those prevailing at the same time for comparable transactions with unrelated persons.

Note 7 – FHLB advances, securities sold under repurchase agreements and federal funds purchased

The Company uses both short-term and long-term borrowings to supplement deposits when they are available at a lower overall cost to the Company or they can be invested at a positive rate of return.

As a member of the Federal Home Loan Bank of Atlanta, the Company is required to own capital stock in the FHLB and is authorized to apply for advances from the FHLB. Each FHLB credit program has its own interest rate, which may be fixed or variable, and range of maturities. The FHLB advances are secured by the pledge of FHLB stock and a blanket lien on qualified 1 to 4 family residential real estate loans and a blanket lien on qualified commercial mortgages.

Advances from the FHLB at December 31, 2006 consist of $5.0 million at 3.17% with a contractual maturity of January 14, 2015 with a January 16, 2007 call provision, $5.0 million at 3.71% with a contractual maturity of June 24, 2015 with a June 24, 2010 one time call provision, $5.0 million at 3.95% with a contractual maturity of April 14, 2015 with a April 14, 2008 call provision, $5.0 million at 4.27% with a contractual maturity of January 27, 2016 with a January 27, 2009 call provision, $5.0 million at 4.02% with a contractual maturity of February 16, 2016 with a February 16, 2007 call provision and $5.0 million at 4.50% with a contractual maturity of December 1, 2011 with a December 2, 2008 call provision.

Aggregate annual maturities of FHLB advances (based on final maturity dates) are as follows:

2011	$5,000,000
2015	15,000,000
2016	10,000,000

Total	$30,000,000

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2006 and 2005—(Continued)

The Bank has outstanding securities sold under repurchase agreements. These agreements are generally corporate cash management accounts for the Bank’s larger corporate depositors. These agreements are settled on a daily basis and the securities underlying the agreements remain under the Bank’s control.

The Company uses federal funds purchased for short-term borrowing needs. Federal funds purchased represent unsecured and borrowings secured with securities from other banks and generally mature daily.

Maximum outstanding during the year
FHLB advances	$39,000,000	$18,000,000
Federal funds purchased	14,716,000	10,317,000
Repurchase agreements	3,090,798	1,620,142
Balance outstanding at end of year
FHLB advances	30,000,000	18,000,000
Federal funds purchased	6,026,000	10,270,000
Repurchase agreements	1,667,064	680,191
Average amount outstanding during the year
FHLB advances	25,871,233	11,827,397
Federal funds purchased	1,861,260	2,275,959
Repurchase agreements	1,060,508	697,635
Average interest rate during the year
FHLB advances	3.94%	3.51%
Federal funds purchased	5.05%	3.83%
Repurchase agreements	4.33%	2.70%
Average interest rate at end of year
FHLB advances	3.94%	3.75%
Federal funds purchased	5.35%	4.20%
Repurchase agreements	4.83%	3.51%

Note 8 – Subordinated debt

On December 15, 2005, $2.0 million of subordinated debt was issued through a pooled underwriting. The securities have a fixed rate for five years and is payable quarterly. The interest rate at December 31, 2006 was 6.33%. The securities may be redeemed at par beginning December 2010 and each quarter after such date until the securities mature on December 31, 2015.

The Subordinated Debt may be included in Tier 2 capital for regulatory capital adequacy determination purposes up to 50% of Tier 1 capital.

Note 9 – Trust Preferred Securities

On September 9, 2006, FCRV Statutory Trust (the “Trust”), a wholly-owned subsidiary of the Company, was formed for the purpose of issuing redeemable capital securities. On September 21, 2006, $5,155,000 of Trust Preferred Capital Notes were issued through a pooled underwriting. The Trust issued $155,000 in common equity to the Company. The securities have a LIBOR-indexed floating rate of interest (three-month LIBOR plus 1.70%) which adjusts, and is payable quarterly. The interest rate at December 31, 2006 was 7.06%. The securities may be

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2006 and 2005—(Continued)

redeemed at par beginning on September 15, 2011 and each quarter after such date until the securities mature on September 15, 2036. The principal asset of the Trust is $5,155,000 of the Company’s junior subordinated debt securities with like maturities and like interest rates to the Trust Preferred Capital Notes.

The trust preferred securities issued by the Company may be included in Tier 1 capital for regulatory adequacy determination purposes up to 25% of Tier 1 capital after its inclusion. The portion of the trust preferred securities, not considered as Tier 1 capital, may be included in Tier 2 capital.

The obligations of the Company with respect to the issuance of the Trust Preferred Capital Notes constitute a full and unconditional guarantee by the Company of the Trust’s obligations with respect to the Trust Preferred Capital Notes. Subject to certain exceptions and limitations, the Company may elect from time to time to defer interest payments on the junior subordinated debt securities, which would result in a deferral of distribution payments on the related Trust Preferred Capital Notes and require a deferral of common dividends.

Pursuant of FASB Interpretation No. 46R, the Company does not consolidate the Trust.

Note 10 – Income taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and the amounts reported for income tax purposes. Significant components of the Company’s deferred income tax liabilities and assets are as follows:

	2006	2005
Deferred tax assets:
Allowance for Loan Losses	$536,328	$399,445
Unrealized holding loss on available-for-sale securities	160,005	218,344

	696,333	617,789

Deferred tax liabilities:
Depreciation	164,050	166,982
Deferred loan costs	202,494	178,591
Prepaids	21,286	—

	387,830	345,573

Net deferred tax asset	$308,503	$272,216

A reconciliation of the federal taxes at statutory rates to the tax provision for the year ended December 31, 2006 and 2005 is as follows:

	2006	2005
Federal statutory rate	$806,554	$669,843
Tax-exempt interest income	(13,959)	(9,603)
Nondeductible expenses	6,715	2,550
Miscellaneous	1,690	1,010

Provision for income taxes expense	$801,000	$663,800

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2006 and 2005—(Continued)

Income tax attributable to income before income tax expense is summarized as follows:

	2006	2005
Current federal income tax expense	$895,626	$608,459
Deferred federal income tax expense (benefit)	(94,626)	55,341

Total	$801,000	$663,800

Note 11 – Related party transactions

In the normal course of business, the Company has made loans to its officers and directors. Total loans at December 31, 2006 amounted to approximately $9,206,114 (including a $1,250,000 loan made to a director in 2002, prior to becoming a director in 2004 and a $50,000 loan made to an officer prior to becoming an employee in 2005) of which approximately $1,695,651 represents unused lines of credit. Total loans to these persons at December 31, 2005 amounted to $7,610,836 of which $997,177 represented unused lines of credit. During 2006, new loans to officers and directors amounted to $2,461,019 and repayments amounted to $1,564,215. In the opinion of management, such loans are consistent with sound banking practices and are within applicable regulatory bank lending limitations.

During the years ended December 31, 2006 and 2005, the Company utilized the services of a law firm for advice on various legal matters. The Chairman of the Board of Directors is also a principal in this law firm. The law firm was approved to provide various legal services to the Company at a cost of $60,824 and $33,924 for the years ended December 31, 2006 and 2005, respectively.

The Company also utilized services of other businesses to acquire office space, furniture and office supplies. Several Board members are involved with the daily activity of these businesses. Total purchases for the years ended December 31, 2006 and 2005 were $22,628 and $35,972, respectively.

Note 12 – Regulatory requirements and restrictions

The Company is subject to various federal and state regulatory requirements, including regulatory capital requirements administered by the federal banking agencies to ensure capital adequacy. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

The most recent notification from the regulatory agencies categorized the Bank’s capital position as well-capitalized, and meets the definition of well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed this category.

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2006 and 2005—(Continued)

The Company’s actual capital amounts and ratios are also presented in the table.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
As of December 31, 2006
Total capital to risk weighted assets
Consolidated	$24,959	12.28%	$16,261	8.00%	$20,326	10.00%
First Capital Bank	$24,402	12.01%	$16,241	8.00%	$20,301	10.00%
Tier 1 capital to risk weighted assets
Consolidated	$21,125	10.39%	$8,130	4.00%	$12,195	6.00%
First Capital Bank	$20,568	10.13%	$8,120	4.00%	$12,181	6.00%
Tier 1 capital to average adjusted assets
Consolidated	$21,125	8.80%	$9,606	4.00%	$12,007	5.00%
First Capital Bank	$20,568	8.50%	$9,679	4.00%	$12,099	5.00%
As of December 31, 2005
Total capital to risk weighted assets
First Capital Bank	$17,581	11.36%	$12,381	8.00%	$15,476	10.00%
Tier 1 capital to risk weighted assets
First Capital Bank	$14,121	9.13%	$6,187	4.00%	$9,280	6.00%
Tier 1 capital to average adjusted assets
First Capital Bank	$14,121	6.98%	$8,092	4.00%	$10,115	5.00%

The amount of dividends payable by the Company depends upon its earnings and capital position, and is limited by federal and state law, regulations and policy. In addition, Virginia law imposes restrictions on the ability of all banks chartered under Virginia law to pay dividends. Under such law, no dividend may be declared or paid that would impair a bank’s paid-in capital. Each of the Commission and the FDIC has the general authority to limit dividends paid by the Bank if such payments are deemed to constitute an unsafe and unsound practice.

Note 13 – Commitments and contingent liabilities

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers in the Richmond metropolitan area. These financial instruments include unused lines of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the statement of financial condition. Financial instruments with off-balance-sheet risk are summarized as follows:

	2006	2005
Financial instruments whose contract amounts represent credit risk:
Unused commercial lines of credit	$72,265,492	$31,313,355
Unused consumer lines of credit	8,016,853	8,368,553
Standby Letter of Credit	3,478,112	1,854,381
Loan commitments	38,169,398	15,506,601

	$121,929,855	$57,042,890

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2006 and 2005—(Continued)

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for unused lines of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Unused lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include personal property, commercial property, residential property, land, and accounts receivable.

Note 14 – Concentration of credit risk

The Company has a diversified loan portfolio consisting of commercial, real estate and consumer (installment) loans. Substantially all of the Company’s customers are residents or operate business ventures in its market area consisting primarily of the Richmond metropolitan area. Therefore, a substantial portion of its debtors’ ability to honor their contracts and the Company’s ability to realize the value of any underlying collateral, if needed, is influenced by the economic conditions in this market area.

At times, cash balances at financial institutions are in excess of FDIC insurance coverage. The cash balances are maintained at financial institutions with high credit - quality ratings and the Bank believes no significant risk of loss exists with respect to those balances.

Note 15 – Disclosures about fair value of financial instruments

The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

Cash and due from banks – The carrying amounts of cash and due from banks approximate their fair value.

Available-for-sale securities – Fair values for securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

Loans receivable – Fair values are based on carrying values for variable-rate loans that reprice frequently and have no significant change in credit risk. Fair values for certain mortgage loans (for example, one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses and interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The interest rates on loans at December 31, 2006 and 2005 are current market rates for their respective terms and associated credit risk.

Deposit liabilities – The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2006 and 2005—(Continued)

Accrued interest – The carrying amounts of accrued interest approximate their fair values.

Advances from Federal Home Loan Bank – The carrying value of advances from the Federal Home Loan Bank due within ninety days from the balance sheet date approximate fair value. Fair values for convertible advances are estimated using a discounted cash flow calculation that applies interest rates currently being offered on convertible advances with similar remaining maturities.

Federal Funds purchased and repurchase agreements – The carrying value of federal funds purchased and repurchase agreements due within ninety days from the balance sheet date approximate fair value.

Off-balance-sheet instruments – Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and counterparties’ credit standings. These are not deemed to be material at December 31, 2006 and 2005.

The estimated fair values of the Company’s financial instruments as of December 31, 2006 and 2005 are as follows:

	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$12,032,026	$12,032,026	$10,181,623	$10,181,623
Investment securities	38,730,975	38,730,975	39,621,418	39,621,418
Loans receivable, net	199,751,483	199,329,500	154,601,518	153,413,176
Accrued interest	1,425,364	1,425,364	1,100,887	1,100,887
Financial liabilities
Deposits	$194,302,435	$194,004,189	$162,387,552	$162,087,787
FHLB advances	30,000,000	29,507,904	18,000,000	17,878,621
Federal funds purchased	6,026,000	6,026,000	10,270,000	10,270,000
Subordinated debt	7,155,000	7,119,026	2,000,000	2,000,000
Repurchase agreements	1,667,064	1,667,064	680,191	680,191
Unrecognized financial instruments Standby letters of credit issued	$—	$—	$—	$—

Note 16 – Stock option plan

The Company has a First Capital Bancorp, Inc. 2000 Stock Option Plan (the Plan) pursuant to which options may be granted to Directors, officers and key employees. The Plan authorizes grants of options to purchase up to 233,484 shares of the Company’s authorized, but unissued common stock. All stock options have been granted with an exercise price equal to the stock’s fair market value at the date of grant. Stock options generally have 10-year terms, vest at the rate of 50 percent per year for Directors and 33 1/3 percent per year for employees. In December 2005, the Board of Directors approved the acceleration of vesting of all unvested stock options outstanding prior to December 31, 2005.

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2006 and 2005—(Continued)

A summary of the status of the Company’s unvested stock options as of December 31, 2006 and changes during the year then ended is presented below:

Unvested Stock Options	Shares	Weighted Average Grant Date Fair Value
Unvested at January 1, 2006	—	$—
Granted	6,000	7.59
Vested	—	—
Forfeitures	—	—

Unvested at December 31, 2006	6,000	$7.59

As of December 31, 2006, there was $39,871 of total unrecognized compensation costs related to unvested stock options. That cost is expected to be recognized over a period of 2.67 years.

The weighted-average option price and weighted-average remaining term of stock options awarded and not exercised were as follows as of December 31:

	2006	2005
Weighted-average price	$9.02	$8.74
Weighted-average term (in years)	6.20	7.08

A summary of the stock option activity is as follows:

	Options	Weighted-Average Exercise Price
Balance at January 1, 2005	182,250	$8.06
Granted	23,625	14.01

Options outstanding December 31, 2005	205,875	8.74
Granted	6,000	18.50

Options outstanding December 31, 2006	211,875	$9.02

The following table summarizes information about stock options outstanding as December 31, 2006:

	Options Outstanding and Exercisable
Exercise Prices	Number Outstanding and Exercisable at December 31, 2006	Weighted Average Remaining Contractual Life	Weighted- Average Exercise Price
$5.32 to $7.00	84,750	4.4 years	$6.20
$7.07 to $10.00	83,250	6.8 years	$9.45
$10.57 to $18.50	43,875	8.4 years	$13.62

	211,875

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2006 and 2005—(Continued)

The aggregate intrinsic value of options outstanding was approximately $3.8 million, options exercisable was approximately $3.7 million, and options unvested and expected to vest was approximately $107,700 at December 31, 2006.

No options were exercised during the years ended December 31, 2006 and 2005.

The Company estimates the fair value of each option grant on the date of the grant using the Black-Scholes option-pricing model. Additional valuation and related assumption information for the Company’s stock option plan is presented below:

	Year Ended December 31,
	2006	2005
Weighted average per share fair value of options granted during the year	$7.59	$4.77
Dividend yield	0.00%	0.00%
Expected life	6 years	6 years
Expected volatility	31.96%	15.75%
Average Risk-free interest rate	4.96%	4.30%

Note 17 – Other employee benefit plans

During April 1999, the Company instituted a contributory thrift plan through the Virginia Bankers Association, covering all eligible employees. Participants may make contributions to the plan during the year, with certain limitations. During 2006 and 2005, the Company contributed to the plan an amount equal to seventy-five percent of the first six percent contributed. The participants are 100% vested upon three years of service to the Company. Expenses amounted to $91,252 and $76,779 in 2006 and 2005, respectively.

Note 18 – Earnings per share

Basic EPS excludes dilution and is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, or resulted in the issuance of common stock that then shared in the earnings of the entity.

The basic and diluted earnings per share calculations are as follows:

	For the Years Ended December 31,
	2006	2005
Net income (numerator, basic and diluted)	$1,571,219	$1,306,327
Weighted average number of shares outstanding (denominator)	1,796,021	1,796,021
Earnings per common share – basic	$0.87	$0.73

Effect of dillutive securities:
Weighted average number of shares outstanding	1,796,021	1,796,021
Effect of stock options	92,731	63,489

Diluted average shares outstanding (denominator)	1,888,752	1,859,510
Earnings per common share – assuming dilution	$0.83	$0.70

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2006 and 2005—(Continued)

Note 19 – Impact of Recently Issued Accounting Standards

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140. This Statement amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities and resolves issues in Statement No. 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. The provisions of this Statement are effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of SFAS No. 155 is not expected to have a material impact on the financial statements of the Bank.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140. This Statement amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement 125 with respect to the accounting for separately recognized servicing assets and servicing liabilities. The provisions of this Statement are effective for fiscal years beginning after September 15, 2006. The adoption of SFAS No. 156 is not expected to have a material impact on the financial statements of the Bank.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not expect the adoption of this new standard to have a material effect on the Bank’s results of operations or consolidated financial position.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R),” which requires a business entity to recognize the overfunded or underfunded status of a single-employer defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in comprehensive income in the year in which the changes occur. SFAS No. 158 also requires a business entity to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The provisions of this statement are effective as of the end of the first fiscal year ending after December 15, 2006. The adoption of SFAS No. 158 is not expected to have a material impact on the financial statements of the Bank.

In June 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109,” which establishes that the financial statement effects of a tax position taken or expected to be taken in a tax return are to be recognized in the financial statements when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company does not expect the adoption of this new standard to have a material effect on the Bank’s results of operations or consolidated financial position.

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2006 and 2005—(Continued)

Note 20 – Condensed Financial Information – Parent Company Only

FIRST CAPITAL BANCORP, INC.

(Parent Corporation Only)

Balance Sheet

December 31, 2006

Assets
Cash on deposit with subsidiary bank	$366,640
Investment is subsidiary	20,256,983
Investment is special purpose subsidiary	155,000
Other assets	50,656

$20,829,279

Liabilities and Stockholder’s Equity
Trust preferred debt	$5,155,000
Other liabilities	15,164

Total liabilities	5,170,164

Stockholders’ Equity
Common stock	7,184,084
Additional paid-in capital	6,010,352
Accumulated other comprehensive (loss)	(311,598)
Retained earnings	2,776,277

Total stockholders’ equity	15,659,115

$20,829,279

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2006 and 2005—(Continued)

FIRST CAPITAL BANCORP, INC.

(Parent Corporation Only)

Statement of Income

Period From Inception to December 31, 2006

Income
Dividends	$3,051

Expenses
Interest	101,460
Legal	42,659
Other expenses	7,000

Total Expenses	151,119

Net income before tax benefit	(148,068)
Income tax benefit	(50,200)

Net loss before undistributed equity in subsidiary	(97,868)
Undistributed equity in subsidiary	1,669,087

Net income	$1,571,219

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2006 and 2005—(Continued)

Note 20 – Condensed Financial Information – Parent Company Only (concluded)

FIRST CAPITAL BANCORP, INC.

(Parent Corporation Only)

Statement of Cash Flows

Period from Inception to December 31, 2006

Cash Flows from Operating Activities
Net income	$1,571,219
Adjustments to reconcile net income to net cash provided by operating activities
Undistributed earnings of subsidiary	(1,669,087)
Increase in other assets	(50,656)
Increase in other liabilities	15,164

Net cash used in operations	(133,360)

Cash Flows from Investing Activities
Investment in FCRV Statutory Trust 1	(155,000)
Capital contribution to subsidiary	(4,500,000)

Net cash used in investing activities	(4,655,000)

Cash Flows from Financing Activities
Proceeds for issuance of subordinated debt	5,155,000

Net cash provided by financing activities	5,155,000

Net increase in cash	366,640
Cash and cash equivalents, beginning of year	—

Cash and cash equivalents, end of year	$366,640

First Capital Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

March 31, 2007 and December 31, 2006

	2007	2006
	(Unaudited)
ASSETS
Cash and due from banks	$6,780,219	$7,034,047
Federal funds sold	7,075,000	—
Short term debt securities	14,985,201	4,997,979

Total cash and cash equivalents	28,840,420	12,032,026

Investment securities:
Available for sale, at fair value	30,236,068	38,730,975
Restricted, at cost	2,207,839	2,389,139

Loans, net of allowance for losses	211,208,376	199,751,483
Premises and equipment, net	2,183,496	2,119,379
Accrued interest receivable	1,233,413	1,425,364
Deferred tax asset	277,273	308,503
Other assets	717,472	483,776

Total assets	$276,904,357	$257,240,645

LIABILITIES
Deposits
Noninterest-bearing	$34,961,392	$32,878,408
Interest-bearing	189,324,017	161,424,027

Total deposits	224,285,409	194,302,435

Accrued expenses and other liabilities	2,645,669	2,431,031
Securities sold under repurchase agreements	1,736,708	1,667,064
Federal funds purchased	—	6,026,000
Subordinated debt	7,155,000	7,155,000
Federal Home Loan Bank advances	25,000,000	30,000,000

Total liabilities	260,822,786	241,581,530

STOCKHOLDERS’ EQUITY
Common stock, $4.00 par value (authorized 5,000,000 shares; shares issued and outstanding, 1,796,021 at March 31, 2007 and December 31, 2006)	7,184,084	7,184,084
Additional paid-in capital	6,022,180	6,010,352
Retained earnings	3,126,283	2,776,277
Accumulated other comprehensive (loss), net of tax	(250,976)	(311,598)

Total stockholders’ equity	16,081,571	15,659,115

Total liabilities and stockholders’ equity	$276,904,357	$257,240,645

See notes to consolidated financial statements.

First Capital Bancorp Inc. and Subsidiary

Consolidated Statements of Income

For the Three Months Ended March 31, 2007 and 2006

	2007	2006
Interest income	(Unaudited)
Loans	$3,964,356	$2,866,003
Investments:
Taxable interest income	423,137	414,478
Tax exempt interest income	10,264	10,264
Dividends	30,601	17,980
Federal funds sold	74,812	9,180

Total interest income	4,503,170	3,317,905

Interest expense
Deposits	2,034,447	1,240,557
FHLB advances	255,824	207,675
Federal funds purchased	7,023	55,338
Subordinated debt and other borrowed money	141,638	42,048

Total interest expense	2,438,932	1,545,618
Net interest income	2,064,238	1,772,287
Provision for loan loss	122,000	106,300

Net interest income after provision for loan loss	1,942,238	1,665,987

Noninterest income
Fees on deposits	49,631	28,174
Fees on mortgage loans	46,386	—
Other	70,895	67,313

Total noninterest income	166,912	95,487

Noninterest expenses
Salaries and employee benefits	818,605	568,059
Occupancy expense	184,138	151,416
Data processing	124,198	117,514
Professional services	53,075	31,714
Virginia capital stock tax	45,000	36,500
Depreciation	85,562	74,867
Other expenses	260,666	215,811

Total noninterest expense	1,571,244	1,195,881

Net income before provision for income taxes	537,906	565,593

Income tax expense	187,900	190,000

Net income	$350,006	$375,593

Basic income per share	$0.19	$0.21

Diluted income per share	$0.19	$0.20

See notes to consolidated financial statements.

First Capital Bancorp, Inc. and Subsidiary

Consolidated Statements of Stockholders’ Equity and Comprehensive Income

Three Months Ended March 31, 2007 and 2006

(Unaudited)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive (Loss)	Total Stockholders’ Equity
Balance January 1, 2006	$7,184,084	$6,004,655	$1,205,058	$(424,183)	$13,969,614
Net income	—	—	375,593	375,593	375,593
Other comprehensive loss
Unrealized holding (losses) arising during period (net of tax, ($33,498))	—	—	—	(65,025)	(65,025)

Total comprehensive income				$310,568

Balance March 31, 2006	$7,184,084	$6,004,655	$1,580,651	$(489,208)	$14,280,182

Balance January 1, 2007	$7,184,084	$6,010,352	$2,776,277	$(311,598)	$15,659,115
Net income	—	—	350,006	350,006	350,006
Other comprehensive income	—	—	—
Unrealized holding gains arising during period (net of tax, $31,230)	—	—	—	60,622	60,622

Total comprehensive income				$410,628

Stock based compensation expense	—	11,828	—	—	11,828

Balance at March 31, 2007	$7,184,084	$6,022,180	$3,126,283	$(250,976)	$16,081,571

See notes to consolidated financial statements.

First Capital Bancorp, Inc. and Subsidiary

Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2007 and 2006

(Unaudited)

	2007	2006
Cash flows from operating activities
Net income	$350,006	$375,593
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Provision for loan losses	122,000	106,300
Depreciation of premises and equipment	85,562	74,867
Stock based compensation expense	11,828	—
Net (accretion) amortization of bond premiums/discounts	(1,257)	11,445
(Increase) decrease in other assets	(233,697)	10,032
Decrease in accrued interest receivable	191,951	152,021
Increase (decrease) in accrued expenses and other liabilities	214,638	(877,567)

Net cash provided by (used in) operating activities	741,031	(147,309)

Cash flows from investing activities
Proceeds from maturities and calls of securities	8,000,000	—
Proceeds from paydowns of securities available-for-sale	588,017	779,488
Purchase of Federal Reserve Stock	—	(5,950)
Redemption (purchase) of FHLB Stock	181,300	(428,800)
Purchases of property and equipment	(149,679)	(142,835)
Net increase in loans	(11,578,893)	(11,322,241)

Net cash used in investing activities	(2,959,255)	(11,120,338)

Cash flows from financing activities
Net increase in demand, savings and money market accounts	14,444,187	5,388,170
Net increase in certificates of deposit	15,538,787	13,508,063
Advances from FHLB	5,000,000	10,000,000
FHLB advances called and repaid	(10,000,000)	(3,000,000)
Decrease in Federal funds purchased	(6,026,000)	(10,270,000)
Net increase in repurchase agreements	69,644	726,191

Net cash provided by financing activities	19,026,618	16,352,424

Net increase in cash and cash equivalents	16,808,394	5,084,777

Cash and cash equivalents, beginning of period	12,032,026	10,181,623

Cash and cash equivalents, end of period	$28,840,420	$15,266,400

Supplemental disclosure of cash flow information
Interest paid during the period	$2,488,163	$1,486,910

Taxes paid during the period	$228,533	$806,190

See notes to consolidated financial statements.

First Capital Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note 1 – Basis of Presentation

First Capital Bancorp, Inc. (the “Company”) is the holding company of and successor to First Capital Bank (the “Bank”). Effective September 8 , 2006, the Company acquired all of the outstanding stock of the Bank in a statutory share exchange transaction (the “Share Exchange”) pursuant to an Agreement and Plan of Reorganization dated September 5, 2006, between the Company and the Bank (the “Agreement”). The Agreement was approved by the shareholders of the Bank at the annual meeting of shareholders held on May 16, 2006. Under the terms of the Agreement, the shares of the Bank’s common stock were exchanged for shares of the Company’s common stock, par value $4.00 per share, on a one-for-one basis. As a result, the Bank became a wholly owned subsidiary of the Company, the Company became the holding company of the Bank and the shareholders of the Bank became shareholders of the Company. All references to the Company in this quarterly report for dates or periods prior to September 8, 2006 are references to the Bank.

In management’s opinion the accompanying consolidated financial statements, reflect all adjustments, consisting solely of normal recurring accruals, necessary for a fair presentation of the financial information as of March 31, 2007 and December 31, 2006 and for the three months ended March 31, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America. Results for the three month ended March 31, 2007 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2007.

The organization and business of the Company, accounting policies followed, and other related information are contained in the notes to the financial statements of the Company as of and for the year ended December 31, 2006 filed as part of the Company’s annual report on Form 10-KSB. These interim financial statements should be read in conjunction with the annual financial statements.

First Capital Bancorp, Inc.’s critical accounting policy relates to the evaluation of the allowance for loan losses which is based on management’s opinion of an amount that is adequate to absorb losses in the Company’s existing portfolio. The allowance for loan losses is established through a provision for loan loss based on available information including the composition of the loan portfolio, historical loan losses (to the extent available due to limited history), specific impaired loans, availability and quality of the collateral, age of the various portfolios, changes in local economic conditions, and loan performance and quality of the portfolio. Different assumptions used in evaluating the adequacy of the Company’s allowance for loan losses could result in material changes in its financial condition and results of operations. The Company’s policies with respect to the methodology for determining the allowance for loan losses involve a high degree of complexity and require management to make subjective judgments that often require assumptions or estimates about certain matters. This critical policy and its assumptions are periodically reviewed with the Company’s Board of Directors.

Note 2 – Use of Estimates

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America which require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Note 3 – Earnings per share

Basic EPS excludes dilution and is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, or resulted in the issuance of common stock that then shared in the earnings of the entity.

Note 3 – Earnings per share (concluded)

The basic and diluted earnings per share calculations are as follows:

	Three Months Ended March 31,
	2007	2006
Net income (numerator, basic and diluted)	$350,006	$375,593
Weighted average number of shares outstanding (denominator)	1,796,021	1,796,021

Earnings per common share–basic	$0.19	$0.21

Effect of dillutive securities:
Weighted average number of shares outstanding	1,796,021	1,796,021
Effect of stock options	91,842	106,803
Diluted average shares outstanding (denominator)	1,887,863	1,902,824

Earnings per common share–assuming dilution	$0.19	$0.20

Note 4 – Stock Options

Effective January 1, 2006, the Company adopted SFAS No. 123(R), Share-Based Payment, using the modified prospective method and, accordingly, did not restate the consolidated statements of operations for periods prior to January 1, 2006. This pronouncement amended SFAS No. 123, Accounting for Stock-Based Compensation, and superseded Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Under SFAS No. 123(R), the Company measures compensation cost for all stock-based awards at fair value on the date of grant and recognizes compensation expense in the consolidated statements of income over the service period that the awards are expected to vest.

In January 2007, 15,775 options were granted at an exercise price equal to 100% of the fair market value of the common stock on the date of grant. These options vest over three years. The stock based compensation expensed during the quarter was $11,828 and is included in salaries and employee benefits.

Note 5 – Investment Securities

The amortized costs, gross unrealized gains, gross unrealized losses and fair values for securities as of March 31, 2007 and December 31, 2006 are as follows:

	March 31, 2007
	Amortized Costs	Gross Unrealized		Fair Values
		Gains	Losses
	(Dollars in thousands)
Available-for-sale
U.S. Government agencies	$18,986	$—	$208	$18,778
Mortgage-backed securities	10,619	7	183	10,443
Tax-exempt municipal bonds	1,011	5	1	1,015

	$30,616	$12	$392	$30,236

Note 5 – Investment Securities (concluded)

	December 31, 2006
	Amortized Costs	Gross Unrealized		Fair Values
		Gains	Losses
	(Dollars in thousands)
Available-for-sale
U.S. Government agencies	$26,977	$—	$272	$26,705
Mortgage-backed securities	11,215	5	210	11,010
Tax-exempt municipal bonds	1,011	5	0	1,016

	$39,203	$10	$482	$38,731

The unrealized losses in the portfolio as of March 31, 2007 are considered temporary and are a result of the current interest rate environment and not increased credit risk. The Company has the ability and intent to hold debt securities in an unrealized loss position for the foreseeable future.

Note 6 – Loans

Major classifications of loans are as follows:

	March 31, 2007	December 31, 2006
	(Dollars in thousands)
Commercial	$28,070	$22,619
Real estate–residential	60,821	62,166
Real estate–commercial	66,199	63,062
Real estate–construction	55,649	51,450
Consumer	2,509	2,387

Total loans	213,248	201,684

Less:
Allowance for loan losses	1,956	1,834
Net deferred fees (costs)	84	99

Loans, net	$211,208	$199,751

A summary of the transactions affecting the allowance for loan losses follows:

	Three Months Ended
	March 31,
	2007	2006
	(Dollars in thousands)
Beginning balance	$1,834	$1,460
Provision for loan losses	122	106
Charge-offs	—	1
Recoveries	—	—

Ending balance	$1,956	$1,565

Ratio of allowance for loan losses as a percent of loans outstanding at the end of the period.	0.92%	0.93%

Note 7 – Recently Adopted Accounting Pronouncements

During the first quarter of 2007, the Company adopted the following accounting pronouncements: SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140, SFAS No. 156, Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, and 132(R) and FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109. The adoption of these accounting pronouncements did not have a material impact on the Company’s consolidated results of operations or consolidated financial position.

Note 8 – Recently Issued Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities–including an amendment of FASB Statement No. 115. SFAS 159 permits entities to elect to measure eligible financial instruments at fair value. An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date, and recognize upfront costs and fees related to those items in earnings as incurred and not deferred. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007. The provisions of this standard will be effective for the Company’s 2008 fiscal year. Management is currently evaluating the impact of the provisions of SFAS 159.

1,020,000 Shares

Common Stock

PROSPECTUS

June 14, 2007

DAVENPORT & COMPANY LLC        ANDERSON & STRUDWICK, INC.

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date of this prospectus.